United States
SECURITIES AND EXCHANGE COMMISSION

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Therapeutic Solutions International, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	2833	45-1226465
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

701 Wild Rose Lane

Elk City, Idaho 83525

760-295-7208

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EastBiz.com, Inc.

5348 Vegas Dr.

Las Vegas, NV 89108

Phone: (702) 871-8678

Email: info@incparadise.com

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

H.D. Kelso & Associates
Hugh D. Kelso III, Esq, Managing Attorney
8799 Balboa Avenue, Suite 155 San Diego, CA 92123
Ph: 619-840-5056

Email: hdklawfirm@yahoo.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

We initially registered on Form S-1 (File No. 333-268070) (i) the issuance and sale of up to 555,000,000 shares of our Common Stock, par value $0.0001 per share (“Common Stock) offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 and pursuant to a securities purchase agreement which provides the right to an aggregate gross proceeds of up to $10.0 million from the sale of our Common Stock to the selling shareholder, GHS Investments, LLC (“GHS”) (the “GHS Purchase Agreement”) entered into on September 19, 2022. The S-1, as amended, became effective February 15, 2023.

As of the date of this filing, GHS has been issued 541,632,207 shares of Common Stock vis-à-vis 12 noticed Puts so that 13,367,703 shares remain available as registered under the effective S-1 of Common Stock, and the total value of the remaining shares is $11,763.58 (at current market price) so that $9,219,567.99 remains available under the GHS Purchase Agreement.

This Post-Effective Amendment No. 1 to Form S-1 (“Post-Effective Amendment No. 1”), is being filed to, (i) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the purpose of increasing the aggregate number of shares of common stock offered by Therapeutic Solutions International, Inc. (Registrant) by 300,000,000 additional shares of Common Stock by this Post-Effective Amendment No. 1 to 313,367,703 shares available for sale to selling shareholders. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing; and (ii) include an updated prospectus to include relevant Exchange Act reports, specifically the Annual Report for FY 2022 ending December 31, 2022, filed on Form 10-K on 3/29/2023, and the Quarterly Report filed on form 10-Q for FY 2023 for quarter ending September 30, 2023, filed on 11/14/2023 and after the effective date of the Form S-1 relating to the offering and sale of Common Stock that was registered for resale by the selling stockholder named in the prospectus to this Post-Effective Amendment No. 1.

Accordingly, this Post-Effective Amendment No. 1 is filed to:

1. continue the registration of 13,367,703 shares of the registrant’s Common stock that was originally registered under and issued pursuant to the Registration Statement filed on Form S-1, as amended, and which became effective February 15, 2023; and,

2. 300,000,000 additional shares of Common Stock by this Post-Effective Amendment No. 1 for an aggregate of 313,367,703 shares available for sale to selling shareholders.

All applicable registration fees were paid at the time of the original filing of the Prior Registration Statements.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

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PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS MAY NOT BE COMPLETE AND MAY BE CHANGED. WE AND THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 3, 2024

THERAPEUTIC SOLUTIONS INTERNATIONAL, Inc.

Up to 300,000,000 Additional Shares of Common Stock

Total Registered Shares up to 313,367,703

This prospectus (the “Prospectus”) relates to the additional sale by the selling shareholder named in this Prospectus of Therapeutic Solutions International, Inc. (the “Company” and/or “TSOI”) of up to 300,000,000 additional shares of common stock, par value $0.001 per share, in addition to the remaining registered shares of 13,367,703 for a total of 313,367,703 shares to be registered under this Statement and Prospectus. We will not receive proceeds from the sale of the shares by the selling Shareholder. However, we may receive aggregate gross proceeds of up to $10.0 million from the sale of our common stock to the selling shareholder, pursuant to a securities Purchase Agreement, entered into with GHS Investments, LLC (“GHS”) on September 19, 2022 (the “GHS Purchase Agreement”), a copy being attached hereto as Exhibit 1.1. For a full discussion of the terms, and conditions of the purchase of the securities and more information about how the selling stockholder may sell its Purchase Shares see the “Description of the Securities Purchase Agreement,” beginning on page 6, and the “Plan of Distribution,” beginning on page 49 of this Prospectus.

The GHS Purchase Agreement provides that, upon the terms and subject to the conditions and limitations set forth therein, the Company may sell to GHS, in the Company’s discretion, up to $10,000,000 of shares (“Purchase Shares”) of the Company’s common stock. The Purchase Agreement permits TSOI to issue Purchase Notices to GHS for up to Ten Million Dollars ($10,000,000) in shares of our common stock through the earlier of 24 months from the date of the Purchase Agreement (circa 9/19/2024) or until $10,000,000 of such shares have been subject of a Purchase Notice.

The selling stockholder will sell its Purchase Shares at prevailing market prices or in privately negotiated transactions. We provide more information about how the selling stockholder may sell its Purchase Shares in the section titled “Plan of Distribution” beginning on page 49.

As described in the Explanatory Notes above, to date GHS has been issued 541,632,207 shares of Common Stock vis-à-vis 12 noticed Puts so that 13,367,703 shares remain available as registered under the effective S-1 of Common Stock, and the total value of the remaining shares is $11,763.58 (at current market price) so that $9,219,567.99 remains available under the GHS Purchase Agreement.

GHS is an underwriter within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholder will bear all commissions and discounts, if any, attributable to its sales of our common stock.

We are not selling any shares of Common Stock under this Prospectus and will not receive any of the proceeds from the resale of the Common Stock by GHS (referred to sometimes herein as the “Selling Shareholder”). We will pay for expenses of this offering, except that the Selling Shareholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares. There are no arrangements to place the funds received in an escrow, trust, or similar arrangement and the funds will be available to us following deposit into our bank account.

The Common Stock is quoted on the OTC Markets, under the symbol “TSOI.” On December 29, 2023, the last reported sale price of the Common Stock on the OTC Markets was $0.001 per share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 21. We urge you to carefully read this Prospectus and its exhibits describing the terms of these securities before investing. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our independent registered public accounting firm has included a “going concern” paragraph regarding our consolidated financial statements.

The date of this Prospectus is January 3, 2024.

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ABOUT THIS PROSPECTUS

This Prospectus is part of a post-effective registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) to amend our registration on Form S-1 (File No. 333-268070) to add 300 million additional shares of common stock to which the Selling Shareholder named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this Prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this Prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, when permitted by the Act, even though this Prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this Prospectus, including any information incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” in this Prospectus.

Neither we nor the Selling Shareholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this Prospectus. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this Prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this Prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying Prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, references in this Prospectus to “TSOI,” the “Company,” “we,” “us,” and “our” refer to Therapeutic Solutions International, Inc., a Nevada corporation.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this Prospectus. We urge you to read this entire prospectus, including the more detailed financial statements, notes to the financial statements, exhibits, and other information incorporated by reference, if any, from our other filings with the SEC. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

The Securities Purchase Agreement

On or about September 19, 2022, GHS LLC, a Nevada limited liability company (“GHS” and/or “Selling Shareholder”), and Therapeutic Solutions International, Inc. (“TSOI” and/or “Company”), a Nevada corporation, entered in a securities Purchase Agreement (the “Purchase Agreement”), wherein the terms and conditions of the equity financing transaction provide that, upon effectiveness of a registration statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”), the Company shall have the discretion to deliver puts to GHS and GHS will be obligated to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) based on the investment amount specified in each put notice. TSOI has the right to sell to GHS, and the GHS has the obligation to purchase from TSOI put common stock pursuant to a Purchase Notice common stock (“Purchase Shares”) from time to time, to purchase a minimum of ten thousand dollars ($10,000.00) and up to a maximum of: (1) five hundred thousand dollars ($500,000.00) and two times (2x) the average daily dollar trading volume for the Company’s stock during the relevant Valuation Period all subject to the Available Amount. Each Purchase Notice will set forth the Purchase Price and number of Purchase Shares in accordance with the terms of the PA, as follows:

Notwithstanding the foregoing dollar limitations, the Company and the Investor may, from time to time, mutually agree (in writing) to waive the aforementioned limitations for a relevant Purchase Notice, which waiver, for the avoidance of doubt, shall not exceed the Beneficial Ownership Limitation contained herein. The Company may not deliver more than one Purchase Notice to the Investor every ten (10) Business Days unless, from time to time, TSOI and GHS mutually agree to different timing of the delivery Purchase Notices.

Settlement for Purchase Shares. On each Settlement Date, for each Purchase hereunder, the Company shall deliver a number of Purchase Shares equal to 100% of the aggregate Purchase Amount for such Purchase divided by the Purchase Price per share for such Purchase, against payment by the Investor to the Company of the Purchase Amount with respect to such Purchase (less documented deposit and clearing fees, if any), as full payment for such Purchase Shares via wire transfer of immediately available funds. The Company shall not issue any fraction of a share of Common Stock upon the any Purchase.

Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not issue or sell, and the Investor shall not purchase or acquire, any shares of Common Stock under the PA which, when aggregated with all other shares of Common Stock then beneficially owned by GHS and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

Discount Price. With respect to a Purchase made pursuant to Section 2(a) hereof, 80% of the lowest traded price of the Common Stock during the Valuation Period (the ten (10) consecutive Business Days immediately preceding, but not including, the Settlement Date).

For example, on November 28th, 2022, the lowest traded price of the Company’s common stock during the ten (10) consecutive trading day period immediately preceding the filing of this Registration Statement was $.0102. At that price we would be able to sell 49,019,607 shares to GHS under the securities Purchase Agreement at the discounted price of $0.00816. At that discounted price, the put amount of $500,000 worth of shares registered for issuance to GHS under the securities Purchase Agreement would, if sold by us to GHS, would result in an aggregate number of additional shares of 12,254,902. There is no assurance the price of our common stock will remain the same as the market price, increase or decrease.

The securities Purchase Agreement (section 1(u)) also contains a provision for a discount rate different from above in the event we were to uplist to a National Exchange, as that meaning is defined in the Act. The Company has no plans to uplist in the foreseeable future, if ever.

As aforementioned, this prospectus (the “Prospectus”) pursuant to the filing of the Form S-1 Post-Effective Amendment No. 1, relates to the additional sale by the selling shareholder named in this Prospectus of Therapeutic Solutions International, Inc. (the “Company” and/or “TSOI”), of up to 300,000,000 additional shares of common stock, par value $0.001 per share, in addition to the remaining registered shares of 13,367,703 for a total of 313,367,703 shares to be registered under this Statement and Prospectus. We will not receive proceeds from the sale of the shares by the selling Shareholder. However, we may receive aggregate gross proceeds of up to $10.0 million from the sale of our common stock to the selling shareholder, pursuant to a securities Purchase Agreement, entered into with GHS Investments, LLC (“GHS”) on September 19, 2022 (the “GHS Purchase Agreement”), a copy being attached hereto as Exhibit 1.1. Currently, $9,219,567.99 remains available under the GHS Purchase Agreement. The Purchase Agreement permits TSOI to issue Purchase Notices to GHS for up to Ten Million Dollars ($10,000,000) in shares of our common stock through the earlier of 24 months from the date of the Purchase Agreement (circa 9/19/2024) or until $10,000,000 of such shares have been subject of a Purchase Notice. The selling stockholder will sell its Purchase Shares at prevailing market prices or in privately negotiated transactions.

For a full discussion of the terms, and conditions of the purchase of the securities and more information about how the selling stockholder may sell its Purchase Shares see the “Description of the Securities Purchase Agreement,” beginning on page 6, and the “Plan of Distribution,” beginning on page 49 of this Prospectus.

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THE OFFERING

Common stock offered by selling stockholders:	Up to 313,367,703 shares of Common Stock consisting of 300,000,000 shares of additional registered Common Stock and 13,367,703 shares of remaining Common stock.
Offering Price Per Share:

The Selling Shareholder identified in this prospectus may sell all or a portion of the shares being offered under the Financing Agreement at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Common stock outstanding:
Before offering	3,802,666,978
After offering fully executed	(TBD)

Use of proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholder. However, we will receive proceeds from our initial sale of shares to GHS vis-à-vis Puts pursuant to the securities Purchasing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital.
OTC Pink Marketplace symbol:	Shares of our common stock are currently quoted on the OTC Pink Marketplace under the symbol “TSOI.”
Risk Factors:	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

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COMPANY OVERVIEW

Therapeutic Solutions International, Inc. Therapeutic Solutions International, Inc. (“TSOI” or the “Company”), was organized August 6, 2007, under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011, the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Business Description

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate(make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSOI is developing a range of immune-modulatory agents to target certain cancers, schizophrenia, suicidal ideation, traumatic brain injury, and for daily health.

Nutraceutical Division – TSOI has been producing high quality nutraceuticals. Its current flagship product, QuadraMune®, is a multi-patented synergistic blend of pterostilbene, sulforaphane, epigallocatechin-3-gallate, and thymoquinone. QuadraMune® has been shown to increase Natural Killer Cell activity and healthy Cytokine production.

Regenerative Medicine – TSOI obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI) and Lung Pathology (LP).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of (a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability. Subsequent to this acquisition the Company has filed an additional 22 patents on this population of unique mesenchymal-like stromal cells.

Immunotherapies - TSOI has a large portfolio of immunotherapies that range from dendritic cell vaccines for cancers to Parkinson’s Disease developed on our StemVacs™ platform.

Investigational Drug Applications (IND)

Treatment of Metastatic Breast Cancer by StemVacs-V Cancer Immunotherapeutic (IND transferred to subsidiary Res Nova Bio, Inc.)

The Primary Objective is safety and feasibility of StemVacs-V administration at 12 months as assessed by lack of adverse medical events. The Secondary Objective is efficacy as judged by tumor response, time to progression, and immunological monitoring.

Safety, Feasibility, and Immunomodulatory Activities of StemVacs™ in Patients with Advanced Solid Tumors

The Primary Objective is safety and feasibility of StemVacs™ administration at 12 months as assessed by lack of adverse medical events. The Secondary Objective is efficacy as judged by tumor response, time to progression, and immunological monitoring.

ARDScell Umbilical Cord-derived Mesenchymal Stem Cells for Patients with Acute Respiratory Distress Syndrome (ARDS)

The overall objective of this protocol is to confirm safety and determine effectiveness of Umbilical Cord Mesenchymal Stem Cells (UC-MSC) infusions in subjects with ARDS.

The primary objective is to assess effectiveness of UC-MSC treatment on proportion of patients alive and free of respiratory failure at Day 60 after randomization. The secondary objectives will be to assess all-cause mortality at Day 60, survival at day 31, number of subjects experiencing serious adverse events (SAEs) by day 31, SAE-free survival, time to recovery (evaluated until day 60), and time to oxygen requirement equal or below 40% oxygen.

CTEcell Investigation of Umbilical Cord-derived Mesenchymal Stem Cells for the Treatment of Chronic Traumatic Encephalopathy (CTE) Patients (transferred to subsidiary CTE Biologics, Inc.

Primary Objective is to determine safety and efficacy of 100 million intravenously administered CTEcell™ allogeneic umbilical cord mesenchymal stem cells. Efficacy will be determined by behavioral scores, brain imaging, and reduction in inflammatory markers. Toxicity of treatment was evaluated for the duration of the study and will be graded according to the criteria of the World Health Organization.

COPDcell Therapy (IND transferred to subsidiary Breathe Biologics, Inc.)

To determine safety and efficacy of intravenously administered allogeneic JadiCell umbilical cord blood mesenchymal stem cells in patients with moderate-to severe chronic obstructive pulmonary disease (COPD). The Primary Endpoint, which is toxicity, will be assessed by number of adverse events (AEs). The Secondary Endpoint, which is efficacy will be evaluated at baseline and days 30, 60, and 90.

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Orphan Drug Designation

Rare diseases affect patients and their families. Over 7,000 rare diseases affect more than 30 million people in the United States. Many rare conditions are life threatening and most do not have treatments. The FDA works to enhance to the availability of treatments for rare diseases by evaluating information from product sponsors to determine if drugs meet the criteria for certain incentives and administering grants to provide funding for research on rare diseases.

The Orphan Drug Designation program provides orphan status to drugs and biologics for rare diseases that meet certain criteria. Orphan drug designation provides incentives including:

●	Tax credits for qualified clinical trials
●	Exemption from user fees
●	Potential for seven years of market exclusivity after approval

On June 26, 2023, the Company applied for Orphan Drug Designation Using JadiCell Adult Stem Cells for Treatment of Acute Respiratory Distress Syndrome (ARDS).

On July 12, 2023, the Company applied for Orphan Drug Designation Using JadiCell Adult Stem Cells for Treatment of Frontotemporal Dementia.

Nutraceutical Division (TSOI)

●	ProJuvenol® is a patented, (US No.: 9,682,047) and powerful synergistic blend of complex anti-aging ingredients in capsules.

●	NanoStilbene® is an easily absorbed nanoemulsion of nanoparticle pterostilbene derived from the ‘047 patent.

●	DermalStilbene is a topical form of pterostilbene delivered via spray application onto skin, derived from the ‘047 patent.

●	IsoStilbene an injectable formulation of pterostilbene is available by prescription only, derived from the ‘047 patent.

●	NeuroStilbene is an intranasal form of pterostilbene delivered via spray application inside the nostril, derived from the ‘047 patent.

●	NanoPSA is a blend of NanoStilbene® and Broccoli Sprout Extract (BSE) providing 74mg of BSE and 125mg of our patented NanoStilbene®, a proprietary formulation of nanoparticle pterostilbene.

●	NLRP3 Trifecta is a two-product combo and consists of one bottle of NanoPSA and one bottle of GTE-50 green tea extract.

●	QuadraMune™ is a multi-patented synergistic blend of pterostilbene, sulforaphane, epigallocatechingallate, and thymoquinone.

Patents

On September 29, 2023, the Company filed a patent application titled “Immunological Enhancement of Transplanted Dopaminergic Cells by Administration of Donor Derived Neutrophil Progenitors” which disclosed compositions of matter, protocols and therapeutic means to enhance engraftment and viability of pluripotent stem cell derived dopaminergic cells by simultaneously administering donor derived neutrophils or neutrophil progenitors. In one embodiment said neutrophil progenitors are engineered to express tolerogenic molecules such as Fas Ligand. In another embodiment pluripotent stem cells are cultured in BMP4 containing media to generate embryoid bodies which are subsequently dissociated and treated with G-CSF and interleukin 10.

On July 18, 2023, the Company filed a patent application titled “Compositions for Preserving and/or Augmenting T and NK Cell Immunity in Cancer Patients” which discloses compositions of matter useful for preserving and/or augmenting T and NK cell immunity through prevention of T cell receptor zeta chain loss. In one embodiment a cancer patient is treated with a combination of pterostilbene and RU486 at a sufficient concentration and frequency to reduce loss of T cell receptor zeta chain caused by cancer. In one embodiment said RU486 and pterostilbene combination is administered together with one or more immunotherapeutic agents. In one embodiment said immunotherapeutic agents are activators of one or more toll like receptors.

On May 01, 2023, the Company filed a patent application titled “Aneurysm Treatment by Exosomes” which provides means of inhibition and/or treating aneurysms and other degenerated blood vessels through administration of regenerative cell derived exosomes, and/or regenerative cell derived apoptotic bodies. In one particular embodiment vessel regeneration is increased through administration of stem cell exosomes/or stem cell apoptotic bodies. Other embodiments include regeneration of vessels prone to aneurysms, repairing aneurysms of vessels, or acceleration of endothelialization after stent placement. Provided within the invention are methods of rejuvenating properties of said vessels associated with physiological health, examples of which include appropriate production of anti-coagulating/clotting factors, control of angiogenesis, and appropriate revascularization of injured tissue.

On March 13, 2023, the Company filed a patent application titled “Generation and Utility of B Cell Subsets for Treatment of Chronic Obstructive Pulmonary Disease” which disclosed are B cell subsets, generation of B cell subsets and utilization of B cell subsets for treatment of Chronic Obstructive Pulmonary Disease (COPD). In one embodiment B cells possessing a B regulatory phenotype are generated in vivo by administrating of mesenchymal stem cells. In another embodiment B regulatory cells are utilized to treat COPD in an interleukin-35 dependent manner. In another embodiment B regulatory cells possess the marker CD5 and produce interleukin-10.

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On February 14, 2023, the Company filed a patent application titled “Enhancement of Anti-Angiogenic Cancer Immunotherapy by Abortogenic Agents” which discloses the parallels between pregnancy and cancer that have been historically made, however, the ability to leverage abortogenic immunity against neoplasia has not been widely examined. The current invention provides means of suppressing tumor associated immune inhibition through administration of progesterone and/or glucocorticoid receptor antagonists such as RU-486. In one embodiment the invention provides the concurrent utilization RI-486 and antiangiogenic immunotherapy. In another embodiment, abortogenic inhibitors of immunity such as indolamine 2,3 dioxygenase are administered together with RU-486 and/or anti-angiogenic immunotherapy. Various antiangiogenic agents can be utilized in the practice of the invention including the ValloVax immunotherapy and/or the StemVacs-V therapy.

On January 09, 2023, the Company filed a patent application titled “Prediction of Stem Cell Therapy Responsiveness by Quantification of Pre-Existing B Regulatory Cells” which disclosed novel means of stratifying patients into potential of positive response to mesenchymal stem cell therapy based on quantification of pretreatment levels of B regulatory cells. In one embodiment quantification of cells concurrently expressing CD5 and CD19. In another embodiment B regulatory cells are CD19+CD39–IL10+. In one embodiment the selection of B regulatory cells is quantified by flow cytometric means and patients possessing more than 7 % IL-10 secreting CD19 cells are chosen for stem cell therapy. In some embodiments numbers of B regulatory cells are increased prior to treatment by administration of various interventions including providing GM-CSF, microbiome alteration or manipulation of oxidative stress.

On January 04, 2023, the Company filed a patent application titled “Enhanced Efficacy of Tolerogenic Vaccination” which disclosed means, methods, and compositions of matter useful for induction of antigen specific suppression of immunity and/or tolerogenesis through administration of tolerogenic agents together with antigens and/or modified antigens delivered via multiple intradermal injections. In one embodiment the invention teaches the use of a tattoo gun or a similar device to administer over an extended area of skin a compound which induces a tolerogenic microenvironment and subsequently administration of said antigen in the artificially created microenvironment. The essence of the disclosed invention is the superior tolerogenic effects observed when tolerogenic stimuli and antigen are administered over an extended area of skin through the use of a tattoo gun or similar device.

On November 14, 2022, the Company filed a patent titled “Treatment of Chronic Obstructive Pulmonary Disease with Myeloid Derived Suppressor Cells” which discloses compositions of matter, protocols, and treatment means for prevention and/or reversing Chronic Obstructive Pulmonary Disease (COPD) using myeloid derived suppressor cells as a monotherapy or adjuvant therapy. In one embodiment umbilical cord low density myeloid cells are expanded using interleukin-3 and GM-CSF and administered in an allogeneic manner to a mammal suffering from COPD. In some embodiments combinations of myeloid derived suppressor cells and mesenchymal stem cells are disclosed.

On October 24, 2022, the Company filed a patent application titled “Mesenchymal Stem Cell Therapy of Epilepsy and Seizure Disorders” which discloses novel compositions of matter and treatment methods for reducing and/or reversing epilepsy through administration of mesenchymal stem cells in order to induce immune modulation and/or regenerative processes. In one embodiment umbilical cord mesenchymal stem cells are administered to a patient suffering from epilepsy at a concentration and frequency sufficient to inhibit neuronal hyperactivation and/or reduce neuroinflammatory status of the patient.

On October 03, 2022, the Company filed a patent application titled “Stimulation of Pulmonary Regenerative Exosomes by Mesenchymal Stem Cells and Derivatives Thereof” which discloses therapeutic means for pulmonary degenerative conditions through the administration of mesenchymal stem cells in order to induce regenerative exosomes from dendritic cells expressing CD103. In one embodiment cultures of mesenchymal stem cells with dendritic cell progenitors are disclosed wherein said mesenchymal stem cells induce a modulation of STAT3 signaling in said dendritic cell endowing a regenerative property to said dendritic cells and exosomes derived from said cells.

On September 19, 2022, the Company filed a patent application titled “Treatment of Bipolar Disorder Using Mesenchymal Stem Cells and Modification of Mesenchymal Stem Cells” that discloses the utilization of mesenchymal stem cells, exosomes from mesenchymal stem cells, conditioned media from mesenchymal stem cells, apoptotic bodies from mesenchymal stem cells, and modified mesenchymal stem cells for treatment of bipolar disorder. In one embodiment mesenchymal stem cells isolated from umbilical cord tissue are treated with carbon monoxide at a concentration sufficient to induce activation of heme-oxygenase I and infused into a patient at risk or suffering from bipolar disorder.

On September 12, 2022, the Company filed a patent application titled “Treatment of COPD by Stimulation of Stem Cell Mobilization” which discloses means of inducing pulmonary regeneration and/or protection from oxidative stress by stimulation of endogenous stem cell mobilization together with one or more inhibitors of NF-kappa B and/or one or more inhibitors of oxidative stress. The invention discloses the unexpected finding that G-CSF administration enhances oxidative stress and pulmonary damage, however, coadministration with pterostilbene, results in synergistic suppression of COPD pathology.

On August 29, 2022, the Company filed a patent application titled “Gene Silencing Therapy of Acute Respiratory Disorder” that teaches treatment means, compositions of matter and protocols useful for suppression of acute respiratory disorder (ARDS) through induction of RNA interference in the pulmonary microenvironment alone and/or in conjunction with mucolytic and/or DNA disrupting agents. In one embodiment short interfering RNA (siRNA) is prepared which targets complement receptors C3R and/or C5R together with TNF-receptor, IL-6 receptor and/or TLR4 and TLR9. In some embodiments NanoStilbene is utilized as a delivery vehicle for siRNA delivery.

On August 12, 2022, the Company filed a patent application titled “Treatment of Chronic Obstructive Pulmonary Disease by Mesenchymal Stem Cell Apoptotic Bodies and Compositions Thereof” that discloses means, treatments and compositions of matter useful for treatment of chronic obstructive pulmonary disease (COPD). In one embodiment the invention provides the administration of mesenchymal stem cell apoptotic bodies alone or in combination with “regenerative adjuvants” to prevent and/or reverse reduction in lung function associated with COPD. In other embodiments the invention teaches the utilization of stem cell apoptotic bodies for induction of pulmonary regeneration directly or indirectly.

On July 29, 2022, the Company filed a patent application titled “Gene Modified iPSC Derived Cellular Compositions for Regeneration and Immune Modulation” that disclosed cells and cellular compositions useful for treatment of degenerative and/or autoimmune diseases derived from gene edited/gene modified pluripotent stem cells. In one embodiment pluripotent stem cell such as inducible pluripotent stem cells are gene modified to express tissue associated transcription factors such as pdx-1 if endodermal tissue is desired and cells are differentiated into regenerative-type cells such as along the mesenchymal lineage. In one embodiment the invention teaches transfection with IL-27 to induce expression of coinhibitory molecules for suppression of autoimmunity. In some embodiments the invention provides generation of iPSC derived MSC which cannot stimulate inflammation due to gene-editing based removal of inflammatory associated transcription factors.

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On May 12, 2022, the Company filed a patent application titled “Inhibition and Reversion of Chronic Obstructive Pulmonary Disease (COPD) by Endothelial Cell Regeneration” that teaches means, treatment methods, and compositions of matter useful for prevention and/or reversion of chronic obstructive pulmonary disease (COPD). In one embodiment the invention provides the administration of mesenchymal stem cells and exosome thereof as a means of augmenting endogenous endothelial regeneration and/or endothelial regeneration stimulated by exogenous means. In some embodiments the invention provides administration of allogeneic mesenchymal stem cells together with autologous endothelial progenitor cells and/or mobilization of said autologous endothelial progenitor cells.

On March 7, 2022, the Company filed a patent application titled “Treatment of Trauma Associated Cognitive Dysfunction Using Mesenchymal Stem Cell Apoptotic Bodies and Compositions Thereof” which teaches means, treatments and compositions of matter useful for treatment of chemotherapy/radiotherapy associated cognitive dysfunction. In one embodiment the invention provides the administration of mesenchymal stem cell apoptotic bodies alone or in combination with “regenerative adjuvants” to prevent and/or reverse cognitive dysfunction associated with chemotherapy and/or radiation therapy. In other embodiments the invention teaches the utilization of stem cell apoptotic bodies for induction of neuroregeneration directly or indirectly.

On February 7, 2022, the Company filed a patent application titled “Treatment of COVID-19 Associated Cognitive Dysfunction by Nutraceutical Preparations” that teaches means and methods of treating cognitive dysfunction associated with COVID-19 and/or other associated with inflammatory conditions. In one embodiment treatment of COVID-19 cognitive dysfunction performed by administration of nutraceutical means, wherein said nutraceuticals are administered at a frequency and/or concentration sufficient to induce proliferation of endogenous neural progenitor cells and/or protect cells from inflammatory damage. In one embodiment said nutraceuticals are comprised of green tea extract, and/or nigella sativa, and/or pterostilbene, and/or sulforaphane. In some embodiments nutraceutical compositions are utilized to overcome treatment resistant of currently used antidepressants.

On November 1, 2021, the Company filed a patent application titled “Induction of Concurrent Pulmonary Immune Modulation and Regeneration by Protein Mediated Conjugation of Immune Regulatory Cells with Endogenous Progenitor Cells” that discloses means, methods and compositions of matter useful for treatment of inflammatory pulmonary diseases such as COVID-19 through administration of agents that facilitate interaction between immune modulatory cells and endogenous pulmonary progenitor cells. In one embodiment a bispecific antibody capable of facilitating the interaction between CD25 on T regulatory cells and CD47 on pulmonary epithelial stem cells is described.

On October 11, 2021, the Company filed a patent application titled “Umbilical Cord Derived Regenerative and Immune Modulatory Stem Cell Populations” which provides universal donor cellular populations derived from umbilical cords possessing ability to elicit immune modulation and evoke regeneration when administered into a mammalian host. Generation of cellular products for clinical use are provided including methodologies of expansion, characterization, and means of therapeutic implementation.

On October 4, 2021, the Company filed a patent application titled “Reduction of Neutrophil Extracellular Trap formation by Mesenchymal Stem Cells and their Exosomes” that disclosed methods of reducing lung inflammation in acute respiratory distress syndrome elicited by various factors such as COVID-19 infection by reduction of neutrophil extracellular trap formation through administration of mesenchymal stem cells and/or exosomes thereof. The invention provides means of inhibiting neutrophil release of extracellular traps by mesenchymal stem cells and/or exosomes derived from said mesenchymal stem cells. Additionally, synergies are provided between mesenchymal stem cells and/or exosomes derived from mesenchymal stem cells and agents approaches which reduce neutrophil extracellular trap formation.

On September 22, 2021, the Company filed a patent application titled “Stimulation of Mesenchymal Stem Cell Therapeutic Activities by T Regulatory Cells” teaches novel means of enhancing mesenchymal stem cell regenerative activities including, intra alia, production from pulmonary leakage and suppression of scar tissue formation by co-administration with T regulatory cells. In some embodiments the invention provides an interaction between T regulatory cells and mesenchymal stem cells in which T regulatory cells stimulate upregulation of mesenchymal stem cell activity in a GITR dependent manner.

On September 16, 2021, the Company filed a patent application titled “Ivermectin Compositions for Treatment of COVID-19” that discloses novel mechanisms of action of ivermectin therapy as related to treatment of COVID-19 and means of augmenting therapeutic activities by co-administration with one or more of the following: pterostilbene, thymoquinone, epigallocatechin-3-gallate, and sulforaphane. In one embodiment the invention provides enhanced reduction of inflammation induced pulmonary leakage without augmenting immune suppressive mechanisms.

On August 23, 2021, the Company filed a patent application titled “Umbilical Cord Mesenchymal Stem Cells for Treatment of Chronic Obstructive Pulmonary Disease and Lung Degeneration” that discloses means of treating lung degenerative diseases including chronic obstructive pulmonary disease (CODP) using umbilical cord mesenchymal stem cells such as JadiCells alone, and/or using said cells under conditions that are activated in order to endow enhanced regenerative activity. In one embodiment said activation of said mesenchymal stem cells is performed through stimulation with a toll like receptor agonist at a concentration and duration sufficient to induce a >50% increase in keratinocyte growth factor expression from said stem cells. In another embodiment the invention provides the use of JadiCells as a means of producing exosomes, wherein said exosomes possess therapeutic properties capable of reducing inflammation, fibrosis and degeneration associated with COPD, as well as stimulation of regenerative activity. In some JadiCells are activated by a treatment with Activated Protein C.

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On August 18, 2021, the Company filed a patent application titled “Enhancement of Umbilical Cord Mesenchymal Stem Cell Therapeutic Activity by Stimulators of T Regulatory Cells and/or Cells Expressing CD73” that teaches compositions of matter and protocols useful for treatment of COVID-19 and/or other inflammatory pathologies through stimulation of T regulatory cells and/or T cells expressing CD73 using administration of umbilical cord derived mesenchymal stem cells such as JadiCells. In one embodiment dosage of JadiCells needed to treat a patient is determined by the increase of T regulatory cells and/or CD73 expressing cells that are increased in number and/or activity subsequent to a test dose of JadiCells. In another embodiment stimulators of T regulatory cells and/or CD73 expressing T cells are utilized together with JadiCells in order to augment therapeutic activity. In some embodiments administration of JadiCell is performed with low dose interleukin-2 as a treatment for COVID-19 or other inflammatory related pathologies.

On August 11, 2021, the Company filed a patent application titled “Induction of Neurogenesis using Umbilical Cord Derived Mesenchymal Stem Cells and Derivatives Thereof” that disclosed compositions of matter and protocols useful for treatment of neurological dysfunctions through stimulation of adult neurogenesis using administration of umbilical cord derived mesenchymal stem cells such as JadiCells. In one embodiment viral induced neuropathy is reduced by administration of JadiCells to stimulate neurogenesis. In another embodiment the neurogenic activity of selective serotonin reuptake inhibitors is enhanced by administration of JadiCells. In some embodiments administration of JadiCell exosomes, conditioned media, microvesicles and/or apoptotic bodies is utilized to stimulate neurogenesis.

On July 28, 2021, the Company filed a patent application titled “Neuroprotection and Neuroregeneration by Pterostilbene and Compositions Thereof” with new data demonstrating that the blueberry derived compound pterostilbene possesses numerous brain protective and potentially brain regenerative activities. The data disclosed by the Company indicates: a) pterostilbene suppresses inflammatory cytokines TNF-alpha, IL-1 beta and IL-6; b) pterostilbene inhibits death of neurons caused by inflammatory mediators; c) pterostilbene stimulates production of regenerative factors from cells in the brain such as BDNF, NGF, FGF-1, and FGF-2; and d) pterostilbene allows/enhances proliferation of endogenous brain stem cells.

Granted on November 23, 2022.

On July 6, 2021, the Company filed a patent application titled “Treatment of Parkinson’s Disease by Immune Modulation and Regenerative Means” in which we describe and disclose means, methods and compositions of matter for treatment Parkinson’s Disease through concurrent immune modulation and regenerative means. In one embodiment Parkinson’s Disease is treated by augmentation of T regulatory cell numbers and/or activity while concurrently providing regenerative cells such as mesenchymal stem cells, and/or dopamine secreting cells. In one embodiment administration of immunoglobulins such as IVIG together with low dose interleukin-2 and/or low dose naltrexone is disclosed as a preparatory means prior to administration of therapeutic cells such as stem cells. Other therapeutic means utilized in an adjuvant manner are also provided for hormonal rebalancing, transcranial magnetic stimulation, and deep brain stimulation.

On May 24, 2021, the Company filed a patent application titled “Immunotherapies for Targeting of Tumor Vasculature” that disclosed novel means, protocols, and compositions of matter for creating targeted immune responses and/or induction of immunological memory towards the tumor vasculature. In one embodiment pluripotent stem cells are transfected with one or more genes capable of eliciting immunity, induced to differentiate into endothelial-like cells which resemble the tumor endothelial cells, and utilized as a vaccine. In some embodiment’s genes are engineered under control of specific promoters to allow for various specificities of activity. In one specific embodiment pluripotent stem cells engineered to endow properties capable of inducing expression of the α- Gal epitope (Galα1,3Galα1,4GlcNAc-R). Addition of adjuvants to enhance antigen presentation of the vaccine composition, as well as means of stimulating systemic enhancement of circulating endothelial specific T cells are also disclosed.

Published on November 24, 2022.

On May 21, 2021, the Company filed a patent application titled “Lithium as a Monotherapy and/or Stem Cell Adjuvant Therapy for Pulmonary Fibrosis” that disclosed compositions of matter, therapeutics, and protocols useful for reduction and/or reversion of pulmonary fibrosis. In one specific embodiment lithium chloride is administered together with a regenerative cell in a patient suffering from, or at risk of pulmonary fibrosis. In one embodiment said lithium chloride is administered as an adjuvant to a regenerative therapy, wherein said regenerative therapy is a gene therapy, a protein therapy, a cell therapy, or a tissue transplant. In one embodiment lithium chloride, or a salt thereof is utilized alone, or with a regenerative means, to evoke preservation and/or elongation of telomere length in pulmonary tissue. In one embodiment the invention teaches administration of umbilical cord mesenchymal stem cells (MSC) and/or products derived from said cells in order to induce an inhibition of natural or pathological reduction of telomere length, to preserve telomere length or to enhance telomere length. In one embodiment the MSC described in the invention as useful are umbilical cord derived MSC. Published on November 24, 2022.

On May 17, 2021, the Company filed a patent application titled “Treatment of Major Depressive Disorder by Low Dose Interleukin-2” which teaches methods, compositions of matter, and protocols useful for treatment of major depressive disorder through administration of low dose interleukin- 2 at a concentration and/or frequency sufficient to increase expansion of T regulatory cell numbers and/or enhancement of T regulatory cell activity. In some embodiments administration of interleukin-2 is provided as means of enhancing efficacy of standard antidepressant therapies. Furthermore, administration of interleukin-2 receptor agonists is also described in the current invention as a treatment of major depressive disorder.

On April 13, 2021, the Company filed a patent application titled “Amelioration and Treatment of Opioid Addiction” that discloses compositions of matter, protocols and treatment means for reducing and/or preventing opioid addiction. In one embodiment the invention teaches intranasal administration of umbilical cord blood plasma, or extracts thereof, together with pterostilbene or pterostilbene containing nanoparticles, and/or oxytocin, and/or human chorionic gonadotropin.

On March 29, 2021, the Company filed a patent application titled “Compositions Capable of Stimulating Immunity Towards Tumor Blood Vessels” which discloses novel means, protocols, and compositions of matter for eliciting an immune response against blood vessels supplying neoplastic tissue. In one embodiment pluripotent stem cells are transfected with one or more genes capable of eliciting immunity. In some embodiments such genes are engineered under control of specific promoters to allow for various specificities of activity. In one specific embodiment pluripotent stem cells engineered to endow properties capable of inducing expression of the α-Gal epitope (Galα1,3Galα1,4GlcNAc-R).

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On March 23, 2021, the Company filed a patent application titled “Chimeric Cells Comprising Dendritic Cells and Endothelial Cells Resembling Tumor Endothelium” which disclosed are means, methods and compositions of matter useful for induction of immunological responses towards tumor endothelial cells. In one embodiment the invention teaches fusion of dendritic cells and cells resembling tumor endothelial cells and administration of such chimeric cells as an immunotherapy for stimulation of tumor endothelial cell destruction. In other embodiments pluripotent stem cells are utilized to generate dendritic cells, wherein said dendritic cells are fused with pluripotent stem cell derived endothelial cells created in a manner to resemble tumor endothelial cells.

On March 16, 2021, the Company filed a patent application titled “Pluripotent Stem Cell Derived Dendritic Cells and Engineered Dendritic Cells for Cancer Immunotherapy” which disclosed are populations of dendritic cells generated from stem cells capable of inducing immunity towards cancer. In one embodiment said dendritic cells are generated from allogeneic inducible pluripotent stem cells, for some uses, said pluripotent stem cells are genetically engineered/edited to induce cancer specific immunity and/or resist immunosuppressive effect of tumor derived microenvironment. In one embodiment pluripotent stem cells are transfected with cancer stem cell antigens such as BORIS and/or NR2F6.

On March 4, 2021, the Company filed a patent application titled “Therapeutic Monocytes for Prevention of Suicidal Ideation” that discloses compositions of matter, protocols, and therapeutic means for treatment of suicidal ideations and/or suppression of suicidal attempts. In one embodiment the invention provides the use of umbilical cord derived monocytes as a means of treatment. In another embodiment, monocytes are de-differentiated from adult monocytes using reprogramming means to create monocyte capable of producing anti-inflammatory as well as regenerative properties useful in reducing suicidal ideations and/or attempts. Published on September 8, 2022.

On February 2, 2021, the Company filed a patent application titled “Ex Vivo Generation of Immunocytes Recognizing Brother Of The Regulator of Imprinted Sites (BORIS) Expressing Cancer Stem Cells” that discusses means, methods and compositions of matter useful for induction of immunity towards cancer stem cells by providing a dendritic cell, wherein said dendritic cells express BORIS and/or peptides derived from BORIS, wherein said dendritic cell is cultured in the presence of one or more immunocytes. In one embodiment said dendritic cells are derived from umbilical cord blood sources and allogeneic to T cells, which are expanded ex vivo and used for the purposes of immunotherapy.

Published on August 25, 2022.

On February 8, 2021, the Company filed a patent application titled “Stimulation of Natural Kill Cell Memory by Administration of Dendritic Cells” which disclosed means, methods and compositions of matter useful for induction of natural killer cell memory by administration of dendritic cells and/or exosomes thereof. In one embodiment a mammal suffering from cancer is administered allogeneic cord blood derived dendritic cells that are not pulsed exogenously. In one embodiment the dendritic cells are stimulated to possess chemotactic activity towards the tumor by culture of dendritic cell progenitors in hypoxia. Natural killer cell memory is induced, in part, by triggering of upregulation of cytokines associated with homeostatic expansion such as interleukin 7 and interleukin 15. Published on August 11, 2022.

On January 26, 2021, the Company filed a patent application titled “Stimulation of Dendritic Cell Activity by Homotaurine and Analogues Thereof” which discloses means, methods, and compositions of matter useful for enhancement of dendritic cell activity. In one embodiment the invention provides the use of GABA agonists such as homotaurine for stimulation of dendritic cell activity. In one embodiment said dendritic cell activity is enhancement of natural killer cell activity and/or of T cell activity. In one embodiment NK cell activity is ability to induce cytotoxicity in neoplastically transformed cells, whereas T cell activity is either cytokine production for CD4 cells or cytotoxicity for CD8 cells.

Published on July 28, 2022.

On December 21, 2020, the Company filed a patent application titled “Immunotherapy for Opioid Addiction” which teaches means, methods and compositions of matter useful for reduction of brain inflammation and prevention of opioid addiction and/or tolerance. In one embodiment the invention provides utilization of platelet rich plasma (PRP), alone, or admixed with regenerative/anti-inflammatory adjuvants, for reduction of neural inflammation. In one embodiments PRP is admixed with oxytocin and administered intranasally in a patient at risk of opioid addiction. In another embodiment, PRP is admixed with fortified and non-fortified nigella sativa oil, and/or pterostilbene and administered intranasally. Other embodiments include utilization of autologous stromal vascular fraction cells alone and/or admixed with regenerative/anti-inflammatory adjuvants.

Published on June 23, 2022.

On December 8, 2020, the Company filed a patent application titled “Treatment of Major Depressive Disorder and Suicidal Ideations Through Stimulation of Hippocampal Neurogenesis Utilizing Plant-Based Approaches” that teaches means and methods of treating major depressive disorder and/or other disorders that predispose to suicide by administration of nutraceutical means, wherein said nutraceuticals are administered at a frequency and/or concentration sufficient to induce proliferation of endogenous neural progenitor cells. In one embodiment said nutraceuticals are comprised of green tea extract, and/or nigella sativa, and/or pterostilbene, and/or sulforaphane. In some embodiment’s nutraceutical compositions are utilized to overcome treatment resistant of currently used antidepressants. Published on June 9, 2022.

On November 24, 2020, the Company filed a patent application titled “Stimulation of NK Cell Activity by QuadraMune Alone and together with Metformin” that disclosed means, compounds, and compositions of matter useful for stimulation of natural killer cell activity. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of metformin, pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal in need of natural killer cell immune modulation. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with said SARS-CoV-2. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients with COVID-19.Published on May 26, 2022.

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On October 27, 2020, the Company filed a patent application titled “Protection/Regeneration of Neurological Function by Endothelial Protection/Rejuvenation” using Stem Cells for Treatment of Conditions such as Chronic Traumatic Encephalopathy and Schizophrenia” which therapeutic compounds, protocols, and compositions of matter useful for treatment of neurological conditions. In one embodiment the invention teaches the treatment of chronic traumatic encephalopathy (CTE) through protecting/regenerating the endothelial by administration of cells such as stem cells. In one embodiment stem cells are administered in order to protect the endothelium from apoptosis and to preserve the blood brain barrier. In another embodiment stem cells are administered together with endothelial progenitor cells in order to regenerate neural endothelium. In other embodiments preservation of brain integrity in conditions of degeneration is accomplished by administration of stem cells and/or endothelial cells. Published on April 28, 2022.

On October 18, 2020, the Company filed a patent application titled “Nutraceutical Reduction Prevention and/or Reversion of Multiple Sclerosis” that discloses compositions of matter, protocols, and treatment means for preventing and/or reversing multiple sclerosis in a mammal. In one embodiment administration of compositions containing pterostilbene, and/or nigella sativa, and/or sulforaphane, and/or epigallocatechin-3-gallate (EGCG) are provided. Published on June 23, 2022.

On September 24, 2020, the Company filed a patent application titled “Personalized Immunotherapies for Reduction of Brain Inflammation and Suicide Prevention” that discloses means, methods and compositions of matter useful for reduction of brain inflammation and prevention of suicidal ideations and suicidal attempts. In one embodiment the invention provides utilization of autologous platelet rich plasma, alone, or admixed with regenerative/anti-inflammatory adjuvants, for reduction of neural inflammation. In one embodiment autologous PRP is admixed with oxytocin and administered intranasally in a patient at risk of suicidal ideation. In another embodiment, PRP is admixed with fortified and non-fortified nigella sativa oil and administered intranasally. Other embodiments include utilization of autologous stromal vascular fraction cells alone and/or admixed with regenerative/anti-inflammatory adjuvants. Published on March 24, 2022.

On September 14, 2020, the Company filed a patent application titled “Immunotherapy of Schizophrenia and Schizophrenia Associated Suicidal Ideation/Suicide” Disclosed are methods, means, and protocols of modifying the immune system so as to induce an immunologically tolerant state insofar as T regulatory cell number and/or activity is augmented in a patient suffering from schizophrenia. In one embodiment T regulatory cells are administered to the patient from exogenous sources, be they allogeneic or autologous. In other embodiments, T regulatory cells are generated endogenously through administration of immature dendritic cells, mesenchymal stem cells, and/or pharmaceutical means.

On August 28, 2020, the Company filed a patent application titled “Upregulation of Therapeutic T Regulatory Cells and Suppression of Suicidal Ideations in Response to Inflammation by Administration of Nutraceutical Compositions Alone or Combined with Minocycline” which discloses compositions of matter, treatments and protocols useful for induction of T regulatory cells in response to inflammation, as well as inhibition of suicidal ideations and/or neuroinflammation. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of minocycline, pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal undergoing upregulation of inflammatory mediators. Published on March 3, 2022.

On August 21, 2020, the Company filed a patent application titled “Methods of Determining Risk of Suicide and/or Suicidal Ideation by Immunological Assessment” which discloses means and methods of identifying risk of suicide and/or suicidal ideation by assessment of immunologically related cytokines and cells. In one embodiment, a score, termed the “Campbell Score” is devised based on assessment of serum cytokines, ability of immune cells to make cytokines when stimulated ex vivo, and ability of immune cells to produce neurotransmitters when stimulated ex-vivo. In one embodiment the concentration of interleukin-6 is utilized as a means of assessing suicidal propensity along, and/or in combination with metabolites of the enzyme indolamine 2,3 deoxygenase.

On August 05, 2020, the Company filed a patent application titled “Prevention of Neuroinflammation associated Memory Loss Using Nutraceutical Compositions” which discloses means, methods, and therapeutic compositions for prevention of memory loss during situations of neuroinflammation. In one embodiment the invention teaches administration of the therapeutic combination of ingredients comprising of pterostilbene, Nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal suffering from inflammation in order to preserver memory function.

Published on February 10, 2022.

On July 22, 2020, the Company filed a patent application titled “Additive and/or Synergistic Combinations of Metformin with Nutraceuticals for the Prevention, Inhibition and Treatment of SARS-Cov-2 and Associated COVID-19” showing potent synergy between QuadraMune™ and the antidiabetic drug metformin in treating COVID-19 associated lung damage models. It was discovered that the ability of QuadraMune™ to protect the lungs from inflammation that resembles coronavirus-induced pathology is markedly amplified by concurrent administration of metformin. At a mechanistic level, it was shown that metformin increased the ability of QuadraMune™ to a) increase the number of “healing macrophages” (“M2” macrophages); b) augment production of anti-inflammatory and regenerative proteins; and c) suppress production of pathological inflammatory proteins. Published on January 27, 2022.

On July 13, 2020, the Company filed a patent application titled “Prevention of Pathological Coagulation in COVID-19 and other Inflammatory Conditions” s directed to the utilization of pterostilbene, and/or nigella sativa extract, and/or sulforaphane, and/or Epigallocatechin gallate (EGCG) alone or in combination, for the prevention of pathological coagulation. In on embodiment a composition containing all four ingredients is administered to a patient at risk of hypercoagulation in order to prevent aberrant expression of pro-coagulation molecules and/or induce expression of molecules known to suppress coagulation. In one embodiment the invention teaches administration of pterostilbene, thymoquinone, sulforaphane, and EGCG as a means of decreasing expression of tissue factor. Published on May 12, 2022.

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On June 30, 2020, the Company filed a patent application titled “Augmentation of Natural Killer Cell Activity and Induction of Cytotoxic Immunity Using Leukocyte Lysate Activated Allogeneic Dendritic Cells: StemVacs™” which describes the process of preparing allogeneic dendritic cells utilizing a leukocyte lysate based approach. These data support development of StemVacs for conditions that would benefit from NK activation such as cancer and COVID-19. Published on March 31, 2022.

On June 22, 2020, the Company filed a patent application titled “Treatment of SARS-CoV-2 with Dendritic Cells for Innate and/or Adaptive Immunity” that disclosed means, methods, and compositions of matter for prophylaxis and/or treatment of SARS-CoV-2 by administration of dendritic cells in a manner and frequency sufficient to induce activation of innate and/or adaptive immune responses. In one embodiment the invention teaches administration of dendritic cells pulsed with one or more innate immune stimulants in a manner endowing said dendritic cell with ability to induce augmentation of natural killer (NK) cell number and/or activity. In another embodiment the invention teaches the use of dendritic cells stimulated with innate immune activators in a manner to allow for uptake of viral particles and presentation of viral epitopes to T cells in order to stimulate immunological activation and/or memory responses. Published on December 23, 2021.

On June 15, 2020, the Company filed a patent application titled “Nutraceuticals for Suppressing Indolamine 2,3 Deoxygenase” from new data showing QuadraMune™ significantly inhibited inflammation associated with memory impairment, as well as reduced levels of kynurenine. Elevation of kynurenine is associated with activation of indolamine 2,3 deoxygenase, an enzyme associated with inflammation and depression. Granted on January 25, 2022.

On June 11, 2020, the Company filed a patent application titled “Nutraceuticals for Reducing Myeloid Suppressor Cells” which disclosed compositions of matter, treatments and protocols useful for reduction of number and/or activity of myeloid suppressor cells (MSC). In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of pterostilbene, Nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal at possessing an increased number and/or activity of said MSC in which reduction of number and/or activity is desired. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with viral and/or bacterial infections and/or neoplasia. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients. Published on December 16, 2021.

On May 11, 2020, the Company filed a patent application titled “Treatment of COVID-19 Lung Injury Using Umbilical Cord Plasma Based Compositions” which disclosed means, methods, and compositions of matter useful for the treatment of lung inflammation associated with viral and bacterial infections, as well as with systemic inflammation, through the administration of umbilical cord blood derived plasma-based compositions. In one embodiment the invention teaches administration of umbilical cord blood plasma together with pterostilbene, and/or sulforaphane, and/or thymoquinone, and/or Epigallocatechin gallate (EGCG) and/or n-acetylcysteine in an aerosolized manner to patients suffering from COVID-19 associated pulmonary deficiencies. In another embodiment, umbilical cord blood plasma is administered with immune-stimulatory agents in order to concurrently inhibit propagation of viral load in the lung while suppressing pulmonary deficiencies.

On May 4, 2020, the Company filed a patent application titled “Nutraceuticals for the Prevention, Inhibition and Treatment of SARS-Cov-2 and Associated COVID-19” which teaches compositions of matter, treatments and protocols useful for prevention of SARS-CoV-2 infection, as well as inhibition of viral propagation and acceleration of viral cure. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal at risk of infection with SARS-CoV-2. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with said SARS-CoV-2. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients with COVID-19. Granted on March 8, 2022.

On November 4, 2019, the Company filed a patent application titled “Cellular, Organ, and Whole-Body Rejuvenation Utilizing Cord Blood Plasma and Pterostilbene” that disclosed methods, means, and protocols for stimulation of rejuvenation in single cells, organs, and organisms by administration of cord blood derived plasma, cord blood plasma concentrates, and cord blood derived exosomes together with pterostilbene. The invention describes the previously unexpected finding that addition of pterostilbene to cord blood enhances the rejuvenation properties of cord blood. Said rejuvenation properties include telomere preservation, reduction in beta galactosidase, and retention of cellular activities.

Published on May 6, 2021.

On September 9, 2019, the Company filed a patent application titled “Pterostilbene and Formulations Thereof for Protection of Hematopoiesis from Chemotherapy and Radiation” which disclosed compositions of matter useful for treatment and/or prevention of hematopoietic injury using pterostilbene and formulations thereof. In one embodiment nanoparticle delivered pterostilbene is administered subsequent to chemotherapy induced neutropenia in order to accelerate recovery of the hematopoietic compartment. In another embodiment, pterostilbene is provided concurrently with chemotherapy in order to concurrently assist the neoplasia killing action of the chemotherapy while protecting the bone marrow from suppression. In contrast to conventionally used agents that protect from neutropenia such as G-CSF and GM-CSF, the products disclosed can be chronically administered, thus allowing for concurrent use with chemotherapeutic or radiotherapeutic agents.

On January 21, 2019, the Company filed a patent application titled “Prevention and Reversion of Chronic Traumatic Encephalopathy through Administration of “Educated” Monocytes and Progenitors Thereof” that provides means of preventing and/or reversing chronic traumatic encephalopathy in a patient through the modulation of monocytes as well as monocytic progenitors. In one embodiment the invention teaches administration of monocytes that have been previously “educated” by exposure to mesenchymal stem cells in order to endow onto said monocytes properties associated with stimulation of neuroregenerative properties. In some embodiments monocytes are educated by treatment of monocytic progenitors with conditions capable of endowing anti-inflammatory and regenerative conditions, said conditions include culture with epigenetic modifying agents. In other embodiments, the invention teaches the manipulation of cord blood derived monocytes as a starting population of cells for education by culture with mesenchymal stem cells.

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On January 21, 2019, the Company filed a patent application titled “Autologous Neurogenic Cells and Uses Thereof for Professional Athletes at Risk of Chronic Traumatic Encephalopathy” which disclosed are means, compositions of matter and methods of business for treating Chronic Traumatic Encephalopathy (CTE) using autologous primary cells and modified cells of autologous origin which have been banked. In one embodiment of the invention autologous dedifferentiation cells are generated and stored for future administration in patients which have suffered CTE. In other embodiments, dedifferentiated cells are differentiated into neurons or neuronal progenitor cells and subsequently administered locally or systemically or in a combination. In other embodiments autologous cells are maintained in an undifferentiated manner and/or neurologically differentiated state and utilized as a conditioning source in an extracorporeal circulatory system replicating clinical stage extracorporeal liver perfusion (ECLP) with substitution of autologous dedifferentiated, neurologically differentiated or a combination of said cells instead of hepatic cells.

On December 18, 2018, the Company filed a patent application titled “Treatment of Chronic Traumatic Encephalopathy via RNA Administration” which disclosed are protocols, treatment means, and compositions of matter useful for treatment of Chronic Traumatic Encephalopathy through administration of RNA or modified RNA molecules. In one embodiment said RNA is generated to activate various toll like receptors (TLR), of which said activation leads to production of cytokines which paradoxically lead to protection from Chronic Traumatic Encephalopathy, wherein said protection constitutes a) reduction in glial cell activation, b) neuronal apoptosis due to excitotoxicity; and c) stimulation of endogenous regenerative processes including endothelial progenitor cell mobilization, proliferation of neuronal progenitor cells in the dentate gyrus and subventricular zones. In one particular embodiment targeting of RNA molecules is performed to specific brain cells including pyramidal neurons through the use of liposomes, exosomes, apoptotic bodies, nanoparticles and shark or cameloid antibodies is disclosed.

On September 25, 2018, the Company filed a patent application titled “Pterostilbene and Formulations Thereof for Treatment of Pathological Immune Activation” that teaches treatments, protocols, and compositions of matter are described for reduction of pathological immune system activation. In one embodiment, pterostilbene and/or formulations thereof are administered in a patient suffering from cytokine release syndrome at a concentration and frequency sufficient to reduce abnormal cytokine production and thus treat the cause of said cytokine release syndrome. Formulations of pterostilbene are disclosed for rapid release, enhanced biodistribution, and targeting to cytokine releasing effectors are disclosed for use in the practice of the invention.

On September 17, 2018, the Company filed a patent application titled “Pterostilbene and Compositions Thereof for Prevention and Treatment of Chronic Traumatic Encephalopathy” that teaches means, methods, and compositions of matter useful for prevention of chronic traumatic encephalopathy. In one embodiment of the invention, disclosed is utilization of pterostilbene and/or pterostilbene based compounds for prevention and/or treatment of chronic traumatic encephalopathy. In one embodiment, the invention teaches administration of pterostilbene and/or pterostilbene based compounds for reduction of taupathy associated with chronic traumatic encephalopathy.

On August 13, 2018, the Company filed a patent application titled “Enhancement of Ozone Therapy using Pterostilbene” that disclosed methods, means and compositions of matter using pterostilbene for enhancing therapeutic efficacy of ozone therapy in the field of oncology. The invention provides previously unknown synergies between ozone administration together with pterostilbene at inducing direct and indirect cytotoxicity to cancer cells. The invention provides means of delivery, administration, and therapeutic protocols for treatment of cancer patients. In one embodiment combination of ozone therapy together with pterostilbene is utilized to overcome drug resistance.

On October 08, 2017, the Company filed a patent application titled “Synergistic Inhibition of Glioma Using Pterostilbene and Analogues Thereof” that teaches methods, means and compositions of matter for utilizing pterostilbene and analogues thereof for suppression of viability, metastasis and proliferation of glioma cells alone, or together with immunotherapy, chemotherapy, or radiotherapy means. In one embodiment said pterostilbene augments immunogenicity of glioblastoma cells so as to enhance killing by immune cells or complement subsequent to damage of said glioblastoma cells by chemotherapy, radiotherapy, or immunotherapy.

On April 26, 2017, the Company filed a patent application titled “Augmentation of Stem Cell Activity using Pterostilbene and Compositions Containing Pterostilbene” that disclosed means of augmenting circulating endogenous stem cells through administration of an effective amount of pterostilbene or derivatives thereof. In one embodiment a patient with reduced levels of circulating endothelial progenitor cells is treated with pterostilbene at a concentration and frequency sufficient to restore, and/or enhance levels of circulating endothelial progenitor cells (EPC). In another embodiment endogenous levels of stem cells are restored or enhanced by administration of pterostilbene, said endogenous stem cells comprising cells of the dentate gyrus, subventricular zone, hepatic stem cells, cardiac stem cells, and hematopoietic stem cells.

On March 29, 2017, the Company filed a patent application titled “Stimulation of Immunity to Tumor Stem Cell Specific Proteins by Peptide Immunization” that discloses treatment of cancer is disclosed through administration of proteins or specific peptides found on tumor stem cells in vivo, in a matter eliciting monocyte or dendritic cell migration in order to allow uptake of said administrated proteins or peptides, followed by administration of a maturation signal in vivo. The invention provides for treatment of cancer through induction of anticancer immunity and/or immunity towards tumor initiating stem cells.

On March 29, 2017, the Company filed a patent application titled “Targeting the Tumor Microenvironment through Nutraceutical Based Immunoadjuvants” that disclosed compositions useful for the treatment of cancer which modulate tumor associated immunosuppression, thus acting as immunoadjuvants. In one embodiment a composition containing apigenin, is provided, said composition useful for inhibition of tumor associated immune suppression mediated through the molecule indolamine 2,3 deoxygenase (IDO). In another embodiment, liposomal apigenin is administered as a means of decreasing IDO expression.

On March 29, 2017, the Company filed a patent application titled “Activated Leukocyte Extract for Repair of Innate Immunity in Cancer Patients” that disclosed are compositions, methods of use, and pharmaceutical preparations useful for modulation of immune responses. In one embodiment a composition is extracted polyvalently activated peripheral blood mononuclear cells through dialysis. Said immune modulator is useful for treatment of cancer and alleviation of cancer associated immune depression. In one embodiment, said immunomodulator acts as a costimulatory of T cell activation by modulation of cytokine production. In one embodiment said immune modulator is concentrated for miRNA species capable of activating innate immune cells.

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On March 29, 2017, the Company filed a patent application titled “Augmentation of Anti-Tumor Immunity by Mifepristone and Analogues Thereof” which relates to compositions of matter and methods useful for improving a treatment outcome and/or an alteration of immunity in a condition that benefits from immune stimulation. In particular, one embodiment of the invention teaches administration of sufficient doses of mifepristone or a derivative, alone, or in combination with an immunotherapeutic such as, but not limited to, an antibody, a vaccine, a cytokine, or a medicament whose therapeutic activity is associated with immune modulation.

On March 29, 2017, the Company filed a patent application titled “Methods of Re-Activating Dormant Memory Cells with Anticancer Activity” that disclosed methods, protocols, and compositions of matter useful for stimulation of anticancer immune responses. In one embodiment of the invention culture of buffy coat cells is performed in an environment resembling non-physiological conditions. Buffy coat derived products are subsequently harvested, concentrated, and added to a culture of monocytes and lymphocytes. Conditioned media from said second culture is subsequently utilized as an injectable solution for stimulation of anticancer immunity.

On March 29, 2017, the Company filed a patent application titled “Modulation of Oral Microbiome for Treatment of Periodontitis” that disclosed methods, means, and compositions of matter useful for inhibition of, reduction in progression and reversion of periodontitis. In one embodiment the invention provides prebiotic and/or probiotic compositions which modulation the oral microbiome in order to ameliorate, prevent or reverse periodontitis. In one embodiment a composition is administered into the oral cavity containing Actinomyces naeslundii, Actinomyces odontolyticus, Streptococcus thermophilius, Lactobaccilus brevis and Lactobacilius plantarum. Administration may be performed using various means including a mouthwash, a patch, a toothpaste, or in a preferred embodiment said prebiotic and/or probiotic compositions are delivered via a mouth tray.

On July 20, 2016, the Company filed a patent application titled “Prevention of Pregnancy Complications by Probiotic Administration” which disclosed methods, protocols and compositions of matter for the treatment of pregnancy complications through immune modulation of a mammal in need. In one embodiment the invention provides probiotic compositions for immune modulation to decrease risk of pregnancy complications. Pregnancy complications include recurrent spontaneous abortions (RSA), preterm birth, pre-eclampsia including hemolysis elevated liver enzymes low platelets (HELP), premature rupture of the membrane, Antepartum hemorrhage including placental abruption, chorioamnionitis, Intrauterine growth restriction, placenta pravaevia, sequalae of intraamniotic infection. Published on January 26, 2017.

On July 20, 2016, the Company filed a patent application titled “Exosome Mediated Innate and Adaptive Immune Stimulation for Treatment of Cancer” that teaches means of stimulating innate and/or adaptive immunity to cancer by administration of exosomes. Stimulation of innate immunity involves modifying exosomes by chemical addition of innate immune stimulators, whereas stimulation of adaptive immunity involves pulsing dendritic cells generating exosomes with antigens, in some cases, pulsing with Brother of the Regulator of Imprinted Sites (BORIS) proteins, peptides, or altered peptide ligands thereof.

On July 8, 2015, the Company filed a patent application titled “Augmentation of Oncology Immunotherapies by Pterostilbene Containing Compositions” that disclosed compositions of matter and methods useful to augmentation of immune responses to tumors. In one embodiment, a pterostilbene containing composition is administered to a cancer patient at a sufficient concentration and frequency to induce de-repression of tumor targeting immune responses. In one specific embodiment of the present invention, pterostilbene enhances antibody dependent cellular toxicity (ADCC) and in turn augments efficacy of FDA approved antigen specific immunotherapeutics such as trastuzumab (Herceptin) and other monoclonal antibody therapies used for treating cancer.

Issued and Granted Patents:

On June 20, 2017, the US Patent and Trademark Office issued and granted U.S. Patent No.: 9,682,047 titled “Augmentation of oncology immunotherapies by pterostilbene containing compositions” that discloses compositions and methods useful to enhancing, improving, or eliciting anti-tumor immune responses are disclosed. A pterostilbene containing composition is administered to a cancer patient at a sufficient concentration and frequency to induce de-repression of tumor targeting immune responses. The composition enhances antibody dependent cellular toxicity (ADCC) and augments efficacy of antigen specific immunotherapeutics such as trastuzumab and other monoclonal antibody therapies useful for treating cancer.

On January 25, 2022, the US Patent and Trademark Office issued and granted U.S. Patent No.: 11,229,674 titled “Nutraceuticals for suppressing indolamine 2,3 deoxygenase” which disclosed are compositions of matter, treatments and protocols useful for reduction of expression and/or activity of indolamine 2,3 deoxygenase (IDO). In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of pterostilbene, Nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal at possessing an increased expression and/or activity of said IDO in which reduction of number and/or activity is desired. In another embodiment, the invention teaches administration of said therapeutic combination to a mammal infected with viral and/or bacterial infections and/or neoplasia. In some embodiments dosage of said therapeutic combination is based on inflammatory and/or immunological parameters observed in patients.

On March 08, 2022, the US Patent and Trademark Office issued and granted U.S. Patent No.: 11,266,707 titled “Nutraceuticals for the prevention, inhibition, and treatment of SARS-CoV-2 and associated COVID-19” that disclosed methods of treating or preventing complications associated with a SARS-CoV-2 infection, comprising: administration of a combination comprising: a) Green Tea and/or extract thereof; b) Blueberry and/or extract thereof; c) Nigella sativa and/or extract thereof; and d) broccoli and/or extract thereof in an amount and frequency sufficient to treat or prevent complications associated with said SARS-CoV-2 infection.

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On November 23, 2022, the US Patent and Trademark Office issued and granted U.S. Patent No.: 11,504,410 titled “Neuroprotection and Neuroregeneration by Pterostilbene and Compositions Thereof” with new data demonstrating that the blueberry derived compound pterostilbene possesses numerous brain protective and potentially brain regenerative activities. The data disclosed by the Company indicates: a) pterostilbene suppresses inflammatory cytokines TNF-alpha, IL-1 beta and IL-6; b) pterostilbene inhibits death of neurons caused by inflammatory mediators; c) pterostilbene stimulates production of regenerative factors from cells in the brain such as BDNF, NGF, FGF-1, and FGF-2; and d) pterostilbene allows/enhances proliferation of endogenous brain stem cells.

On September 19, 2023, the US Patent and Trademark Office issued and granted U.S. Patent No.: 11,759,495 titled “Upregulation of Therapeutic T Regulatory Cells and Suppression of Suicidal Ideations in Response to Inflammation by Administration of Nutraceutical Compositions Alone or Combined with Minocycline” which discloses compositions of matter, treatments and protocols useful for induction of T regulatory cells in response to inflammation, as well as inhibition of suicidal ideations and/or neuroinflammation. In some embodiments the invention teaches the administration of a therapeutic combination of ingredients comprising of minocycline, pterostilbene, nigella sativa, sulforaphane, and epigallocatechin-3-gallate (EGCG) to a mammal undergoing upregulation of inflammatory mediators.

*The data provided here is partial and does not contain all materials submitted for publication and is preliminary until peer review is complete. These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any disease.

Aneurysm Treatment by Exosomes

On May 1, 2023, the Company announced launching VasoSome Vascular Inc., based on successful treatment of Aortic Aneurysms using patent pending exosome therapy.

At present there is no treatment available for Aortic Aneurysms other than open surgical or endovascular repair, both of which carry significant risks. The Company is currently at an early stage of development but seeks to be first-in-man clinical trials.

Abdominal Aortic Aneurysms (AAA)

An AAA is a localized dilation or “ballooning” of the abdominal aorta. Prevalence approaches 5% in men over 60 years and increases with age. About 7.5% of men over 65 years are affected. Aneurysm disease currently affects about 1.7m individuals in the United States. The prevalence is expected to exceed 3m by 2025 with the “baby boomers” reaching their seventh decade.

The natural history of AAA is progressive growth, leading to rupture and death. The growth rate is about 0.3cm per year and the rate of growth accelerates as the aneurysm gets bigger. Most AAA’s are asymptomatic and remain undetected — until they rupture.

More than 80% of patients who suffer a ruptured AAA don’t survive long enough to reach a hospital and 50-70% of those who do reach a hospital don’t survive treatment. The likelihood of rupture increases dramatically as the AAA grows. At 5.5cm, the one year incidence of rupture is about 9%, rising to 33% as the aneurysm grows to 7cm. Ruptured AAA’s are a leading cause of death in the USA, and are the 10th leading cause of death for men over 55 years. In the US, 1-2% of all male deaths in the over 65 years cohort are due to AAA. Only 10% of patients with AAA are still alive 8 years after diagnosis compared to 65% of a similar normal population. Those who die lose an average of nine years of life.

Technology

VasoSome’s product VSX-001 is a proprietary nanoparticle derived from specialized stem cells that can be utilized in a “universal donor” manner, meaning it does not have to be matched with the donor. The product possesses numerous properties of stem cells, including inhibition of inflammation, suppression of damage to blood vessels, and ability to regenerate damaged tissue. Advantages of administering VSX-001 compared to stem cells include: a) VSX-001 is substantially smaller in size than stem cells, allowing for superior distribution; b) VSX-001 does not multiply, thus possessing a superior long-term safety profile; and c) VSX-001 can be manufactured more economically as compared to stem cells.

Acute Respiratory Distress Syndrome (ARDS)

On April 20, 2023, the Company filed with the USFDA an Investigational Drug Application (IND) to initiate a Phase III Clinical Trial for Acute Respiratory Distress Syndrome. ARDS is a condition in which lung injury causes fluid to leak into the spaces between the capillaries and the alveoli. Pressure on the alveoli increases and eventually fluid accumulates. Fluid in the lungs causes the alveoli to collapse, leading to a series of cascading problems, each further decreasing the lungs’ capacity to move oxygen into the blood, and directly impacting the body’s tissues and organs. ARDS afflicts approximately 190,000 Americans a year and is expected to reach a 19.5 billion dollar a year market by 2029.

Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI)

On December 10, 2018, Therapeutic Solutions International, Inc., announced the signing of an agreement between TSOI and Jadi Cell LLC for licensing of the JadiCells universal donor adult stem cell, as covered in US Patent No.: 9,803,176 B2, for use in Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI).

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On December 17, 2020, the Company filed an Investigational New Drug (IND) application seeking permission from the Food and Drug Administration (FDA) to initiate a Phase I/II clinical trial assessing safety and signals of efficacy for treatment of Chronic Traumatic Encephalopathy (CTE) patients with JadiCells™.

On May 25, 2023, the Company announced the creation of CTE Biologics, Inc., as a subsidiary company dedicated to commercializing the JadiCells™ adult stem cell platform for treatment of chronic traumatic encephalopathy.

On July 05, 2023, the Company signed license agreements with CTE Biologics, Inc., for the exclusive use of US Patent Publication No.: 20220125852 titled as: “Protection and Regeneration of Neurological Function by Using Stem Cells” as well as the sale and transfer of Investigational New Drug Application titled as: “Investigation of Umbilical Cord derived Mesenchymal Stem Cells for the Treatment of Chronic Traumatic Encephalopathy Patients.”

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe.

Traumatic brain injury (TBI) is an insult to the brain, not of a degenerative or congenital nature, but caused by external physical force that may produce a diminished or altered state of consciousness, which results in an impairment of cognitive abilities or physical functioning.

CTE represents a significant unmet medical need which we believe is amenable to stem cell intervention. We are eager to accelerate treatments and potential cures for debilitating conditions such as CTE and traumatic brain injury and plan to leverage New regulatory pathways such as the recently approved “Right to Try” Law to deliver these medicines as soon as possible to patients which currently have no other options.

Schizophrenia/Suicide Clinical Programs

On October 29, 2020, the Company announced publication on the NIH clinical trials website of its newly initiated trial aiming to validate a blood-based diagnostic for predicting suicide risk and is listed as NCT04606875.

The Campbell Score™, which is a patent-pending method of quantifying inflammatory-associated biological markers, has previously been shown in pilot investigator-initiated studies to correlate with propensity for suicide. Based on positive feedback from collaborators, the Company decided to initiate a formal clinical trial to validate correlations between the Campbell Score™ and established psychiatric assessment tools of suicidal propensity. Currently the only means of quantifying predisposition to suicide is based on psychological, question-based techniques.

On December 31, 2020, the Company signed license agreements with Campbell Neurosciences Inc., a partially owned company, for access to the 9 patents filed related to the previous Campbell Neurosciences Division. The patents are:

1.	63/128759 Immunotherapy for Opioid Addiction

2.	63/122862 Treatment of Major Depressive Disorder and Suicidal Ideations Through Stimulation of Hippocampal Neurogenesis Utilizing Plant-Based Approaches

3.	63/105964 Protection/Regeneration of Neurological Function by Endothelial Protection/Rejuvenation using Stem Cells for Treatment of Conditions such as Chronic Traumatic Encephalopathy and Schizophrenia

4.	17/030416 Personalized Immunotherapies for Reduction of Brain Inflammation and Suicide Prevention

5.	63/077723 Immunotherapy of Schizophrenia and Schizophrenia Associated Suicidal Ideation/Suicide

6.	63/071381 Upregulation of Therapeutic T Regulatory Cells and Suppression of Suicidal Ideations in Response to Inflammation by Administration of Nutraceutical Compositions Alone or Combined with Minocycline

7.	63/068388 Methods of Determining Risk of Suicide and/or Suicidal Ideation by Immunological Assessment

8.	63/061202 Prevention of Neuroinflammation associated Memory Loss Using Nutraceutical Compositions

9.	63/057315 Neuroprotection and Neuroregeneration by Pterostilbene and Compositions Thereof

10.	Application Serial No. 63/174291 filed by Licensor and titled as: Amelioration and Treatment of Opioid Addiction.

11.	Patent Application Serial No. 63/189630 filed by Licensor and titled as: Treatment of Major Depressive Disorder by Low Dose Interleukin-2.

Additionally, Campbell Neurosciences Inc. has entered into purchase agreements with Therapeutic Solutions International ensuring a continued supply, at a discounted rate, of nutraceuticals which are being explored for anti-inflammation/suicide prevention activity.

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Treatment of Chronic Obstructive Pulmonary Disease (COPD) Using JadiCell™ Universal Donor Adult Stem Cells

On October 7, 2022, the Company formed Breathe Biologics, Inc., and licensed to them a patent application titled “Umbilical Cord Mesenchymal Stem Cells for Treatment of Chronic Obstructive Pulmonary Disease and Lung Degeneration” that discloses means of treating lung degenerative diseases including chronic obstructive pulmonary disease (CODP) using umbilical cord mesenchymal stem cells such as COPDcells.

In addition, the Company has transferred ownership of the filed investigational drug application titled “JadiCell Therapy for COPD” to determine safety and efficacy of intravenously administered allogeneic JadiCell umbilical cord blood mesenchymal stem cells in patients with moderate-to-severe COPD. The Primary Endpoint, which is toxicity, will be assessed by number of adverse events (AEs). The Secondary Endpoint, which is efficacy will be evaluated at baseline and days 30, 60, and 90.

COPD is a consistently progressive, ultimately fatal disease for which no treatment exists capable of either reversing or even interrupting its course. It afflicts more than 5% of the population in many countries, and it accordingly represents the third most frequent cause of death in the U.S., where it accounts for more than 600 billion in health care costs, morbidity, and mortality.

COPD possesses several features making it ideal for stem cell-based interventions: a) the quality of life and lack of progress demands the ethical exploration of novel approaches. For example, bone marrow stem cells have been used in over a thousand cardiac patients with some indication of efficacy. Adipose-based stem cell therapies have been successfully used in thousands of race-horses and companion animals without adverse effects, as well as numerous clinical trials are ongoing and published human data reports no adverse effects.

Mesenchymal Stem Cells (MSCs) are potent immunomodulatory cells that recognize sites of injury, limit effector T cell reactions, and stimulate regulatory cell populations (i.e., T-regs) via growth factors, cytokines, and other mediators. Simultaneously, MSCs also stimulate local tissue regeneration via paracrine effects inducing angiogenic, anti-fibrotic and remodeling responses. Consequently, MSCs-based therapy represents a viable treatment option for autoimmune conditions and other inflammatory disorders, yielding beneficial effects in models of autoimmune Type 1 Diabetes, Systemic Lupus Erythematosus, Autoimmune Encephalomyelitis, Multiple Sclerosis, cardiac insufficiency, and organ transplantation. MSCs have been reported to inhibit inflammation and fibrosis in the lungs, have shown safety in clinical trials for ARDS, and have been recently suggested as useful to treat patients with severe COVID-19 based on their effects preventing or attenuating the immunopathogenic cytokine storm.

Unfortunately, evaluation of stem cell therapy in COPD has lagged behind other areas of regenerative investigation; b) the underlying cause of COPD appears to be inflammatory and/or immunologically mediated. The destruction of alveolar tissue is associated with T cell reactivity, pathological pulmonary macrophage activation, and auto-antibody production. Mesenchymal stem cells have been demonstrated to potently suppress autoreactive T cells, inhibit macrophage activation, and autoantibody responses. Additionally, mesenchymal stem cells can be purified in high concentrations from adipose stromal vascular tissue together with high concentrations of T regulatory cells, which in animal models are approximately 100 times more potent than peripheral T cells at secreting cytokines therapeutic for COPD such as IL-10. Additionally, use of adipose derived cells has yielded promising clinical results in autoimmune conditions such as multiple sclerosis; and c) Pulmonary stem cells capable of regenerating damaged parenchymal tissue have been reported. Administration of mesenchymal stem cells into neonatal oxygen-damaged lungs, which results in COPD-like alveoli dysplasia, has been demonstrated to yield improvements in two recent publications.

Based on the above rationale for stem cell-based COPD treatments, we are proposing a 10 patient Phase I safety trial to assess ability of our COPDcell, a type of umbilical cord derived stem cells to improve objective and quality of life parameters in patients with moderate to severe COPD.

MSCs can be derived in large number from the Umbilical Cord (UC). COPDcell’s are a type of UC-MSCs, which can be utilized in the allogeneic setting and have demonstrated safety and efficacy in clinical trials for a number of disease conditions including inflammatory and immune-based diseases. UC-MSCs have been shown to inhibit inflammation and fibrosis in the lungs.

Breast Cancer Immunotherapy

Recently the Company announced the formation of a subsidiary intended as a Spin-Off Company, Res Nova Bio, Inc. (“Res Nova Bio”), which is dedicated to the development of cancer inhibiting anti-angiogenesis immunotherapies. Res Nova Bio has licensed from Therapeutic Solutions International intellectual property covering StemVacs-V, which is an iPSC derived platform technology announced by the Company in May of 2021. The technology utilizes pluripotent stem cells called iPSCs in order to generate new cells which resemble tumor blood vessels that are made to act as a “therapeutic vaccine.” Specifically, the administration of StemVacs-V stimulates the immune system to selectively kill blood vessels that feed the tumor but not healthy blood vessels. It is believed that for every 1 tumor blood vessel cell that is killed, 200-300 tumor cells are also killed as a result.

In addition to the license, the Company has transferred ownership of the IND titled “Treatment of Metastatic Breast Cancer by StemVacs-V Cancer Immunotherapeutic” to Res Nova Bio with the primary objective being safety and feasibility of StemVacs-V administration at 12 months as assessed by lack of adverse medical events. The secondary objective is efficacy as judged by tumor response, time to progression, and immunological monitoring.

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Cellular Manufacturing and Cell Banking

On October 18, 2021, the Company announced the formation of Allogen Biologics Inc, a wholly owned subsidiary of TSOI. Allogen Biologics will house intellectual property and Standard Operating Procedures related to generation of the Company’s existing and anticipated cellular therapeutics. In addition, Allogen will house and maintain all relevant cell banks.

On May 10, 2022, Allogen Biologic, Inc, and Therapeutic Solutions International Inc, entered into an Exclusive Patent License Agreement (EPLA) for Patent Application Serial No. 63/254,469, filed by Licensor and titled as: Umbilical Cord Derived Regenerative and Immune Modulatory Stem Cell Populations.

On August 16, 2023, TSOI issued this press release “Therapeutic Solutions International Subsidiary Allogen Biologics Inc. Successfully Manufactures JadiCell Master Cell Bank to Provide Cells for Right to Try Use and Phase III ARDS Clinical Trial”.

Now that we have established our own Master Cell Bank with corresponding biomarker assays of CD73, CD90, CD105 >90%, and CD14, CD34, CD45 <10%, these aliquots, which are in process of 3rd party validation will remain in cryopreservation to age the cells for purposes of required immuno-assays to clear phase 3 in the future when cells reach acceptable age to satisfy FDA. MCB was established in August 2023 and our estimate is next August 2024 we will have adequately aged the cells to obtain clearance for phase 3 IND.

RISK FACTORS

Risks Associated with Our Business and Industry

This prospectus contains forward-looking statements concerning our future programs and cash needs as well as our plans and strategies. These forward-looking statements are based on current expectations, and we assume no obligation to update this information, except as required by applicable laws and regulations. Numerous factors could cause actual results to differ significantly from the results described in these forward-looking statements, including the following risk factors.

We have identified material weaknesses in our internal control over financial reporting.

We are required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, which require us to maintain an ongoing evaluation and integration of the internal controls of our business.

There were no changes in our internal control over financial reporting that occurred during our fiscal quarter ending September 30, 2023 that materially affected, or are reasonable likely to materially affect, our internal control over financial reporting.

Our management, including the Chief Executive Officer assessed the effectiveness of our internal control over financial reporting as of September 30, 2023. In making our assessment, we used the framework and criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) (2013). Based on that assessment, our management has identified certain material weaknesses in our internal control over financial reporting. Our management concluded that as of September 30, 2023, our internal control over financial reporting was not effective, and that material weaknesses existed in the following areas as of September 30, 2023.

(1) we do not employ full time in-house personnel with the technical knowledge to identify and address some of the reporting issues surrounding certain complex or non-routine transactions. With respect to material, complex and non-routine transactions, management has and will continue to seek guidance from third-party experts and/or consultants to gain a thorough understanding of these transactions;

(2) we have inadequate segregation of duties consistent with the control objectives including but not limited to the disbursement process, transaction or account changes, and the performance of account reconciliations and approval;

(3) we have ineffective controls over the period end financial disclosure and reporting process caused by insufficient accounting staff.

Under Section 404 and the SEC’s rules, a company cannot find that its internal control over financial reporting is effective if any “material weaknesses” exist in its controls over financial reporting.

Our liquidity and capital resources are very limited.

Our ability to fund operating activities is also dependent upon our ability to access external sources of financing and our ability to effectively manage our expenses in relation to revenues. Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions specific to the health, supplements and nutrition products industries, consumer demand for our products, competition and other factors that are beyond our control. There can be no assurance that our operations and access to external sources of financing will continue to provide resources sufficient to satisfy our liabilities arising in the ordinary course of business.

We will require significant additional external financing to implement our business plan.

We will require external financing to sustain our operations, support our expansion, achieve or maintain profitability, or, should we become subject to unforeseen events or circumstances, continue as a going concern. There can be no assurance that we will be able to secure any such external financing, or, if we are able to secure such external financing, that it will be on terms favorable, or even acceptable, to us. Any inability to achieve or sustain profitability or otherwise secure external financing would have a material adverse effect on our business, financial condition, and results of operations, raising substantial doubts as to our ability to continue as a going concern, and we may ultimately be forced to seek protection from creditors under the bankruptcy laws or cease operations, which may result in a substantial or complete loss of your invested capital.

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We may not be able to effectively manage our potential growth and the execution of our business plan.

Our potential growth and the execution of our business plan together are likely to place significant strain on our managerial, operational and financial resources. To effectively manage our potential growth and execute our business plan, we will need to, among other things:

●	retain additional personnel across several departments in the Company;
●	develop strong customer loyalty for new products in a crowded competitive marketplace;
●	continue to establish and continue to increase awareness of our brands;
●	price our products and services at points which will allow us to maximize sales while at the same time maximizing gross profit margins;
●	establish, maintain, expand and manage multiple relationships with various vendors, strategic partners, licensees and other third parties, including suppliers of the products we sell on our website and elsewhere, warehousing distributors, shipping companies and others;
●	rapidly respond to competitive developments, particularly when new high-demand products become available;
●	build an operations structure to support our business and provide efficient and effective customer service and support;
●	expand our IT infrastructure to respond to increasing customer traffic to our website, demand for content from site users and to manage growing e-commerce transactions;
●	establish and maintain effective financial and management controls, reporting systems and procedures;
●	control our expenses;
●	provide competitive employee salaries and benefit packages; and,
●	avoid lawsuits and other adverse claims.

There can be no assurance that we will be able to accomplish any or all of the above goals. If we prove unable to effectively execute our business plan or manage our growth, it is likely to have a material adverse effect on our business, financial condition, including liquidity and profitability, and our results of operations.

If our proposed product sales model does not successfully operate at a profit our growth strategy may be impeded.

To effectively expand and meet our growth objectives our products sales model must be executed upon in a profitable manner. Profitability is dependent upon a variety of factors, some beyond our control, including, but not limited to the amount of traffic we can consistently attract to our brand, to retail sales in “brick and mortar” retailers, to our website, and our ability to stock or otherwise make available products that our customers purchase, our ability to stock or otherwise make available the best new products as they enter the market, our ability to provide consistent and superior customer service, the general economic conditions, particularly in the U.S., that could impact the amount of money customers spend collectively on the products we sell, and/or that could reduce the amount of money our average customer spends, and/or could reduce the number or frequency of repeat orders for products, and/or could result in customers finding products in other venues if they can find those products for a lower price. Other factors that could impact our ability to execute on our business model in a profitable manner include, but are not limited to, competition in our markets, recruiting, training and retaining qualified personnel and management, maintenance of required local, state and federal governmental approvals and permits, costs associated with principal component products and supplies, delivery shortages or interruptions, consumer trends, our ability to finance operations externally, changes in supply or prices of the products we sell and disruptions or business failures among our product suppliers, distributors, warehouses or shippers. Any failure to operate in a profitable manner could hurt our ability to meet our growth objectives by attracting licensees, and our business, financial condition, including liquidity and profitability, and our results of operations would be negatively affected.

If we cannot stock, warehouse or otherwise provide product to customers in a consistent, reliable and cost-effective manner our growth strategy may be impeded.

As our growth strategy depends to a large extent on our ability to sell various products to consumers on our website and in traditional “brick and mortar” retailers, if we cannot supply those products in a consistent, reliable and cost-effective manner, we may lose customers. To accomplish a consistent, reliable and cost-effective method for supplying product to customers, we must successfully engage with suppliers at a number of levels, including warehousing agreements, stocking agreements and other forms of distribution. Our ability to conclude such arrangements with specific product suppliers may involve the need for trade finance, purchasing agreement finance and other capital. In addition, we may encounter problems in fulfilling orders due to business conditions among the products companies themselves, many of which problems are beyond our control. If we are unable to establish and continue such agreements and structures with products companies, our growth strategy may be impeded, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

We face significant competition for our products.

The markets in which we operate are intensely competitive, continually evolving and, in some cases, subject to rapid change. Our competitors include:

●	traditional and well-established companies with recognized and well patronized brands in the nutritional supplements and health products industry segment;
●	entrenched nutritional supplements and health products companies with well-known customer on-line services and portals and other high-traffic web sites that provide sales access to healthcare and nutritional supplements and related products; and
●	companies that focus on providing on-line and/or off-line healthcare related content, including some that promote competitor brands.

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These companies may be better known than we are and have more customers than we do. We cannot provide assurance that we will be able to compete successfully against these companies or any alliances they have formed or may form. If we are unable to compete with one or more of our competitors, our growth strategy may be impeded, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

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Product revenue.

Although we intend and continue to develop and introduce new nutraceutical products, we currently market and sell encapsulated ProJuvenol®, DermalStilbene, IsoStilbene, and NeuroStilbene, NanoStilbene®, NLRP3 Trifecta, and QuadraMune® are all powerful antioxidants. We currently do not have a broad portfolio of other products completed that we could rely on to support our operations if we were to experience any difficulty with the manufacture, marketing, sale, or distribution of our current products.

Government regulation could adversely affect our business.

Our products and their associated component ingredients are subject to existing and potential government regulation. Our failure, or the failure of our business partners or third-party providers, to accurately anticipate the application of laws and regulations affecting our products and the manner in which we deliver them, or any failure to comply, could create liability for us, result in adverse publicity, or negatively affect our business. In addition, new laws and regulations, or new interpretations of existing laws and regulations, may be adopted with respect to consumer protection and other issues, including pricing, products liability, copyrights and patents, distribution and characteristics and quality of products and services. We cannot predict whether these laws or regulations will change or how such changes will affect our business. Any of this government regulation could impact our growth strategy, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

The Company’s success may depend upon its ability to protect its patents and proprietary technology.

The Company owns patents for several of its products and relies upon the protection afforded by its patents and trade secrets to protect its technology. The Company’s success may depend upon its ability to protect its intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, the Company may not be able to devote the resources necessary to prevent infringement of its intellectual property. Also, the Company’s competitors may develop or acquire substantially similar technologies without infringing the Company’s patents or trade secrets. For these reasons, the Company cannot be certain that its patents and proprietary technology will provide it with a competitive advantage.

Third parties may claim that we are infringing their intellectual property, and we could suffer significant litigation or licensing expense or be prevented from providing certain services, and which may otherwise harm our business.

We could be subject to claims that we are misappropriating or infringing intellectual property, trade secrets or other proprietary rights of others. These claims, even if not meritorious, could be expensive to defend and divert management’s attention from our operations. If we become liable to third parties for infringing these rights, we could be required to pay substantial damage awards and to develop non-infringing products, obtain a license or cease selling the products that use or contain the infringing intellectual property. We may be unable to develop non-infringing products or obtain a license on commercially reasonable terms, or at all. Any claims against our company for infringement could impede our growth strategy, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

We may be subject to claims brought against us as a result of product liability claims.

The Company presently does not carry products liability insurance covering its development, marketing and sale of the products it intends to sell. However, the Company intends and expects to acquire adequate and reasonable products liability insurance after the business is funded. There is no guarantee that the amount of funds raised by virtue of this offering will be adequate to acquire or maintain such insurance. Should the Company not acquire adequate funding to obtain products liability insurance, its uninsured operations would expose the Company and its shareholders to material risks should products liability claims arise. Any claims can be costly to defend, and any successful products liability claim against the Company could materially impact the ability of the Company to continue as a going concern and therefore place your total investment in the Company at risk of being a complete loss.

We may be subject to claims brought against us as a result of product associated content we provide.

Consumers are reasonably expected to access health-related information regarding our products through our on-line web site. If our content, or content we obtain from third parties, contains inaccuracies, it is possible that consumers or others may sue us for various causes of action. Although our planned web site contains terms and conditions, including disclaimers of liability, that are intended to reduce or eliminate our liability, the law governing the validity and enforceability of on-line agreements with consumers that provide the terms and conditions for use of our public or private portals are unenforceable. A finding by a court that these agreements are invalid and that we are subject to liability could harm our business and require costly changes to our business. We have planned editorial procedures in place to provide quality control of the information that we publish or provide. However, we cannot assure you that our editorial and other quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content. Even if potential claims do not result in liability to us, the fact that we would need to investigate and defend against these claims could be expensive and time consuming and could divert management’s attention away from our operations. In addition, our business is in part based on establishing a reputation amongst consumers that our portals as trustworthy and dependable sources of healthcare information. Allegations of impropriety or inaccuracy, even if unfounded, could therefore harm our reputation and business, which could negatively affect our business, financial condition, including liquidity and profitability, and our results of operations.

Changes in commodity and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in product costs are a part of our business; any increase in the prices that suppliers charge for their products could adversely affect our operating results. We remain susceptible to increases in prices as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, safety concerns, product recalls, labor disputes and government regulations. We rely on third-party distribution companies to deliver ingredients to our manufacturers and ultimately our products to customers. Interruption of distribution services due to financial distress or other issues could adversely affect our operations.

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We face substantial competition in attracting and retaining qualified senior management and key personnel and may be unable to develop and grow our business if we cannot attract and retain such senior management and key personnel.

As an early-stage company, our ability to develop and grow our business, to a large extent, depends upon our ability to attract, hire and retain highly qualified and knowledgeable senior management and key personnel who possess the skills and experience necessary to satisfy our business needs. Our ability to attract and retain such senior management and key personnel will depend on numerous factors, including our ability to offer salaries, benefits and professional growth opportunities that are comparable with and competitive to those offered by more established companies operating in our marketplace. We may be required to invest significant time and resources in attracting and retaining additional senior management and key personnel as needed. Moreover, many of the companies with which we will compete for any such individuals have greater financial and other resources, affording them the ability to undertake more extensive and aggressive hiring campaigns, than we can. The normal running of our operations may be interrupted, and our financial condition and results of operations negatively affected, as a result of any inability on our part to attract or retain the services of qualified and experienced senior management and key personnel, or should our prospective key personnel refuse to serve, or, once appointed, leave prior to a suitable replacement being found.

Risks Associated with This Offering and Our Securities

Trading on the OTC Markets may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on OTC Markets. Trading in stock quoted on OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our management will have substantial discretion over the use of proceeds of this Offering and may not apply them effectively.

Our management will have significant flexibility in applying the net proceeds of this Offering and may apply the proceeds in ways with which you do not agree. The failure of our management to apply these funds effectively could have a material adverse effect on our business and our results of operations. The proposed allocation of the net proceeds of this Offering represents our management’s best estimate of the expected use of funds to finance our activities in accordance with our management’s current objectives and overall market conditions. See “Estimated Use of Proceeds”.

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Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS securities Purchase Agreement.

The sale of our common stock to GHS Investments LLC in accordance with the securities Purchase Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Purchase Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock.

Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS securities Purchase Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the securities Purchase Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest trading price during the pricing period.

GHS Investments LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS securities Purchase Agreement will be purchased at a twenty percent (20%) discount, or eighty percent (80%) of the lowest trading price during the ten (10) consecutive trading days immediately preceding our notice to GHS of our election to exercise our “put” right. GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the Financing Agreement.

Our ability to draw down funds and sell shares under the securities Purchase Agreement with GHS requires that the registration statement of which this prospectus forms a part to be declared effective and continue to be effective. The registration statement of which this prospectus forms a part registers the resale of 555,000,000 shares issuable under the securities Purchase Agreement with GHS, and our ability to sell any remaining shares issuable under the investment with GHS is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the Securities and Exchange Commission and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of our common stock to GHS under the Financing Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Financing agreement with GHS to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the securities Purchase Agreement. Consequently, if the price per share does not rise adequately, we might have to increase the number of our authorized shares in order to issue the shares to GHS to gain access to the full $10,000,000.00 under the securities Purchase Agreement. Increasing the number of our authorized shares will require board and stockholder approval, who may determine the dilution effect to be too great to justify authorization of additional shares. Accordingly, because our ability to draw down any amounts under the securities Purchase Agreement with GHS is subject to a number of conditions, as outlined herein, there is no guarantee that we will be able to draw down all of the $10,000,000.00 provided by the equity finance agreement with GHS.

Unless an active trading market develops for our securities, investors may not be able to sell their shares.

We are a reporting company, and our common shares are quoted on OTC Markets (OTC Pink) under the symbol “TSOI”. However, there is a very limited active trading market for our common stock; and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock, or any attempted sale of such common stock may have the effect of lowering the market price, and therefore, your investment may be partially or completely lost.

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Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	the trading volume of our shares;
●	the number of securities analysts, market-makers and brokers following our common stock;
●	new products or services introduced or announced by us or our competitors;
●	actual or anticipated variations in quarterly operating results;
●	conditions or trends in our business industries;
●	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	sales of our common stock; and
●	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value.

The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

The trading market for our common stock is currently not liquid. We cannot predict how liquid the market for our common stock might become. Our common stock is quoted in OTC Markets under the symbol “TSOI.”

The elimination of monetary liability against our directors and officers under Nevada law, and the existence of indemnification rights to our directors, officers and employees, may result in substantial expenditures by the Company.

Pursuant to Nevada Revised Statutes Section 7502, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties even though such actions, if successful, might otherwise benefit us and our stockholders.

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Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and related rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public entity, these rules and regulations increase compliance costs and make certain activities more time consuming and costly. As a public entity, these rules and regulations also make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve as directors or as executive officers.

We do not plan to pay any cash or stock dividends in the foreseeable future.

The payment of dividends upon our capital stock is solely within the discretion of our future board of directors and is dependent upon our financial condition, results of operations, capital requirements, restrictions contained in our future financing instruments and any other factors our board of directors may deem relevant. We have never declared or paid any cash or stock dividends on our capital stock and we currently anticipate that we will retain earnings, if any, to finance the development and expansion of our business and, as such, do not intend on paying any cash or stock dividends in the foreseeable future.

Best Efforts Offering.

The Securities are being offered by the Company on a “best efforts” basis. There is no firm commitment by any person to sell any of the common stock and there is no assurance that any common stock offered will be sold. There is no minimum number of common stock required to be sold in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “would,” “will be,” “will continue” or the negative of or other variation on these words or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Management cautions that the forward-looking statements contained in this prospectus and the information incorporated by reference are not guarantees of future performance, and we cannot assume that such statements will be realized, or the forward-looking events and circumstances will occur.

The risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements include, but are not limited to, those set forth in the “Risk Factors” section below.

Some of the factors that could cause actual results to differ from our expectations are:

●	the state of the Company’s development;
●	the Company’s ability to continue as a going concern;
●	the Company’s ability to compete in an unproven market;
●	resistance by potential customers to new technologies;
●	performance issues with the Company’s products;
●	uncertainties related to estimates, assumptions and projections relating to unpaid losses and loss adjustment expenses and other accounting policies;
●	reliance on key personnel;
●	introduction of competing products by other companies;
●	inflation and other changes in economic conditions, including changes in the financial markets;
●	security breaches and other system disruptions;
●	legislative and regulatory developments, especially in the gathering and use of information about private citizens;
●	weather conditions and natural disasters (including, but not limited to, the severity and frequency of storms, hurricanes, tornados and hail); and
●	acts of war and terrorist activities, among other man-made disasters.

Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus and in the information incorporated by reference are made only as of the date of this prospectus. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not undertake and specifically decline any obligation to update or revise any forward-looking statements in this prospectus after we distribute this prospectus, or publicly announce the results of any revisions to any such statements to reflect future events or developments, whether as a result of any new information, future events or otherwise.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

The Company will retain broad discretion over the use of the net proceeds from the sale of the securities to purchaser. We currently intend to use the net proceeds for working capital, capital expenditures, extinguishment of debt or other liabilities, and general corporate purposes. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current commitments or binding agreements with respect to any acquisitions as of the date of this prospectus.

Market for Our Common Stock

Market Information

Our common stock is quoted on the OTCQB under the symbol “TSOI.” The table below sets forth for the periods indicated the quarterly high and low bid prices as reported by OTC Markets. Limited trading volume has occurred during these periods. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	Quarter	High	Low
FISCAL QUARTER ENDING SEPTEMBER 30, 2023	Third	$0.0018	$0.0014

	Quarter	High	Low
FISCAL YEAR ENDING DECEMBER 31, 2022	First	$0.0257	$0.0241
	Second	$0.022	$0.0199
	Third	$0.014	$0.0121
	Fourth	$0.0063	$0.0055

	Quarter	High	Low
FISCAL YEAR ENDING DECEMBER 31, 2021	First	$0.0859	$0.0668
	Second	$0.044	$0.040
	Third	$0.052	$0.050
	Fourth	$0.0319	$0.0274

Our common stock is considered to be penny stock under rules promulgated by the Securities and Exchange Commission (the “SEC”). Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a penny stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

We have granted registration rights only to the selling investor shareholder herein. We have not proposed to publicly offer any shares of our common stock in a primary offering.

Availability of Rule 144. Rule 144 is not available for the resale of securities issued by companies that are, or previously were, shell companies, such as our company. Paragraph (i) of Rule 144 prohibits the use of the rule for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company, except where the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
●	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Holders. As of the close of business on November 10, 2023, we had approximately 213 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. We have appointed New Horizon Transfer 215-515 West Pender Street, Vancouver, BC V6B 6H5, 604-876-5526, to act as transfer agent for the common stock.

Dividends

We have not declared or paid any cash dividends on our common stock during the two fiscal years ended December 31, 2021 and December 31, 2022, respectively, or in any subsequent period. We do not anticipate or contemplate paying dividends on our common stock. The only restrictions that limit the ability to pay dividends on common equity, or that are likely to do so in the future, are those restrictions imposed by law.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth as of the most recent fiscal year ended December 31, 2022, certain information with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) and (b))
Equity compensation plans approved by security holders:	0	0	0
Equity compensation plans not approved by security holders:	0	0	0
Total:	0	0	0

Dilution

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering. Dilution results from the fact that the per share offering price of the shares of common stock is substantially in excess of the net tangible book value per share attributable to the shares of common stock held by existing owners.

Our net tangible book value as of September 30, 2023, was $0.001 per share of common stock. We calculate net tangible book value per share by taking the amount of our total assets, reduced by the amount of our total liabilities, and then dividing that amount by the number of shares of common stock outstanding.

[Balance of Page Intentionally Left Blank]

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Management’s Discussion and Analysis of

Financial Condition and Results of Operations

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section labeled “Risk Factors.”

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project,” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

General

Our principal executive office is located at 701 Wild Rose Lane, Elk City, Idaho, 83525, with an additional satellite office located at 4093 Oceanside Blvd. Suite “B”, Oceanside, California, 92056; our telephone number is (760) 295-7208, and our website is www.therapeuticsolutionsint.com. The reference to our website does not constitute incorporation by reference of the information contained on our website.

We file our quarterly and annual reports with the Securities and Exchange Commission (SEC), which the public may view and copy at the SEC’s Public Reference Room at 100 F Street, N.E. Washington D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1–800–SEC–0330. The SEC also maintains an Internet site, the address of which is www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers which file electronically with the SEC. The periodic and current reports that we file with the SEC can also be obtained from us free of charge by directing a request to Therapeutic Solutions International, Inc., 701 Wild Rose Lane, Elk City, Idaho 83525, Attn: Corporate Secretary.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On January 3, 2019, the Board of Directors engaged Fruci & Associates II, PLLC (“Fruci”), as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Company filed a Form 8-K on January 7, 2019, in regard to this change. Fruci has acted as the Company’s independent registered public accounting firm for the years ending December 31, 2019, 2020, 2021, and 2022, as well. There currently are no disagreements between Fruci and the Company.

INFORMATION WITH RESPECT TO THE REGISTRANT

CURRENT BUSINESS OPERATIONS DESCRIPTION

Overview

As stated more fully above under Business Description (beginning page 8), currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate(make more active) or downregulate (make less active) one’s immune system. Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSOI is developing a range of immune-modulatory agents to target certain cancers, schizophrenia, suicidal ideation, traumatic brain injury, and for daily health.

Nutraceutical Division – TSOI has been producing high quality nutraceuticals. Its current flagship product, QuadraMune®, is a multi-patented synergistic blend of pterostilbene, sulforaphane, epigallocatechin-3-gallate, and thymoquinone. QuadraMune® has been shown to increase Natural Killer Cell activity and healthy Cytokine production.

Regenerative Medicine – TSOI obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI) and Lung Pathology (LP).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of (a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability. Subsequent to this acquisition the Company has filed an additional 22 patents on this population of unique mesenchymal-like stromal cells.

Immunotherapies - TSOI has a large portfolio of immunotherapies that range from dendritic cell vaccines for cancers to Parkinson’s Disease developed on our StemVacs™ platform.

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Investigational Drug Applications (IND)

Treatment of Metastatic Breast Cancer by StemVacs-V Cancer Immunotherapeutic (IND transferred to subsidiary Res Nova Bio, Inc.)

The Primary Objective is safety and feasibility of StemVacs-V administration at 12 months as assessed by lack of adverse medical events. The Secondary Objective is efficacy as judged by tumor response, time to progression, and immunological monitoring.

Safety, Feasibility, and Immunomodulatory Activities of StemVacs™ in Patients with Advanced Solid Tumors

The Primary Objective is safety and feasibility of StemVacs™ administration at 12 months as assessed by lack of adverse medical events. The Secondary Objective is efficacy as judged by tumor response, time to progression, and immunological monitoring.

ARDScell Umbilical Cord-derived Mesenchymal Stem Cells for Patients with Acute Respiratory Distress Syndrome (ARDS)

The overall objective of this protocol is to confirm safety and determine effectiveness of Umbilical Cord Mesenchymal Stem Cells (UC-MSC) infusions in subjects with ARDS.

The primary objective is to assess effectiveness of UC-MSC treatment on proportion of patients alive and free of respiratory failure at Day 60 after randomization. The secondary objectives will be to assess all-cause mortality at Day 60, survival at day 31, number of subjects experiencing serious adverse events (SAEs) by day 31, SAE-free survival, time to recovery (evaluated until day 60), and time to oxygen requirement equal or below 40% oxygen.

CTEcell Investigation of Umbilical Cord-derived Mesenchymal Stem Cells for the Treatment of Chronic Traumatic Encephalopathy (CTE) Patients (transferred to subsidiary CTE Biologics, Inc.

Primary Objective is to determine safety and efficacy of 100 million intravenously administered CTEcell™ allogeneic umbilical cord mesenchymal stem cells. Efficacy will be determined by behavioral scores, brain imaging, and reduction in inflammatory markers. Toxicity of treatment was evaluated for the duration of the study and will be graded according to the criteria of the World Health Organization.

COPDcell Therapy (IND transferred to subsidiary Breathe Biologics, Inc.)

To determine safety and efficacy of intravenously administered allogeneic JadiCell umbilical cord blood mesenchymal stem cells in patients with moderate-to severe chronic obstructive pulmonary disease (COPD). The Primary Endpoint, which is toxicity, will be assessed by number of adverse events (AEs). The Secondary Endpoint, which is efficacy will be evaluated at baseline and days 30, 60, and 90.

Orphan Drug Designation

Rare diseases affect patients and their families. Over 7,000 rare diseases affect more than 30 million people in the United States. Many rare conditions are life threatening and most do not have treatments. The FDA works to enhance to the availability of treatments for rare diseases by evaluating information from product sponsors to determine if drugs meet the criteria for certain incentives and administering grants to provide funding for research on rare diseases.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells. On March 4, 2021, the Company received an IND Serial # 27377 for a clinical trial of 10 patients with CTE.

On August 4th, 2021, the Company announced clearance from the Food and Drug Administration (FDA) to initiate a Phase III pivotal trial for registration of the Company’s JadiCell™ universal donor stem cell as a treatment for COVID-19 associated lung failure under IND # 19757. In previous studies the Company has demonstrated the superior activity of JadiCell™ to other types of stem cells including bone marrow, adipose, cord blood, and placenta. Furthermore, the JadiCell™ was shown to be 100% effective in saving the lives of COVID-19 patients under the age of 85 in a double-blind placebo controlled clinical trial with patients in the ICU on a ventilator. In patients over the age of 85 the survival rate was 91%.

In addition, the Company has filed data with the FDA, as part of IND #17448, which demonstrated that treatment of cancer patients with StemVacs™ resulted in enhanced activity of a type of immunological cell called “natural killer” cells, otherwise known as “NK cells.”

The Company has also developed an allogenic version of StemVacs and has filed patents to cover activating universal donor immune system cells called dendritic cells in a manner so that upon injection they reprogram the body’s NK cells. Most recently the Company announced filing of a patent for a new hybrid cell created by the Company capable of training the immune system to kill blood vessels feeding cancer but sparing healthy blood vessels. These discoveries are an extension of previous findings from the Company showing that StemVacs is capable of suppressing new blood vessel production.

On May 9, 2022, the Company filed an Investigational New Drug Application for Treatment of Chronic Obstructive Pulmonary Disease (COPD) Using JadiCell™ Universal Donor Adult Stem Cells under IND Serial # 28508.

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Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that re not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Recent Accounting Pronouncements

The consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In the opinion of the Company’s management, the consolidated financial statements include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position for the periods presented.

In August 2020, the FASB issued ASU 2020-06, Debt —Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This update simplifies the accounting for certain convertible instruments by removing the separation models for convertible debt with a cash conversion feature and for convertible instruments with a beneficial conversion feature. As a result, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, this update amends the diluted earnings per share calculation for convertible instruments by requiring the use of the if-converted method. The treasury stock method is no longer available. Entities may adopt the requirements of ASU 2020-06 using either a full or modified retrospective approach, and it is effective for public businesses, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The accounting guidance has been adopted with no significant financial statement impact.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, the Company applies the following methodology to recognize revenue:

1) Identify the contract with a customer.

2) Identify the performance obligations in the contract.

3) Determine the transaction price.

4) Allocate the transaction price to the performance obligations in the contract.

5) Recognize revenue when (or as) the entity satisfies a performance obligation.

ASC 606 provides that sales revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company generally satisfies performance obligations upon shipment of the product or service to the customer. This is consistent with the time in which the customer obtains control of the product or service.

Returns. Revenue is adjusted based on an estimate of the expected returns based on historical rates. Our estimate of the provision for returns is based upon our most recent historical experience of actual customer returns. Additionally, we consider other factors when estimating our current period return provision, including levels of inventory in our distribution channel as well as significant market changes which may impact future expected returns, and make adjustments to our current period provision for returns when it appears product returns may differ from our original estimates. These returns have not been significant to the Company’s revenues in the accompanying financial statements.

Wholesale policies.

Delivery. The Goods shall be deemed delivered when Buyer has accepted delivery at the above-referenced location. The shipping method shall be determined by Seller, but Buyer will not be responsible for shipping costs.

Purchase Price & Payments. Seller agrees to sell the Goods to Buyer for Fifty Percent (50%) off Seller’s listed retail price. Seller will provide an invoice to Buyer at the time of delivery. All invoices must be paid, in full, within thirty (30) days. Any balances not paid within thirty (30) days will be subject to a five percent (5%) late payment penalty. In the event Buyer exceeds the aggregate of $500,000 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $750,000.00. In the event Buyer exceeds the aggregate of $750,000 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $1,500,000.00. All future sales after initial $1,500,000 in aggregate purchases will be sold at 60% off retail.

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Inspection of Goods & Rejection. Buyer is entitled to inspect the Goods upon delivery. If the Goods are unacceptable for any reason, Buyer must reject them at the time of delivery up to five (5) business days from the date of delivery. If Buyer has not rejected the Goods within five (5) business days from the date of delivery, Buyer shall have waived any right to reject that specific delivery of Goods. In the event Buyer rejects the Goods, Buyer shall allow Seller a reasonable time to cure the deficiency. A reasonable time period shall be determined by industry standards for the particular Goods, as well as the Seller and Buyer.

Risk of Loss. Risk of loss will be on the Seller until the time when the Buyer accepts delivery. Seller shall maintain any and all necessary insurance in order to insure the Goods against loss at Seller’s own expense.

Retail policies of e-commerce.

Shipping. Shipping Time - Most orders will ship the next business day, provided the product ordered is in stock. Orders are not processed or shipped on Saturday or Sunday, except by prior arrangement. We cannot guarantee when an order will arrive. Consider any shipping or transit time offered to the customer by this site or other parties only as an estimate. We encourage the customer to order in a timely fashion to avoid delays caused by shipping or product availability. Fulfillment mistakes that may be made which result in the shipment of incorrect products to the customer will also be accepted for return.

Out of Stock. We will ship the customer’s product as it becomes available. Usually, products ship by the next business day. However, there may be times when the product the customer had ordered is out-of-stock, which will delay fulfilling the customer’s order. We will keep the customer informed of any products that the customer had ordered that are out-of-stock and unavailable for immediate shipment. The Customer may cancel their order at any time prior to shipping.

Cash and Cash Equivalents. The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At September 30, 2023 and December 31, 2022 and 2021, the Company had $0 and $0 in excess of the FDIC insured limit.

Inventories. Inventories are stated at lower of cost (using the first-in, first-out method, “FIFO”) or market. Inventories consist of purchased materials and assembly items.

Depreciation and Amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Amortization is computed using the straight-line method over the term of the agreement. Depreciation expense for the years ended December 31, 2022 and 2021 was $10,946 and $6,772, respectively.

Depreciation expense for the nine months ended September 30, 2023, and 2022 was $8,161 and $3,489, respectively.

Intangible Assets. Intangible assets consisted primarily of intellectual properties such as proprietary nutraceutical formulations. Intellectual assets are capitalized in accordance with ASC Topic 350 “Intangibles – Goodwill and Other.” Intangible assets with finite lives are amortized over their respective estimated lives and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Amortization expense for the years ended December 31, 2022 and 2021 was $233,685 and $11,295, respectively.

Amortization expense for the nine months ended September 30, 2023, and 2022 was $222,581 and $191,192, respectively.

Long-lived Assets. In accordance with ASC 360, Property, Plant and Equipment, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Research and Development. Research and Development costs are expensed as incurred. Research and Development costs are expensed as incurred. Research and Development expenses were $1,441,128 and $794,750 for the years ended December 31, 2022 and 2021, respectively.

Research and Development expenses were $410,146 and $1,177,123 for the nine months ended September 30, 2023, and 2022, respectively.

Income Taxes. The Company accounts for income taxes under ASC 740 “Income Taxes,” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

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Stock-Based Compensation. Compensation expenses for stock issued to employees is determined as the fair value of consideration or services received or the fair value of the equity instruments issued, whichever is more reliably measured. The Financial Accounting Standards Board (FASB) issued ASU 2018-07 to expand the scope of Topic 718 to include share-based payments issued to nonemployees. The effective date for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the effective date is fiscal years beginning after December 15, 2019. The Company adopted during the year ended December 31, 2018, for which there was no impact on the consolidated financial statements. The Company issues shares for multiyear consulting agreements which are restricted and nonrefundable shares.

Leases. On February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 became effective for the Company in the first quarter of 2019 and was adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company recorded a Right-of-use asset and a Lease Liability of $131,818 as of September 30, 2023.

Derivative Liabilities. A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts and for hedging activities.

As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, the Company entered into certain debt financing transactions in fiscal 2021 and 2022, as well as 2023, as disclosed in “Convertible Notes” below, containing certain conversion features that have resulted in the instruments being deemed derivatives. We evaluate such derivative instruments to properly classify such instruments within equity or as liabilities in our financial statements. Our policy is to settle instruments indexed to our common shares on a first-in-first-out basis.

The convertible promissory notes are convertible into a variable number of shares of common stock for which there is not a floor to the number of common stock we might be required to issue. Based on the requirements of ASC 815 Derivatives and Hedging, the conversion feature represented an embedded derivative that is required to be bifurcated and accounted for as a separate derivative liability. The derivative liability is originally recorded at its estimated fair value and is required to be revalued at each conversion event and reporting period. Changes in the derivative liability fair value are reported in operating results each reporting period.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

Instruments classified as derivative liabilities are remeasured using the Black-Scholes model at each reporting period (or upon reclassification) and the change in fair value is recorded on our consolidated statement of operations. We recorded derivative liabilities of $531,525 and $202,144 at December 31, 2021 and 2022, respectively.

For the notes issued during the nine months ended September 30, 2023, the Company valued the conversion feature on the date of issuance resulting in an initial liability of $628,437. Since the fair value of the derivative was in excess of the proceeds received, a full discount to convertible notes payable and a day one loss on derivative liabilities of $78,868 was recorded during the nine months ended September 30, 2023. Upon issuance, the Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0008 to $0.0034, the closing stock price of the Company’s common stock on the date of valuation ranging from $0.0011 to $0.006, an expected dividend yield of 0%, expected volatility ranging from 124% to 160%, risk-free interest rate ranging from 4.67% to 5.46%, and an expected term of one year.

During the nine months ended September 30, 2023, convertible notes with principal and accrued interest balances totaling $338,577 were converted into 218,504,885 shares of common stock. At each conversion date, the Company recalculated the value of the derivative liability associated with the convertible note recording a gain (loss) in connection with the change in fair market value. In addition, the fair value of the shares of common stock issued in excess or deficit of the pro-rata portion of the derivative liability as compared to the portion of the convertible note converted was recorded as a loss or gain on derivative liabilities. During the nine months ended September 30, 2023, the Company recorded $100,807 to gain on derivative liabilities in connection with these conversions. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0008 to $0.004, the closing stock price of the Company’s common stock on the date of valuation ranging from $0.001 to $0.006, an expected dividend yield of 0%, expected volatility ranging from 110% to 193%, risk-free interest rates ranging from 4.55% to 5.37%, and expected terms of 0.48 to 0.50 years.

On September 30, 2023, the derivative liabilities on the remaining convertible notes were revalued at $292,699 resulting in a gain of $93,836 for the nine months ended September 30, 2023, related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black- Scholes option pricing model with the following assumptions: exercise prices of $0.0008, the closing stock price of the Company’s common stock on the date of valuation of $0.002, an expected dividend yield of 0%, expected volatility ranging from 157% to 175%, risk-free interest rate of 5.46%, and an expected term ranging from 0.53 to 1 years.

The Company amortizes the discounts over the term of the convertible promissory notes using the straight-line method which is similar to the effective interest method. During the nine months ended September 30, 2023, and 2022, the Company amortized $299,268 and $461,058 to interest expense, respectively. As of September 30, 2023, discounts of $157,861 remained which will be amortized through September 2024.

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Fair Value of Financial Instruments. The Company’s financial instruments consist of cash and cash equivalents, prepaids, convertible notes, and payables. The carrying amount of cash and cash equivalents and payables approximates fair value because of the short-term nature of these items.

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value measurements are required to be disclosed by level within the following fair value hierarchy:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs lack observable market data to corroborate management’s estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

When determining fair value, whenever possible the Company uses observable market data, and relies on unobservable inputs only when observable market data is not available. As of September 30, 2023 and December 31, 2022, the Company has level 3 fair value calculations on derivative liabilities. The table below reflects the results of our Level 3 fair value calculations:

The following is the change in derivative liability for the three months ended September 30, 2023:

Balance, December 31, 2022	$202,144
Issuance of new derivative liabilities	328,433
Conversions	(331,714)
Change in fair market value of derivative liabilities	93,836
Balance, September 30, 2023	$292,699

Use of Estimates. Estimates were made relating to valuation allowances, impairment of assets, share-based compensation expense and accruals. Actual results could differ materially from those estimates.

Comprehensive Loss. Comprehensive loss for the periods reported was comprised solely of the Company’s net loss.

Non-Controlling Interests. Non-controlling interests disclosed within the consolidated statement of operations represent the minority ownership’s 32% share of net losses of Res Nova Bio, Inc., incurred during the nine months ended September 30, 2023.

Net Loss Per Share. Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of December 31, 2022 and 2021, a total of 267,136,056 and 95,273,690, respectively, potential common shares, consisting of shares underlying outstanding convertible notes payable were excluded as their inclusion would be antidilutive.

As of September 30, 2023, and 2022, a total of 1,259,591,300 and 211,919,728, respectively, potential common shares, consisting of shares underlying outstanding convertible notes payable were excluded as their inclusion would be antidilutive.

Convertible Notes Payable. At various times during the year ended December 31, 2022, the Company entered into convertible promissory notes with principal amounts totaling $544,000 with third parties for which the proceeds were used for operations. The Company received net proceeds of $505,000, and a $39,000 original issuance discount was recorded. The convertible promissory notes incur interest at a rate of 10% per annum and mature on dates ranging from January 1, 2023 to December 5, 2023. The convertible promissory notes are convertible to shares of the Company’s common stock 180 days after issuance. The conversion price per share is equal to a percentage of 63% of the average of the three (3) lowest trading prices of the Company’s common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The trading price is defined within the agreement as the closing bid price on the applicable trading market. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at December 31, 2022 a total of 267,136,056 common shares in connection with these promissory notes.

At various times during the nine months ended September 30, 2023, the Company entered into convertible promissory notes with principal amounts totaling $283,250 with a third party for which the proceeds were used for operations. The Company received net proceeds of $250,750, and an $32,500 original issuance discount was recorded. The convertible promissory notes incur interest at 10% per annum and mature on dates ranging from April 11, 2024, to September 29, 2024. The convertible promissory notes are convertible to shares of the Company’s common stock 180 days after issuance. The conversion price per share is equal to 63% of the average of the three (3) lowest trading prices of the Company’s common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The trading price is defined within the agreement as the closing bid price on the applicable trading market. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at September 30, 2023 a total of 1,259,591,300 common shares in connection with these promissory notes.

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Derivative liabilities

These convertible promissory notes are convertible into a variable number of shares of common stock for which there is not a floor to the number of common stock we might be required to issue. Based on the requirements of ASC 815 Derivatives and Hedging, the conversion feature represented an embedded derivative that is required to be bifurcated and accounted for as a separate derivative liability. The derivative liability is originally recorded at its estimated fair value and is required to be revalued at each conversion event and reporting period. Changes in the derivative liability fair value are reported in operating results each reporting period.

For the notes issued during the nine months ended September 30, 2023, the Company valued the conversion feature on the date of issuance resulting in an initial liability of $628,437. Since the fair value of the derivative was in excess of the proceeds received, a full discount to convertible notes payable and a day one loss on derivative liabilities of $78,868 was recorded during the nine months ended September 30, 2023. Upon issuance, the Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0008 to $0.0034, the closing stock price of the Company’s common stock on the date of valuation ranging from $0.0011 to $0.006, an expected dividend yield of 0%, expected volatility ranging from 124% to 160%, risk-free interest rate ranging from 4.67% to 5.46%, and an expected term of one year.

Unregistered Sales of Equity Securities and Use of Proceeds

●	On January 3, 2023, we issued 4,054,054 shares of common stock for the partial conversion of $15,000 for convertible note dated June 27, 2022.
●	On January 3, 2023, we issued 17,000,000 shares of common stock, valued at $0.006 per share, for consulting services.
●	On January 4, 2023, we issued 10,052,083 shares of common stock for the complete conversion of $36,187 for convertible note dated June 27, 2022.
●	On January 9, 2023, we issued 4,081,132 shares of common stock for $20,000 of accrued salaries.
●	On January 9, 2023, we issued 4,000,000 shares of common stock, valued at $0.0049 per share, for consulting services.
●	On February 6, 2023, we issued 6,060,606 shares of common stock for the partial conversion of $20,000 for convertible note dated August 2, 2022.
●	On February 7, 2023, we issued 11,386,719 shares of common stock for the complete conversion of $36,437 for convertible note dated August 2, 2022.
●	On March 21, 2023, we issued 60,224,825 shares of common stock, valued at $0.00216 per share, for an investment in the Company’s Private Placement.
●	On March 28, 2023, we issued 14,705,882 shares of common stock for the partial conversion of $25,000 for convertible note dated September 27, 2022.
●	On April 3, 2023, we issued 21,308,333 shares of common stock for the complete conversion of $31,962 for convertible note dated September 27, 2022.
●	On April 6, 2023, we issued 40,959,979 shares of common stock for an investment in the Company’s Private Placement of $75,.366.
●	On April 20, 2023, we issued 25,000,000 shares of common stock, valued at .0024 per share, for consulting services.
●	On April 24, 2023, we issued 89,639,965 shares of common stock for an investment in the Company’s Private Placement of $150,595.
●	On April 28, 2023, we issued 20,000,000 shares of common stock for the partial conversion of $30,000 for convertible note dated October 26, 2022.
●	On May 3, 2023, we issued 17,975,000 shares of common stock for the complete conversion of $26,963 for convertible note dated October 26, 2022.
●	On May 10, 2023, we issued 16,500,000 shares of common stock for the complete conversion of $82,500 for convertible note dated November 29, 2016.
●	On May 10, 2023, we issued 27,500,000 shares of common stock for the complete conversion of $110,000 for convertible note dated April 20, 2017.
●	On May 10, 2023, we issued 13,750,000 shares of common stock for the complete conversion of $27,500 for convertible note dated May 23, 2019.
●	On June 5, 2023, we issued 33,988,466 shares of common stock for an investment in the Company’s Private Placement of $59,820.
●	On June 6, 2023, we issued 21,428,571 shares of common stock for the partial conversion of $30,000 for convertible note dated December 5, 2022.
●	On June 7, 2023, we issued 11,758,929 shares of common stock for the complete conversion of $116,463\for convertible note dated December 5, 2022.
●	On June 21, 2023, we issued 45,278,200 shares of common stock for an investment in the Company’s Private Placement of $72,445.
●	On July 7, 2023, we issued 16,542,544 shares of common stock for an investment in the Company’s Private Placement of $26,468.
●	On July 12, 2023, we issued 11,538,462 shares of common stock for the partial conversion of $15,000 for convertible note dated January 10, 2023.
●	On July 13, 2023, we issued 21,843,750 shares of common stock for the complete conversion of $26 213 for convertible note dated January 10, 2023.
●	On July 25, 2023, we issued 59,085,509 shares of common stock for an investment in the Company’s Private Placement of $70,903.
●	On August 9, 2023, we issued 15,873,016 shares of common stock for the partial conversion of $15,000 for convertible note dated February 8, 2023.

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●	On August 10, 2023, we issued 16,233,766 shares of common stock for the partial conversion of $15,000 for convertible note dated February 8, 2023.
●	On August 11, 2023, we issued 35,135,932 shares of common stock for an investment in the Company’s Private Placement of $40,758.
●	On August 14, 2023, we issued 14,285,714 shares of common stock for the complete conversion of $12,000 for the convertible note dated February 8, 2023.
●	On August 31, 2023, we issued 20,175,569 shares of common stock for an investment in the Company’s Private Placement of $17,755.
●	On September 6, 2023, we issued 20,000,000 shares of common stock for an investment in the Company’s Private Placement of $10,000.
●	On September 20, 2023, we committed to issue 2,500,000 shares of common stock, valued at $0.0015 per share, for consulting services, which were subsequently issued on October 3, 2023.
●	On September 19, 2023, we issued 24,149,625 shares of common stock for an investment in the Company’s Private Placement of $23,184.
●	On September 20, 2023, we issued 61,757,394 shares of common stock, valued at $0.0016 per share, for consulting services.
●	On January 4, 2022, we issued 1,034,482 shares of common stock for $30,000 of accrued salaries.
●	On January 14, 2022, we issued 4,158,759 shares of common stock for the complete conversion of $56,975 for convertible note dated July 12, 2021.
●	On February 4, 2022, we issued 4,778,689 shares of common stock for the complete conversion of $58,300 for convertible note dated August 2, 2021.
●	On February 14, 2022, we issued 24,500,000 shares of common stock, valued at $0.01 per share, for an investment in the Company’s Private Placement.
●	On February 24, 2022, we issued 10,000,000 shares of common stock, valued at $0.01 per share, for an investment in the Company’s Private Placement.
●	On February 23, 2022, we issued 149,402,390 shares of common stock, valued at $0.0208 per share, for a license.
●	On March 31, 2022, we issued 10,000,000 shares of common stock, valued at $0.01 per share, for an investment in the Company’s Private Placement.
●	On April 4, 2022, we issued 6,786,585 shares of common stock for the complete conversion of $83,475 for convertible note dated October 1. 2021.
●	On April 5, 2022, we issued 9,000,000 shares of common stock, valued at $0.0251 per share, for consulting services.
●	On May 2, 2022, we issued 7,000,000 shares of common stock, valued at $0.026 per share, for consulting services.
●	On May 2, 2022, we issued 3,571,994 shares of common stock for the complete conversion of $56,438 for convertible note dated November 2, 2021.
●	On May 3, 2022, we issued 2,000,000 shares of common stock, valued at $0.0254 per share, for consulting services.
●	On May 4, 2022, we issued 2,000,000 shares of common stock, valued at $0.0259 per share, for consulting services.
●	On May 24, 2022, we issued 2,000,000 shares of common stock, valued at $0.02261 per share, for consulting services.
●	On June 16, 2022, we issued 2.919.708 shares of common stock for the partial conversion of $40,000 for convertible note dated December 15, 2021.
●	On June 17, we issued 1,951,993 shares of common stock for the complete conversion of $26,938 for convertible note dated December 15, 2021.
●	On July 13, 2022, we issued 2,777,778 shares of common stock for the partial conversion of $35,000 for convertible note dated January 12, 2022.
●	On July 15, 2022, we issued 1,701,389 shares of common stock for the complete conversion of $21,438 for convertible note dated January 12, 2022.
●	On July 25, 2022, we issued 4,095,000 shares of common stock for the complete conversion of $51,188 for convertible note dated January 21, 2022.
●	On August 4, 2022, we issued 5,000,000 shares of common stock, valued at .02 per share, for consulting services.
●	On August 9, 2022, we issued 2 shares of preferred shares, valued at 0.001 per share.

Defaults Upon Senior Securities

None.

Results of Operations

We had a net loss of approximately $3.7 million in 2022 compared to a net loss of approximately $3 million in 2021.

Net sales increased $60,811 from $145,956 to $206,767, for the years ended December 31, 2021 and 2022, respectively. This increase was mainly due to an increase in sales of the Company’s nutraceutical line of products.

Cost of goods sold increased $36,896, from $42,544 to $79,440, for the years ended December 31, 2021 and 2022, respectively. This increase was mainly due to higher net sales of the Company’s new nutraceutical line of products in 2022 vs 2021.

Operating expenses for the years ended December 31, 2022 and 2021 were approximately $3.2million and $2.5 million, respectively, an increase of $700,000. This increase was mainly due a combination of increased general and administrative expenses, an increase in consulting fees, an increase in legal and accounting fees, and an increase in research and development.

Cost of goods sold increased $36,896, from $42,544 to $79,440, for the years ended December 31, 2021 and 2022, respectively. This increase was mainly due to higher net sales of the Company’s new nutraceutical line of products in 2022 vs 2021.

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Operating expenses for the years ended December 31, 2022 and 2021 were approximately $3.2million and $2.5 million, respectively, an increase of $700,000. This increase was mainly due a combination of increased general and administrative expenses, an increase in consulting fees, an increase in legal and accounting fees, and an increase in research and development.

General and administrative expenses increased approximately $355,000, from $139,000 to $494,000, for the years ended December 31, 2021 and 2022, respectively. This increase was mainly due to an increase in amortization, marketing and travel during the year.

Salaries, wages and related expenses increased approximately $8,000, from $437,000 to $445,000, for the years ended December 31, 2021 and 2022, respectively. This increase was mainly due to an increase in salaries.

Consulting fees increased approximately $167,000 from $265,000 to $432,000 for the years ended December 31, 2021 and 2022, respectively, due to an increase in overall consulting services during 2022.

Legal and professional fees decreased approximately $376,000, from $773,000 to $397,000 for the years ended December 31, 2021 and 2022, respectively, due to a decrease in overall patent and general counsel services.

Research and development costs increased approximately $696,000 from $795,000 to $1,441,000, for the years ended December 31, 2021 and 2022, respectively. This increase was mainly due to research and development expenses related to the Company’s nutraceutical line of products.

Total loss from derivatives liabilities decreased approximately $405,000 from $539,000 to $134,000 for the years ended December 31, 2021 and 2022, respectively. This decrease was due to a derivative liability expense from certain convertible notes in 2022 compared to 2021.

Net interest expense increased approximately $34,000 from $612,000 to $646,000 for the years ended December 31, 2021 and 2022, respectively. This increase was mainly due to increased debt balances.

Results of Operations for the Nine Months Ended September 30, 2023, and 2022

You should read the following discussion of our financial condition and results of operations together with the audited financial statements and unaudited financial statements included in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements.

We had net loss of $1,743,194 for the nine months ended September 30, 2023, compared to a net loss of $2,737,342 for the nine months ended September30, 2022, a decrease of $994,148. This decrease was mainly due to decreases in consulting and research and development expenses. The Company has concentrated on Patents this year instead of consulting. Research and Development decreased because one of the contractors finished his term. Net sales decreased $123,207, from $198,188 to $75,161, for the nine months ended September 30, 2022, and 2023, respectively. Sales have declined because of the economic factors.

Cost of goods sold decreased $7,220 from $33,437 to $26,217, for the nine months ended September 30, 2022, and 2023, respectively. These decreases were mainly a result of decreases in net sales for products in 2023.

Operating expenses for the nine-month periods ended September 30, 2023, and 2022 were $1,478,652 and $2,486,052, a decrease of $1,007,400. This decrease was mainly due to decreases in consulting and research and development expenses.

General and administrative expenses decreased $28,613, from $388,561 to $359,948 for the nine months ended September 30, 2022, and 2023, respectively. This decrease was mainly attributable to a decrease in marketing, advertising and selling expenses during the nine months ended September 30, 2023.

Salaries, wages, and related expenses decreased $1,227, from $336,926 to $335,699 for the nine months ended September 30, 2022, and 2023, respectively. This decrease was mainly due to a decrease in wage related expenses as we weren’t manufacturing our own product in-house for the nine months ended September 30, 2023.

Consulting fees decreased $174,377 from $317,284 to $142,907 for the nine months ended September 30, 2022, and 2023, respectively, due to a decrease in overall consulting services. Prepaid consulting services were expensed over either a year or two years and have expired which led to a decrease in consulting services. We had an increase in patent expense which doesn’t use consulting services.

Legal and professional fees decreased $36,206 from $266,158 to $229,952 for the nine months ended September 30, 2022, and 2023, respectively, due to decrease in legal expense for patents.

Research and development decreased $766,977, from $1,177,123 to $410,146 for the nine months ended September 30, 2022, and 2023, respectively, due to a decrease in research and development due to a contractor completing his term of research. The company has concentrated on Patents this year to date.

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Liquidity and Capital Resources

We have experienced recurring losses over the past years which have resulted in accumulated deficits of approximately $19.4 million and a working capital deficit of approximately $1.9 million at September 30, 2023. These conditions raise significant doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon its ability to secure additional financing, increase sales of its products and attain profitable operations. It is the intent of management to continue to raise additional capital. However, there can be no assurance that the Company will be able to secure such additional funds or obtain such on terms satisfactory to the Company, if at all.

There is no guarantee we will receive the required financing to complete our business strategies, and it is uncertain whether future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.

Off Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

As a Smaller Reporting Company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide this information requested by this item.

Controls and Procedures

Disclosure Controls and Procedures

As required by Rule 13a-15(b) under the Securities Exchange Act of 1934, or Exchange Act, our principal executive officer and principal financial officer evaluated our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of September 30, 2023. Based on this evaluation, these officers concluded that as of the end of the period covered by this Quarterly Report on Form 10-Q, these disclosure controls and procedures were not operating effectively to ensure that the information required to be disclosed by the Company in reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and include controls and procedures designed to ensure that such information is accumulated and communicated to our management, including our principal executive officer, to allow timely decisions regarding required disclosure.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during our fiscal quarter ended September 30, 2023 that materially affected, or are reasonable likely to materially affect, our internal control over financial reporting.

Our management, including the Chief Executive Officer assessed the effectiveness of our internal control over financial reporting as of September 30, 2023. In making our assessment, we used the framework and criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) (2013). Based on that assessment, our management has identified certain material weaknesses in our internal control over financial reporting.

Our management concluded that as of September 30, 2023, our internal control over financial reporting was not effective, and that material weaknesses existed in the following areas as of September 30, 2023.

(1)	we do not employ full time in-house personnel with the technical knowledge to identify and address some of the reporting issues surrounding certain complex or non-routine transactions. With respect to material, complex and non-routine transactions, management has and will continue to seek guidance from third-party experts and/or consultants to gain a thorough understanding of these transactions;

(2)	we have inadequate segregation of duties consistent with the control objectives including but not limited to the disbursement process, transaction or account changes, and the performance of account reconciliations and approval;

(3)	we have ineffective controls over the period end financial disclosure and reporting process caused by insufficient accounting staff.

Legal Proceedings. From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties, or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

However, as of the date of this report, management believes the outcome of currently identified potential claims and lawsuits will not have a material adverse effect on our financial condition or results of operations.

Risk Factors. No material changes to risk factors have occurred as previously disclosed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 29, 2023.

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PROPERTIES

On December 17, 2020, Therapeutic Solutions International, Inc. Board of Directors made a decision to move our corporate headquarters to Elk City, Idaho 83525 and has purchased real property at 701 Wild Rose Lane and 50 Bullock Lane, Elk City Idaho 83525.

The Company continues to maintain a leased satellite office at the current address of 4093 Oceanside Blvd., Suite B, Oceanside CA, 92056.

GOVERNMENT REGULATION

The Company’s business is subject to varying degrees of regulation by a number of government authorities in the United States, including the United States Food and Drug Administration (FDA), the Federal Trade Commission (FTC), and the Consumer Product Safety Commission. The Company will be subject to additional agencies and regulations if it enters the manufacturing business. Various agencies of the state and localities in which we operate and in which our products are sold also regulate our business, such as the California Department of Health Services, Food and Drug Branch. The areas of our business that these and other authorities regulate include, among others:

●	product claims and advertising;
●	product labels;
●	product ingredients; and
●	how we package, distribute, import, export, sell and store our products.

The FDA, in particular, regulates the formulation, manufacturing, packaging, storage, labeling, promotion, distribution and sale of vitamins and other nutritional supplements in the United States, while the FTC regulates marketing and advertising claims. The FDA issued a final rule called “Statements Made for Dietary Supplements Concerning the Effect of the Product on the Structure or Function of the Body,” which includes regulations requiring companies, their suppliers and manufacturers to meet Good Manufacturing Practices in the preparation, packaging, storage and shipment of their products. Management is committed to meeting or exceeding the standards set by the FDA.

The FDA has also issued regulations governing the labeling and marketing of dietary and nutritional supplement products. They include:

●	the identification of dietary or nutritional supplements and their nutrition and ingredient labeling;
●	requirements related to the wording used for claims about nutrients, health claims, and statements of nutritional support;
●	labeling requirements for dietary or nutritional supplements for which “high potency” and “antioxidant” claims are made;
●	notification procedures for statements on dietary and nutritional supplements; and
●	pre-market notification procedures for new dietary ingredients in nutritional supplements.

The Dietary Supplement Health and Education Act of 1994 (DSHEA) revised the existing provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements and defined dietary supplements to include vitamins, minerals, herbs, amino acids and other dietary substances used to supplement diets. DSHEA generally provides a regulatory framework to help ensure safe, quality dietary supplements and the dissemination of accurate information about such products. The FDA is generally prohibited from regulating active ingredients in dietary supplements as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

The Company is also subject to a variety of other regulations in the United States, including those relating to taxes, labor and employment, import and export, and intellectual property.

Legal Proceedings

During the past ten years there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of the persons nominated to become directors or executive officers upon closing of the Merger Agreement, and none of these persons has been involved in any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity, any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

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MANAGEMENT OF THE COMPANY

The name of the officers and directors of the Company as of December 20, 2023, as well as certain information about them, are set forth below:

Name	Position	Age
Executive Officers:
Timothy G. Dixon	President and Chief Executive Officer	65
Famela Ramos	Vice President	46
James Veltmeyer, MD	Chief Medical Officer	58
Feng Lin, MD, PhD	Chief Scientific Officer	53
Directors:
Thomas E. Ichim, PhD	Director	48
Timothy G. Dixon	Chairman	65

Background of Officers and Directors

Timothy G. Dixon, CEO, President, and Chairman

Mr. Dixon currently serves as Chief Executive Officer, President, and Chairman of Therapeutic Solutions International, Inc. He also currently serves as Chairman of Campbell Neurosciences, Inc., Allogen Biologics, Inc., Res Nov Bio, Inc., VasoSome Vascular, Inc., CTE Biologics, Inc., and Breathe Biologics, Inc., all subsidiaries of TSOI. Mr. Dixon previously served as the President of TMD Courses, Inc. from 2006 to 2012 and; as the President of Splint Decisions Inc. from 2010 to 2011. Mr. Dixon also has extensive experience in dealing with corporate compliance matters with the U.S. Food and Drug Administration (FDA), as well as many international regulatory bodies. Mr. Dixon is inventor and co-inventor of 75+ patents and patents pending.

James Veltmeyer, MD – Chief Medical Officer

Dr. Veltmeyer is a board-certified family physician in La Mesa, California. A graduate of UC San Diego and the Ross University School of Medicine, he completed his residency through the UC San Francisco system where he became Chief of Family Medicine Residency, overseeing 36 doctors.

Dr. Veltmeyer, a member of the San Diego Critical Care Medical Group, has been elected for four years (2012, 2014, 2016, and 2017) by his colleagues in the San Diego County Medical Society as a “Physician of Exceptional Excellence,” the most prestigious honor awarded to a “Top Doctor” in San Diego County. He is among a select group of San Diego physicians who was chosen four of the last fifteen years and he consistently ranks in the top 1% to 2% for patient satisfaction. He is currently the Chief of the Department of Family Medicine at Sharp Grossmont Hospital where he provides senior leadership to over 200 doctors.

Feng Lin, MD, Ph.D., – Chief Scientific Officer

Dr. Lin has a stellar track record of drug development in the area of immunology and immuno-oncology having worked with the public company Inovio Pharmaceuticals, where he developed technologies for gene delivery and therapeutic DNA vaccines against cancer and infectious diseases in both R&D and clinical settings. Subsequently, Dr. Lin served as Director of Chinese Operations for MediStem Inc, which was acquired by Intrexon in May 2014. It was the rapid clinical translation model developed by Dr. Lin at MediStem that resulted in the company’s accelerated FDA clearance to begin clinical trials, which resulted in the sale of the company.

Dr. Lin received his postdoctoral training at the Sanford-Burnham Medical Research Institute and his MD and Ph.D. at the Xiangya Medical School of Central South University, China. He has authored over 20 peer-reviewed scientific publications, including several in top journals such as Science, Cell, and Cancer Cell. He holds several patents.

Famela Ramos – Vice President Business Development

Famela Ramos is a Nurse, a Researcher, and a Politician. Ms. Ramos has run for Congress in the 53nd Congressional District. Ms. Ramos came to the United States from the Philippines at the age of two, when her father joined the United States Navy. Her parents worked tirelessly to support the family of 5 children, all of which became successful entrepreneurs and Government Employees. As a nurse, Ms. Ramos has experience from the beginning of life, having practiced in pediatric nursing, to the end of life, having worked as a hospice nurse.

Her excellence in nursing and research is attested by 7 peer reviewed publications that she collaborated with Academy and Industry in advancing cutting edge research in immunology and regenerative medicine. The first paper, was a collaboration with the Moores Cancer Center and several biotechnology companies, describing the state of the art in cancer immunotherapy, and proposing future directions. The second paper discussed the possibility of stimulating regeneration of injured lung stem cells using specific types of laser and light based interventions, this was a collaboration between the University of Utah and the University of California, San Diego. The third paper, a collaboration between a nutraceutical company and Indiana University, demonstrated the beneficial effects of a nutritional supplement on circulating stem cells in healthy volunteers. The fourth publication was the first successful use of two different types of stem cells in a patient with heart failure, which resulted in a profound improvement. The fifth publication is a report of 114 patients that were treated with umbilical cord blood stem cells and demonstrated safety and signals of efficacy in collaboration with a Chinese Biotech company. The sixth publication was successful treatment of a spinal cord injury patient with stem cells. The seventh publication was the basis for an investigational new drug (IND) application to the FDA, describing use of fat stem cells to treat aplastic anemia. Ms. Ramos has established the Right to Try Foundation, which assists companies in utilizing this new law that allows for accelerated patient access to experimental medication. Through this Foundation Ms. Ramos facilitated the first utilization of a cancer vaccine in the United States and has been assisting both public and private companies. Most recently the Foundation has collaborated on filing new patents for means of implementing the Right to Try Law.

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Ms. Ramos is a board member of Silent Voices, a Pregnancy Resource Center that provides counselling to woman in emergency pregnancies, alternatives to abortion, and for woman that do choose abortion, post abortion support. Ms. Ramos has been endorsed by business and community leaders as well as nationally known athletes including Dr. Peter Farrell, founder of Resmed, a $18 billion company, and Wes Chandler, an NFL Hall of Fame San Diego Charger.

Thomas E. Ichim, Ph.D., Director

Dr. Ichim was appointed to the Board of Directors on January 22, 2016. Dr. Ichim also served as Chief Executive Officer and Director of Allogen Biologics, Inc., a subsidiary of TSOI. Dr. Ichim also serves as Director of Res Nova Bio, Inc. and Breathe Biologics, Inc, also subsidiaries of TSOI.

Dr. Ichim is a seasoned biotechnology entrepreneur with a track record of scientific excellence. He has founded/co-founded several companies including Batu Biologics, Inc., Medvax Pharma Corp, ToleroTech, Inc, bioRASI, and OncoMune LLC. To date he has published 121 peer-reviewed articles and is co-editor of the textbooks “RNA Interference: From Bench to Clinical Translation” and “Immuno-Oncology Text Book.” Dr. Ichim is an ad-hoc editor and sits on several editorial boards. Dr. Ichim is inventor on over 135 patents and patent applications. Dr. Ichim has extensive experience with stem cell therapy and cellular product development through FDA regulatory pathways. Dr. Ichim spent over 7 years as the President and Chief Scientific Officer of Medistem, developing and commercializing a novel stem cell, the Endometrial Regenerative Cell, through drug discovery, optimization, preclinical testing, IND filing, and up through Phase II clinical trials with the FDA. Dr. Ichim has extensive experience in product development, regulatory filings, and business development.

Dr. Ichim has a BSc in Biology from the University of Waterloo, Waterloo, Ontario, Canada, a MSc in Microbiology and Immunology a University of Western Ontario, London, Ontario, Canada and a Ph.D. in Immunology from the University of Sciences Arts and Technology, Olveston Monserrat.

Scientific Advisory Board

Dr. Santosh Kesari is a board-certified neurologist and neuro-oncologist and is currently Chair, Department of Translational Neuro-Oncology and Neurotherapeutics, John Wayne Cancer Institute.

Dr. Kesari is also Director of Neuro-Oncology, Providence Saint John’s Health Center and Member, Los Angeles Biomedical Research Institute. He is ranked among the top 1% of neuro-oncologists and neurologists in the nation, according to Castle Connolly Medical Ltd and an internationally recognized scientist and clinician. He is a winner of an Innovation Award by the San Diego Business Journal. Dr. Kesari is on the advisory board of American Brain Tumor Association, San Diego Brain Tumor Foundation, Chris Elliott Fund, Nicolas Conor Institute, Voices Against Brain Cancer, and Philippine Brain Tumor Alliance. He has been the author of over 250 scientific publications, reviews, or books. Dr. Kesari is the inventor on several patents and patent applications, and founder and advisor to many cancer and neurosciences biotech startups.

Dr. Kesari has had a long-standing interest in cancer stem cells and studies their role in the formation of brain tumors and resistance to treatment. He believes that in order to cure patients with brain tumors we first need to gain a better molecular and biological understanding of the disease. A physician/scientist, Kesari harnesses his experience in surgery, chemotherapy, immunotherapy, radiation therapy and novel devices to help develop Precision Therapeutic Strategies that will advance medicine to a new stage in the battle against brain tumors and eradicate the disease.

Dr. Francesco Marincola joined Kite in 2021 as Global Head of Cell Therapy Research. Before joining Kite, Francesco was President and Chief Scientific Officer at Refuge Biotechnologies where responsible for the development and implementation of research and clinical development strategies for adoptive cell therapy products and lead therapeutic programs based on nuclease deactivated CRISPR circuits. He is also a National Institutes of Health (NIH) tenured senior investigator in cancer immunotherapy and biomarker research, and spent 23 years at the NIH, including 15 years as the Chief of the Infectious Disease and Immunogenetics Section at the NIH Clinical Center. Previously, he also served as a distinguished research fellow in immune oncology discovery at AbbVie and as Chief Research Officer at Sidra Research in Doha, Qatar.

The former President of the Society for Immunotherapy of Cancer (SITC; 2013-2014), Francesco currently serves as Editor-in-Chief for several prominent peer-reviewed publications, including Journal of Translational Medicine, Translational Medicine Communications and Immunotherapy, and is the author of more than 600 peer-reviewed publications. He has edited several books including the SITC-affiliated Cancer Immunotherapy Principles and Practice Textbook.

Dr. Donald Banerji is a Clinical development professional with 33 years of global clinical research and development experience (Phase I-IV) in the pharmaceutical industry. Recently retired from Novartis as Global Clinical Development Head of Respiratory and Allergy Medicine. Recognized by peers and external scientific community as an expert in pulmonary and allergy drug development bringing several iconic brands to market with millions of patients benefitting from treatment through improving care and outcomes for patients with respiratory diseases. Managed multidisciplinary teams in the filing of several new drug applications. Responsibilities included strategic and tactical planning, regulatory interactions with global health authorities, appropriate resource and budgetary management and timely execution, approval of high-quality large drug development programs and delivery of groundbreaking data. These global programs over a span of 3 decades resulted in the approval and competitive labeling of 14 innovative medicines, including 3 inhaled steroids for asthma, a triple combination of 2 bronchodilator and an inhaled steroid for asthma, 3 non-steroidal inhaled controller drugs for asthma, 3 intranasal steroids for allergic rhinitis and 4 bronchodilator drugs for COPD. Signature achievements at Novartis included first to market with the development and approval of the first to market inhaled dual combination medicine in COPD (Ultibro) and the first to market triple combination medicine in asthma (Enerzair). With reimagining medicine as a core driver, these treatments changed the practice of medicine and were incorporated in global treatment guidelines for COPD and asthma. Recipient of numerous corporate awards including the highest scientific award of Distinguished Scientist 2016 for pioneering work in COPD. Published over 400 primary manuscripts and abstracts, including the landmark study FLAME in NEJM.

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Dr. Boris Minev is a highly accomplished physician-scientist with extensive industrial and academic experience in Immuno-Oncology, oncolytic viruses and stem cell biology and applications. He has a significant track record in tumor immunology and cancer vaccine development, having worked closely on the development of the first cancer vaccine to be approved by a regulatory body (Melacine). Dr. Minev has also extensive expertise in immunotherapy clinical trial designs, logistics, and regulatory issues. He has a considerable supervision & management experience in industrial and academic settings and has excellent skills in biotech business development, communication, and collaboration. Previously he held a position as the Director of Immunotherapy and Translational Oncology at Genelux Corporation, where he was directing several preclinical and translational projects on oncolytic virotherapy, immunotherapy, and nanotechnology.

Dr. Minev is also an adjunct professor at the Moores UCSD Cancer Center. There, he served previously as Principal Investigator and Director, Laboratory of Tumor Immunology and Immunotherapy where, for more than 15 years, his research has been focused on the discovery of new target antigens for immunotherapy of cancer and the development of optimized cancer vaccines. Prior to that, Dr. Minev worked in Dr. Steven Rosenberg’s Tumor Immunology Section at the Surgery Branch of the National Cancer Institute.

Dr. Minev is an Advisory Board Member of the European Society for Translational Medicine (EUSTM). He is a member of the Scientific and Clinical Advisory Boards of several biotechnology companies and has been an advisor for Amgen, Johnson & Johnson, Geron Corporation, McKinsey Consulting and Thomson Current Drugs, among others. He is the recipient of the European Association of Cancer Research Fellowship and the Fogarty International Fellowship.

Dr. Pablo Guzman is a cardiologist in Fort Lauderdale, Florida where he is on staff at Holy Cross Hospital. He received his medical degree from University of Puerto Rico School of Medicine and his Cardiology Fellowship at The Johns Hopkins Hospital where he then spent the first part of his career continuing his basic science and clinical research along with his clinical duties. His CV includes over 25 papers published in peer-reviewed journals and more than 15 abstracts.

He is a Fellow of the American College of Cardiology and practiced for more than 30 years. Dr. Guzman is well experienced in basic and clinical research, having participated in many clinical trials. He is also the acting Chief Medical Officer of Variant Pharmaceuticals, a Specialty Pharma company developing treatments for kidney diseases.

Dr. Juergen Winkler is presently practicing at Quantum Functional Medicine in Carlsbad, CA, which he founded in July of 2012. In 2005 he was the co-founder of Genesis Health Systems (Integrative Cancer and Medical Treatment Center) located in Oceanside, CA. He has been a featured speaker for: the NSCC Women’s Health Seminar, Annual IPT/IPTLD Integrative Cancer Care Conference (Multiple years), Health Freedom Expo 2011 & 2012, the Japanese Society of Oxidative Medicine in Osaka Japan, ACOSPM 2010 & 2011 conferences, NSCC Health and Wellness Series 2013, and various other events. He is the physician author of Chapter 5 in the Defeat Cancer book and has been a featured physician in the Townsend Letter.

Dr. Nassir Azimi is a cardiologist in La Mesa, California and attended Dartmouth Medical School and completed his residency at the University of Colorado. He finished his four year fellowship in Cardiovascular and Peripheral Interventions at Yale University in New Haven. Dr. Azimi has been in private practice for over 13 years establishing a thriving clinical practice for cardiac patients as well as treating patients for peripheral vascular disease. He is active in Interventional Cardiology and Peripheral Interventions. Dr. Azimi is the director of La Mesa Cardiac Center’s Nuclear Cardiology Laboratory. He is also an investigator in multiple clinical research studies for various cardiac and peripheral diseases. He has been recognized as San Diego’s Top Interventional Cardiologists by San Diego Magazine 2013,2014,2016, 2017 and also by Castle Connoly for 2013, 2014, 2015,2016, 2017, and 2018. He is a former chief of biomedical ethics (6 years), former chief of Medicine and former chief of Endovascular Medicine as well as Vice Chief of Cardiology at SGH. He is on the board of directors of the California ACC where he serves as chair of the public relations committee. He is on Editorial Review Board for multiple medical journals. He is a national speaker on various topics in cardiology and internal medicine.

Dr. James Veltmeyer is a board-certified family physician in La Mesa, California. A graduate of UC San Diego and the Ross University School of Medicine, he completed his residency through the UC San Francisco system where he became Chief of Family Medicine Residency, overseeing 36 doctors. Dr. Veltmeyer, a member of the San Diego Critical Care Medical Group, has been elected for four years (2012, 2014, 2016, and 2017) by his colleagues in the San Diego County Medical Society as a “Physician of Exceptional Excellence,” the most prestigious honor awarded to a “Top Doctor” in San Diego County. He is among a select group of San Diego physicians who was chosen four of the last fifteen years and he consistently ranks in the top 1% to 2% for patient satisfaction. He is currently the Chief of the Department of Family Medicine at Sharp Grossmont Hospital where he provides senior leadership to over 200 doctors.

Dr. Barry Glassman, DMD, DAAPM, DAACP, FICCMO, Diplomate ABDSM, FADI, is a Diplomate of the American Academy of Craniofacial Pain and the American Academy of Pain Management, as well as a Fellow of the International College of Craniomandibular Orthopedics and the Academy of Dentistry International, he is also on staff at the Lehigh Valley Hospital where he serves as a resident instructor of Craniofacial Pain and Dysfunction and Dental Sleep Medicine.

Dr. Glassman is a Diplomate of the Academy of Dental Sleep Medicine. He is on the staff at the Sacred Heart Hospital Sleep Disorder Center, as well as serving as the Chief Dental Consultant to three other sleep centers in the Lehigh Valley. A popular and dynamic speaker, Dr. Glassman lectures internationally, as well as throughout the United States. In addition to his extensive schedule which includes guest lecture appearances and in-depth courses on joint dysfunction, chronic pain, headache, sleep disorders, and migraine headache, Dr. Glassman is a frequent speaker at major chronic pain and joint dysfunction professional conferences. A graduate of the University of Pittsburgh: Bachelor of Science 1969, Pittsburgh, Pennsylvania University of Pittsburgh School of Dental Medicine; D.M.D. 1973, Pittsburgh Pennsylvania Post Graduate Hours in Craniomandibular Dysfunction and Sleep Disorders: Over 2500

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J. Christopher Mizer founded Vivaris in June of 1998. Vivaris (formerly Lake Erie Capital) invests in and acquires middle-market businesses in a broad range of industries that are leaders in their market niches. Mr. Mizer serves as the chairman of each of the portfolio companies and guides key strategic decisions and their execution. He also serves as the operating president on an interim basis when companies are going through periods of ownership succession and new management team members are being assembled.

Mr. Mizer is a former Vice President and Officer of the investment banking division of Key Capital Markets, where he focused on merger, acquisition, and financing projects for Fortune 500 clients, private companies, and successful entrepreneurs. Prior to joining Key Corp., he was Consultant in the Capital Markets practice with Ernst & Young. He began his career as a Research Assistant with The Center for Economic Issues, a think-tank focused on economic development. He earned the B.S. (biology, applied math), B.A. (economics), M.S. degrees (biology – neurogenetics), and MBA (finance, accounting) degrees from Case Western Reserve University. Mr. Mizer has taught business strategy, finance and entrepreneurship at the graduate level at Case Western Reserve University, John Carroll University, and the University of California, San Diego and at the undergraduate at San Diego State University.

Howard Leonhardt is an inventor and serial entrepreneur. He has 21 U.S. patents with over 100 patent claims for products for treating cardiovascular disease and has over 40 new patent claims pending. His TALENT (Taheri-Leonhardt) stent graft developed in the early 1990′s holds a leading world market share for repairing aortic aneurysms without surgery.

His inventions have treated over 500,000 patients in 60 countries. In early 1999 Leonhardt founded Bioheart, Inc. www.bioheartinc.com a leader in applying adult muscle stem cells to treat heart failure.. Leonhardt holds a Diploma in International Trade from Anoka Technical College. He attended the University of Minnesota,Anoka Ramsey College and UCLA Extension. He holds an honorary Doctorate in Biomedical Engineering from the University of Northern California and is an honorary alumnus of the University of Florida and Florida International University. He is co-leader of Startup California and Founder and Chairman of The California Stock Exchange TM (Cal-X) preparing to be the first social good impact stock exchange currently operating the Cal-X 30 Social Good Impact fund powered by Motif Investing- www.calstockexchange.com – He founded Cal-X Crowdfund Connect www.calxcrowdfund.com a crowdfunding campaign management co. and Cal-X Stars Business Accelerator, Inc.www.calxstars.com a business incubator and accelerator focused on cardiovascular life sciences and social good impact innovations.

There are 30 regenerative medtech and regenerative economy startups in the current portfolio class. His Leonhardt Ventures angels network has raised and put to work over $145 million in 32 companies to date, most of them founded by Leonhardt. BioLeonhardt www.bioleonhardt.com is developing the first implantable programmable and re-fillable stem cell pump. He leads CerebraCell for brain regeneration. EyeCell for eye regeneration and AortaCell for aorta regeneration and number of other organ regeneration spin offs from his patented core technologies. Leonhardt serves as state spokesperson in California for the JOBS ACT and Crowdfunding for Startup California and has given over 40 speeches on the subject. He has operated Leonhardt’s Launchpads NorCal at the University of Northern California Science & Technology Innovation Center in Rohnert Park, CA since 2008 and recently opened Leonhardt’s Launchpads Utah in Salt Lake City just off the campus of the University of Utah. He has served on the Board of Directors of the University of Northern California, a private biomedical engineering school, since 1999.

Family Relationships. There are no family relationships between any director or executive officer.

Information with Respect to Our Board of Directors. The following is a brief description of the structure and certain functions of our Board of Directors. Each of the current directors is serving until his respective successor is duly elected, subject to earlier resignation. We do not have standing audit, compensation or nominating committees of our Board of Directors. However, the full Board of Directors performs all of the functions of a standing audit committee, compensation committee and nominating committee.

Audit Committee Related Function

We do not have a separately designated standing audit committee in place. Our full Board of Directors currently serves in that capacity. This is due to the small number of members of our Board of Directors, the small number of executive officers involved with our company, and the fact that we operate with few employees. Our Board of Directors will continue to evaluate, from time to time, whether a separately designated standing audit committee should be put in place. We do not have an audit committee charter.

The Board of Directors reviews with management and the Company’s independent public accountants the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures and such other matters as the Board of Directors deems appropriate. Because our common stock is traded on the OTC Markets Pink Sheet, we are not subject to the listing requirements of any securities exchange regarding audit committee related matters.

The Board of Directors consists of two directors, Mr. Timothy G. Dixon and Dr. Thomas Ichim. Because we do not have an audit committee at all, we disclose that we do not have any “audit committee financial expert” serving on an audit committee.

Compensation Committee Related Function

We do not currently have a standing compensation committee, and do not have a compensation committee charter. The full Board of Directors currently has the responsibility of reviewing and establishing compensation for executive officers and making policy decisions concerning salaries and incentive compensation for executive officers of the Company.

The Company’s executive compensation program is administered by the Board of Directors, which determines the compensation of the Chief/Executive Officer/President and the Chief Financial Officer of the Company. In reviewing the compensation of the individual executive officers, the Board of Directors considers the recommendations of the Chief Executive Officer, other market information and current market conditions, as well as any existing employment agreements with them.

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Nominating Committee Related Function

We do not currently have a standing nominating committee. We have not adopted procedures by which security holders may recommend nominees to serve on our board of directors.

Director Independence. We do not have standing compensation, nominating, or audit committees of the board of directors, or committees performing similar functions. We intend to form these committees in the near future.

Certain Relationships and Related Transactions. Our Board of Directors currently consists of two directors, one of whom is an officer of the Company. As of December 31, 2022, we disclose that we had no independent directors.

In general, it is our policy to submit all proposed related party transactions (those of the kind and size that may require disclosure under Regulation S-K, Item 404) to the Board of Directors for approval. The Board of Directors only approves those transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party. Examples of related party transactions covered by our policy are transactions in which any of the following individuals has or will have a direct or indirect material interest: any of our directors or executive officers, any person who is known to us to be the beneficial owner of more than 5% of our common stock, and any immediate family member of one of our directors or executive officers or person known to us to be the beneficial owner of more than 5% of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Code of Ethics. We have adopted a Code of Ethics for our principal executive and financial officers. Our Code of Ethics was filed as an Exhibit to our Annual Report on Form 10-K for fiscal year 2010. We hereby undertake to provide a copy of this Code of Ethics to any person, without charge, upon request. Requests for a copy of this Code of Ethics may be made in writing addressed to: Therapeutic Solutions International, Inc., 4093 Oceanside Blvd, Suite B, Oceanside, California, 92056, Attn: Corporate Secretary.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid, with respect to years ended December 31, 2022 and 2021 for services rendered to us in all capacities, to each person who served as an executive officer of the Company:

							Nonequity
Name and					Stock	Option	Incentive Plan	All Other
Principal		Salary		Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)		($)	($)	($)	($)	($)	($)
Timothy G. Dixon	2022	240,000	(1)		140,800				380,800
President, CEO and CFO	2021	227,000	(2)		367,600				594,600
	2020	195,000	(3)		411,900				607,400

Dr. James Veltmeyer	2022				25,100				25,100
Chief Medical Officer	2021				32,000				32,000
	2020				129,100				129,100

Feng Lin	2022				25,100				25,100
Chief Scientific Officer	2021				32,000				32,000
	2020				125,600				125,600

Famela Ramos	2022				25,100				25,100
Vice President	2021				79,300				79,300

(1)	$120,000 was accrued and $67,400 paid with stock as of December 31, 2022
(2)	$120,000 was accrued and paid with stock as of December 31, 2021
(3)	$60,000 was accrued and unpaid as of December 31, 2020

Outstanding Equity Awards. We have no outstanding equity awards.

Employment Agreements. We do not have any employment agreements as of September 30, 2023.

Director Compensation. When our employees serve on our Board of Directors, we do not give them any additional compensation in respect of such Board service. Directors currently serve without compensation.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDERS MATTERS

The following table sets forth, as of December 18, 2023, information regarding the ownership of the Company’s outstanding shares of common stock by (i) each person known to management to own, beneficially or of record, more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group. As of December 18, 2023, a total of 3,802,666,978(2) shares of our common stock were outstanding.

Name of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Timothy G. Dixon (i)	358,993,103	9.44%
Thomas E. Ichim (ii)	142,000,000	3.73%
John Peck	227,283,333	5.98%
All directors and executive officers as a group (2 persons) i)(ii), (iv)	500,993,103	13.17%

(1)	Under SEC rules (i) a person is deemed to be the beneficial owner of shares if that person has, either alone or with others, the power to vote or dispose of those shares. The persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
(2)	Issued and outstanding increased from registration date to the date of this prospectus due to end of 3rd Quarter accounting ending 9/30/2023 including Tim Dixon Board authorized conversion of $105,000.00 in past 90 days accrued salary into 70,000,000 shares; and Board authorized grant award of common stock to Dr. Ichim of 4,000,000 shares; Board grants a Stock Award to Mr. Dixon and Dr. Ichim, of 4,000,000 shares each; and 12,000,000 shares for Dr. Lin; 35,000,000 shares for Dr. Veltmeyer for intellectual property development; and 5,000,000 shares to Mr. Kelso; and 2,000,000 shares for Ms. Barnes for professional services.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by GHS, the Selling Stockholder. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. None of the Selling Stockholders are registered broker-dealers. The following table also sets forth the name of each person who is offering the resale of shares of common stock by this Prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the percentage each person will own after the offering, assuming they sell all of the shares offered:

Name	Amount Beneficial Ownership Before Offering[1]	Percentage of Common Stock Owned Before Offering[1]	Amount to be Offered for the Security Holders’ Account	Amount to be Beneficially Owned After Offering	Percentage of Common Stock Owned After Offering[2]
GHS	5,000,000	0.013%	$10,000,000 (total on Effective Date)		TBD%
		0.0%	$9,219,567.99 (currently available)		TBD%
TOTAL	5,000,000	0.013%

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares that the selling shareholder has the right to acquire within 60 days. The 5,000,000 shares were acquired by GHS on 9/20/2022 as commitment shares for entering into the securities Purchase Agreement.

(2) Assumes that all of the Purchase Shares held by the selling stockholder covered by this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering. However, as the selling stockholder can offer all, some, or none of their Purchase Shares, no definitive estimate can be given as to the number of Purchase Shares that the selling stockholders will ultimately offer or sell under this prospectus. In addition, as the number of shares per put is determined by current market price, not definitive estimate can be given as to number of shares ultimately owned by GHS or their percentage of beneficial ownership.

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DESCRIPTION OF CAPITAL STOCK

General

This Prospectus describes the general terms of our capital stock. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Nevada law and our amended and restated certificate of incorporation, as amended, referred to herein as our certificate of incorporation, and our amended and restated bylaws, referred to herein as our bylaws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this Prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

As of December 18, 2023, our authorized capital stock consists of an aggregate of 5,505,000,000 shares, comprised of 5,500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, which may be issued in various series from time to time and the rights, preferences, privileges and restrictions of which shall be established by our board of directors. As of December 18, 2023, we have 3,802,666,978 shares of Common Stock and 2 Series A Preferred shares issued and outstanding.

Common Stock

Holders of shares of our common Stock are entitled to one vote for each commons share held on all matters submitted to a vote of our security holders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of shares of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available.

Upon our liquidation, dissolution or winding, holders of shares of our common stock are entitled to receive ratably, our net assets available after the payment of:

●	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;
●	all unsecured liabilities, including any then outstanding unsecured debt securities which we may have issued as of such time; and
●	all liquidation preferences on any then outstanding preferred stock.

Holders of shares of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our common shares. The outstanding shares of our common stock are, and the shares offered by us in this Offering will be, when issued and paid for, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

The payment of dividends upon our shares of our common stock is solely within the discretion of our board of directors and dependent upon our financial condition, results of operations, capital requirements, restrictions contained in our current or future financing instruments and any other factors our board of directors may deem relevant. We have never declared or paid any dividends on our common shares. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and do not intend on paying any dividends in the foreseeable future.

Dividend Policy. We have never declared or paid any cash dividends on our common stock.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is New Horizon Transfer, Inc., located at 202-515 West Pender Street, Vancouver, BC V6B 6H5, (604) 876-5526.

Listing. Our common stock is not listed on a national securities exchange but is quoted for trading on the OTC Pink Sheets operated by OTC Markets Group, Inc., at the OTCPK tier under the symbol “TSOI.” We have not applied to list our common stock on any other exchange or quotation system.

Limitations on Directors’ Liability

Our articles of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Nevada law. Section 78.7502 of the Nevada Revised Statutes provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful.

The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;
●	the payment of dividends or the redemption or purchase of stock in violation of state or federal law; or
●	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws. To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our articles of incorporation, bylaws or Nevada law against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Provisions of our Certificate of Incorporation, Bylaws and Nevada Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our articles of incorporation and bylaws, as well as Nevada statutes could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management.

Articles of Incorporation and Bylaws. In particular, articles certificate of incorporation and bylaws, among other things:

●	authorize our board of directors to designate and issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;
●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum, or by the sole remaining director; and,
●	provide the board of directors with the ability to alter the bylaws without stockholder approval.

Nevada Anti-Takeover Laws. As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
●	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
●	the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or
●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Preferred Stock

Our articles of incorporation, and its amendments, empowers our board of directors, without action by our shareholders, to designate and issue up to 5,000,000 shares of preferred stock from time to time in one or more series, which preferred stock may be offered by this Prospectus and supplements thereto.

Nevada law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights provided for in the applicable certificate of designation.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in a certificate of designation relating to that series filed with the State of Nevada. We will file as an exhibit to the registration statement of which this Prospectus is a part or will incorporate by reference if so entitled, from a current report on Form 8-K that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

●	the title and stated value;
●	the number of shares we are offering;
●	the liquidation preference per share;
●	the purchase price;
●	the dividend rate, period and payment date and method of calculation for dividends;
●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
●	any contractual limitations on our ability to declare, set aside or pay any dividends;
●	the procedures for any auction and remarketing, if any;
●	the provisions for a sinking fund, if any;
●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
●	any listing of the preferred stock on any securities exchange or market;
●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

48

●	voting rights, if any, of the preferred stock;
●	preemptive rights, if any;
●	restrictions on transfer, sale or other assignment, if any;
●	whether interests in the preferred stock will be represented by depositary shares;
●	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
●	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, after receipt of payment therefor, the shares will be fully paid and non-assessable. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Existing Preferred Stock. The Company currently has one classes or series of preferred stock designated: the Series A Preferred Stock. As December 18, 2023, two shares of Series A Preferred Stock are outstanding leaving 4,998,000 treasury preferred. No other shares of preferred stock are issued or outstanding.

Series A Preferred Stock

On August 4, 2022, the Board of Directors designated “Series A Preferred Stock” and caused to be filed a Certificate of Designation pursuant to NRS 78.1955 with the State of Nevada, and upon approval the Board has issued One (1) share of Series A Preferred Stock to Thomas E. Ichim, and One (1) share of Series A Preferred Stock to Timothy G. Dixon. The Holder of the Series A Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation’s Common Stock, and on all such matters, the share of Series A Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all other securities of the Corporation are entitled to, as of any such date of determination, on a fully diluted basis, plus One Million (1,000,000) votes, it being the intention that the Holder(s) of the Series A Preferred Stock shall have effective voting control of the Corporation, on a fully diluted basis. The Holder(s) of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

PLAN OF DISTRIBUTION

This Post-Effective Amendment No. 1 and its Prospectus relates to the resale of up to 313,367,703 aggregate shares of Common Stock, which includes 300,000,000 additional shares of common stock and 13,367,703 shares of Common Stock that are continuing to be registered, issuable to GHS, the Selling Stockholder, pursuant to a “Purchase Notice” under an securities Purchase Agreement, dated September 19, 2022, that we entered into with GHS. The agreement permits us to issue Purchase Notices to GHS for up to ten million dollars ($10,000,000) in shares of our common stock for 24 months or until $10,000,000 of such shares have been subject of a Purchase Notice. $9,219,567.99 continues to be available under the Purchase Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The purchase price of the common stock is set at eighty percent (80%) of the VWAP (volume weighted average price) of the common stock during the ten (10) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS, not including settlement date. In addition, there is an ownership limit for GHS of 4.99%.

The selling shareholder may, from time to time, sell any or all of shares of our common stock covered hereby on the OTC Markets, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. A selling shareholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

49

The selling stockholder may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

The selling shareholder will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Regulation M. Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering. Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person.

In general, Rule 101 of Regulation M prohibits distribution participants and their affiliated purchasers from bidding for, purchasing, or attempting to induce any person to bid for or purchase, a covered security during a specified period (restricted period). Consequently, Regulation M may prohibit GHS and any other distribution participants that are participating in the distribution of the Company’s securities from purchasing shares in the open market during the time period the equity line financing provided by GHS through the securities Purchase Agreement is in effect.

We will make copies of this prospectus available to the selling stockholder and will inform it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

LEGAL MATTERS

Rule 415. Certain securities being registered on this Form are to be offered on pursuant to the securities Purchase Agreement (“PA”) (See Exhibit 1.1). The common stock registered hereunder may be sold by us or any of the selling stockholders, separately, or in combination with us, at various times within the Commitment period under the securities PA, which terminates September 19, 2024 (the “Maturity Date”).

Rule 144 Shares. Currently, none of our securities may be resold pursuant to Rule 144 unless an exemption from registration exists.

The securities sold in this offering can only be resold through registration under Section 5 of the Securities Act of 1933, Section 4(1), if available, for non-affiliates or by meeting the conditions of Rule 144(i). A holder of our securities may not rely on the safe harbor from being deemed statutory underwriter under Section 2(11) of the Securities Act, as provided by Rule 144, to resell his or her securities. “Form 10 information” is, generally speaking, the same type of information as we are required to disclose in this Prospectus, but without an offering of securities.

Hugh D. Kelso III, Esq., has opined on the validity of the shares of common stock being offered hereby (see Exhibit 5.1).

Instruction 1 to Item 509 of Regulation S-K requires disclosing whether the interest of any expert or counsel named in the Prospectus exceeds $50,000. The interest of any expert or counsel named in the Prospectus does not exceed $50,000 according to Instruction 1 Item 509 of Regulation S-K.

50

EXPERTS

Our financial statements for the year ended December 31, 2021, and the year ended December 31, 2022, were audited by Fruci & Associates II, PLLC and are included in reliance upon such reports given upon the authority of Fruci & Associates II, PLLC, as experts in accounting and auditing (see Index to Financials, F1. Consent to use for this S-1 received. (see Exhibit 23.1).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Upon the effective date of the registration statement of which this prospectus is a part, we will be required to file reports and other documents with the SEC. You may also read and copy any materials we file with the SEC at the public reference room of the SEC at 100 F Street, NE., Washington, DC 20549, between the hours of 10:00 a.m. and 3:00 p.m., except federal holidays and official closings, at the Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you on the Internet website for the SEC at http://www.sec.gov.

51

52

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filed Herewith

1.1	Securities Purchase Agreement (PA)				X
3.1	Articles of incorporation				X
3.2	Bylaws				X
3.3	Amended Bylaws				X
5.1	Attorney Opinion Letter re: Post Effective Amend. 1 to S-1				X
15.1	Letter re unaudited interim financial information				X
21.1	Subsidiaries of the registrant				X
23.1	Auditor’s Consent re: Post Effective Amend. 1 to S-1				X
107.1	Calculation of Filing Fee Tables, Amend 2				X

Note: Exhibits 1.1, 3.1, 3.2, 3.3, and 107.1 are incorporated by reference from effective S-1A dated February 15, 2023.

53

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

	September 30, 2023	December 31, 2022
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$90,138	$18,040
Restricted cash	-	11,003
Accounts receivable	21,764	25,398
Inventory	26,418	42,428
Prepaid expenses and other current assets	42,661	212,352
Total current assets	180,981	309,221

Property and equipment, net	377,076	273,078
Right-of-use asset	131,818	8,612
Other assets	2,784,502	3,014,620

Total assets	$3,474,377	$3,605,531

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$374,459	$401,992
Accounts payable-related parties	7,206	7,209
Accrued expenses and other current liabilities	601,446	531,783
Lease liability	26,786	8,612
Notes payable, current portion	4,638	4,638
Convertible notes payable, net of discount of $157,861 and $175,063, at September 30, 2023 and December 31, 2022, respectively	46,139	65,187
Notes payable-related parties, net	699,866	988,672
Derivative liabilities	292,699	202,144
Total current liabilities	2,053,239	2,210,237

LONG TERM LIABILITIES
Notes payable, net of current portion	6,810	10,507
Lease liability, net of current portion	105,032	-
TOTAL LIABILITIES	2,165,081	2,220,744

Commitments and contingencies	-	-

Shareholders’ Equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, 2 shares and 2 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	-	-
Common stock, $0.001 par value; 5,500,000,000 shares authorized; 3,450,665,355 and 2,617,390,830 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively.	3,450,666	2,617,392
Additional paid-in capital	17,282,608	16,334,129
Shares to be issued	13,074	126,324
Subscription receivable	(21,000)	(21,000)
Accumulated deficit	(19,414,380)	(17,672,058)
Total shareholders’ equity	1,310,968	1,384,787
Non-controlling interest	(1,672)	-
Total shareholders’ equity - Therapeutic Solutions International, Inc.	1,309,296	1,384,787

Total liabilities and shareholders’ equity	$3,474,377	$3,605,531

See accompanying notes to condensed consolidated financial statements.

F-1

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022

Net sales	$25,730	$74,541	$75,161	$198,188
Cost of goods sold	7,052	8,790	26,217	33,437

Gross profit	18,678	65,751	48,944	164,751

Operating expenses:
General and administrative	127,204	204,838	359,948	388,561
Salaries, wages, and related costs	111,220	110,108	335,699	336,926
Consulting fees	20,150	88,158	142,907	317,284
Legal and professional fees	68,560	106,795	229,952	266,158
Research and development	148,879	275,071	410,146	1,177,123
Total operating expenses	476,013	784,970	1,478,652	2,486,052

Loss from operations	(457,335)	(719,219)	(1,429,708)	(2,321,301)

Other income (expense):
Gain (loss) on derivative liabilities	(2,336)	(26,867)	21,939	(136,583)
Change in fair value of derivative liabilities	(60,124)	(32,205)	(93,836)	233,303
Interest expense	(83,062)	(167,371)	(327,135)	(512,761)
Gain on extinguishment of debt	-	-	85,546	-
Total other income (expense)	(145,522)	(226,443)	(313,486)	(416,041)

Loss before provision for income taxes	(602,857)	(945,662)	(1,743,194)	(2,737,342)

Provision for income taxes	-	800	800	800

Net loss before non-controlling interest	(602,857)	(946,462)	(1,743,994)	(2,738,142)

Loss attributable to non-controlling interest	(816)	-	(1,672)	-

Net loss attributable to Therapeutic Solutions International, Inc.	$(602,041)	$(946,462)	$(1,742,322)	$(2,738,142)

Net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	3,286,909,395	2,565,663,048	2,987,459,958	2,501,116,667

See accompanying notes to condensed consolidated financial statements.

F-2

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

(Unaudited)

	Series A Preferred Stock		Common Stock		Additional Paid-in	Shares to be	Subscription	Accumulated	Non- controlling	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Issued	Receivable	Deficit	Interest	(Deficit)
December 31, 2021	-	$-	2,311,123,860	$2,311,125	$10,899,139	$-	$(21,000)	$(13,994,246)	$-	$(804,982)

Common stock issued for services	-	-	25,302,577	25,303	482,775	-	-	-	-	508,078
Common stock issued for prepaid fees	-	-	11,000,000	11,000	231,320	-	-	-	-	242,320
Common stock issued for salaries	-	-	1,034,482	1,034	28,965	-	-	-	-	29,999
Common stock issued for cash	-	-	44,500,000	44,500	400,500	-	-	-	-	445,000
Common stock issued for license	-	-	149,402,390	149,402	2,958,168	-	-	-	-	3,107,570
Common stock issued for conversion of convertible notes, accrued interest, and derivative liabilities	-	-	41,700,228	41,700	901,732	-	-	-	-	943,432
Common stock issued for land development			4,000,000	4,000	46,400	-	-	-	-	50,400
Net loss	-	-	-	-	-	-	-	(2,738,142)	-	(2,738,142)

September 30, 2022	-	$-	2,588,063,537	$2,588,064	$15,948,999	$-	$(21,000)	$(16,732,388)	$-	$1,783,675

	Series A Preferred Stock		Common Stock		Additional Paid-in	Shares to be	Subscription	Accumulated	Non- controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Issued	Receivable	Deficit	Interest	Equity
June 30, 2022	-	$-	2,552,228,460	$2,552,228	$15,467,138	$-	$(21,000)	$(15,785,926)	$-	$2,212,440

Common stock issued for services	-	-	9,302,577	9,303	91,575	-	-	-	-	100,878
Common stock issued for prepaid fees	-	-	5,000,000	5,000	88,500	-	-	-	-	93,500
Common stock issued for land development	-	-	4,000,000	4,000	46,400	-	-	-	-	50,400
Common stock issued for conversion of convertible notes, accrued interest, and derivative liabilities	-	-	17,532,500	17,533	255,386	-	-	-	-	272,919
Net loss	-	-	-	-	-	-	-	(946,462)	-	(946,462)

September 30, 2022	-	$-	2,588,063,537	$2,588,064	$15,948,999	$-	$(21,000)	$(16,732,388)	$-	$1,783,675

F-3

	Series A Preferred Stock		Common Stock		Additional Paid-in	Shares to be	Subscription	Accumulated	Non- controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Issued	Receivable	Deficit	Interest	Equity
December 31, 2022	2	$-	2,617,390,830	$2,617,392	$16,334,129	$126,324	$(21,000)	$(17,672,058)	$-	$1,384,787

Common stock issued for services	-	-	47,757,394	47,757	136,654	(98,250)	-	-	-	86,161
Common stock issued for salaries	-	-	4,081,632	4,082	15,918	-	-	-	-	20,000
Common stock issued for cash	-	-	445,180,614	445,180	232,198	-	-	-	-	677,378
Common stock issued by subsidiary for services	-	-		-	1,831	-	-	-	-	1,831
Common stock issued for land development	-	-	60,000,000	60,000	36,000	-	-	-	-	96,000
Common stock issued for conversion of convertible notes, accrued interest and derivative liabilities	-	-	276,254,885	276,255	525,878	(15,000)	-	-	-	787,133
Net loss	-	-	-	-	-	-	-	(1,742,322)	(1,672)	(1,743,994)

September 30, 2023	2	$-	3,450,665,355	$3,450,666	$17,282,608	$13,074	$(21,000)	$(19,414,380)	$(1,672)	$1,309,296

	Series A Preferred Stock		Common Stock		Additional Paid-in	Shares to be	Subscription	Accumulated	Non- controlling	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Issued	Receivable	Deficit	Interest	(Deficit)

June 30, 2023	2	$-	3,134,044,074	$3,134,045	$17,181,978	$9,324	$(21,000)	$(18,812,339)	$(856)	$1,491,152

Common stock issued for services	-	-	1,757,394	1,757	1,054	3,750	-	-	-	6,561
Common stock issued for prepaid fees	-	-	-	-	-	-	-	-	-	-
Common stock issued for salaries	-	-	-	-	-	-	-	-	-	-
Common stock issued for cash	-	-	175,089,179	175,089	13,937	-	-	-	-	189,026
Common stock issued by subsidiary for services	-	-	-	-	-	-	-	-	-	-
Common stock issued for land development	-	-	60,000,000	60,000	36,000	-	-	-	-	96,000
Common stock issued for conversion of convertible notes, accrued interest and derivative liabilities	-	-	79,774,708	79,775	49,639	-	-	-	-	129,414
Net loss	-	-	-	-	-	-	-	(602,041)	(816)	(602,857)

September 30, 2023	2	$-	3,450,665,355	$3,450,666	$17,282,608	$13,074	$(21,000)	$(19,414,380)	$(1,672)	$1,309,296

See accompanying notes to condensed consolidated financial statements.

F-4

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022

Cash flows from operating activities
Net loss	$(1,743,994)	$(2,738,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation to consultants	-	311,078
Stock-based compensation to related parties	86,161	197,000
Loss on derivative liabilities	(21,939)	136,583
Change in fair value of derivative liabilities	93,836	(233,303)
Gain on extinguishment of debt	(85,546)	-
Amortization of prepaid stock-based compensation	112,971	868,089
Amortization of debt discount	299,267	461,058
Patent amortization	222,581	191,192
Depreciation	8,161	3,489
Changes in operating assets and liabilities:
Accounts receivable	3,634	(25,769)
Inventory	16,010	(5,126)
Prepaid expenses and other current assets	69,595	73,807
Right-of-use asset	23,038	19,113
Accounts payable	(27,535)	(30,051)
Accounts payable - related parties	(3)	(2,552)
Accrued expenses and other current liabilities	117,538	139,405
Lease liability	(23,038)	(19,113)
Net cash used in operating activities	(849,263)	(653,242)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16,158)	-
Purchase of license	-	(200,000)
Issuance of note receivable	(3,507)	-
Net cash used in investing activities	(19,665)	(200,000)

Cash flows from financing activities
Payments on notes payable to related party	(17)	(2,444)
Proceeds from notes payable to related party	5,609	-
Proceeds from convertible notes payable	250,750	415,000
Payments on notes payable	(3,697)	(3,324)
Proceeds from sale of common stock	677,378	445,000
Net cash provided by financing activities	930,023	854,232

Net increase (decrease) in cash, cash equivalents and restricted cash	61,095	990
Cash, cash equivalents and restricted cash at beginning of period	29,043	104,259
Cash, cash equivalents and restricted cash at end of period	$90,138	$105,249

Supplemental cash flow information:
Cash paid for interest	$2,475	$2,357
Cash paid for income taxes	$-	$800

Non-cash investing and financing transactions:
Original issuance discount on convertible notes payable	$32,500	$30,500
Debt discount recorded in connection with derivative liability	$249,565	$415,000
Common stock issued in conversion of convertible notes payable and interest	$787,133	$943,431
Common stock issued for prepaid fees	$1,831	$242,320
Common stock issued for accrued salaries	$20,000	$29,999
Accrued interest added to principal	$11,148	$19,436
Common stock issued for license	$-	$3,107,570
Common stock issued for land development	$96,000	$50,400
Right of use asset and lease liability	$146,244	$-

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$90,138	$94,246
Restricted cash	-	11,003
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows:	$90,138	$105,249

See accompanying notes to condensed consolidated financial statements.

F-5

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

Note 1 – Organization and Business Description

Therapeutic Solutions International, Inc. (“TSI” or the “Company”) was organized August 6, 2007, under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011 the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Business Description

Currently the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSOI is developing a range of immune-modulatory agents to target certain cancers, schizophrenia, suicidal ideation, traumatic brain injury, and for daily health.

Nutraceutical Division – TSOI has been producing high quality nutraceuticals. Its current flagship product, QuadraMune®, is a multi-patented synergistic blend of pterostilbene, sulforaphane, epigallocatechin-3-gallate, and thymoquinone. QuadraMune has been shown to increase Natural Killer Cell activity and healthy Cytokine production.

Regenerative Medicine – TSOI obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI) and Lung Pathology (LP).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability. Subsequent to this acquisition the Company has filed an additional 22 patents on this population of unique mesenchymal like stromal cells.

Immunotherapies

TSOI has a large portfolio of immunotherapies that range from dendritic cell vaccines for cancers to parkinson’s disease developed on our StemVacs platform.

F-6

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

Management does not expect existing cash as of September 30, 2023, to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these financial statements. These financial statements have been prepared on a going concern basis which assumed the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of September 30, 2023, the Company has incurred losses totaling $19.4 million since inception, has not yet generated material revenue from operations, and will require additional funds to maintain its operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through its existing financial resources and we may also raise additional capital through equity offerings, debt financings, collaborations and/or licensing arrangements. If adequate funds are not available on acceptable terms, we may be required to delay, reduce the scope of, or curtail, our operations. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Basis of presentation and significant accounting policies

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In the opinion of the Company’s management, the consolidated financial statements include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position for the periods presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Therapeutic Solutions International, Inc., its wholly owned subsidiaries, and its 68% owned subsidiary Res Nova Bio, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. No material activity in any subsidiaries.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, the Company applies the following methodology to recognize revenue:

1)	Identify the contract with a customer.

2)	Identify the performance obligations in the contract.

3)	Determine the transaction price.

4)	Allocate the transaction price to the performance obligations in the contract.

5)	Recognize revenue when (or as) the entity satisfies a performance obligation.

ASC 606 provides that sales revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company generally satisfies performance obligations upon shipment of the product or service to the customer. This is consistent with the time in which the customer obtains control of the product or service.

Returns. Revenue is adjusted based on an estimate of the expected returns based on historical rates. Our estimate of the provision for returns is based upon our most recent historical experience of actual customer returns. Additionally, we consider other factors when estimating our current period return provision, including levels of inventory in our distribution channel as well as significant market changes which may impact future expected returns, and make adjustments to our current period provision for returns when it appears product returns may differ from our original estimates. These returns have not been significant to the Company’s revenues in the accompanying financial statements.

Wholesale policies:

Delivery. The Goods shall be deemed delivered when Buyer has accepted delivery at the above-referenced location. The shipping method shall be determined by Seller, but Buyer will not be responsible for shipping costs.

Purchase Price & Payments. Seller agrees to sell the Goods to Buyer for Fifty Percent (50%) off Sellers listed retail price (see Exhibit A). Seller will provide an invoice to Buyer at the time of delivery. All invoices must be paid, in full, within thirty (30) days. Any balances not paid within thirty (30) days will be subject to a five percent (5%) late payment penalty. In the event Buyer exceeds the aggregate of $500,000 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $750,000.00. In the event Buyer exceeds the aggregate of $750,000 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $1,500,000.00. All future sales after initial $1,500,000 in aggregate purchases will be sold at 60% off retail.

F-7

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

Inspection of Goods & Rejection. Buyer is entitled to inspect the Goods upon delivery. If the Goods are unacceptable for any reason, Buyer must reject them at the time of delivery up to five (5) business days from the date of delivery. If Buyer has not rejected the Goods within five (5) business days from the date of delivery, Buyer shall have waived any right to reject that specific delivery of Goods. In the event Buyer rejects the Goods, Buyer shall allow Seller a reasonable time to cure the deficiency. A reasonable time period shall be determined by industry standards for the particular Goods, as well as the Seller and Buyer.

Risk of Loss. Risk of loss will be on the Seller until the time when the Buyer accepts delivery. Seller shall maintain any and all necessary insurance in order to insure the Goods against loss at Seller’s own expense

Retail policies of e-commerce:

Shipping. Shipping Time — Most orders will ship the next business day, provided the product ordered is in stock. Orders are not processed or shipped on Saturday or Sunday, except by prior arrangement. We cannot guarantee when an order will arrive. Consider any shipping or transit time offered to the customer by this site or other parties only as an estimate. We encourage the customer to order in a timely fashion to avoid delays caused by shipping or product availability. Fulfillment mistakes that may be made which result in the shipment of incorrect products to the customer will also be accepted for return.

Out of Stock. We will ship the customer’s product as it becomes available. Usually, products ship by the next business day. However, there may be times when the product the customer had ordered is out-of-stock, which will delay fulfilling the customer’s order. We will keep the customer informed of any products that the customer had ordered that are out-of-stock and unavailable for immediate shipment. The Customer may cancel their order at any time prior to shipping.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At September 30, 2023 and December 31, 2022, the Company had $0 and $0 in excess of the FDIC insured limit.

Inventories

Inventories are stated at lower of cost (using the first-in, first-out method, “FIFO”) or market. Inventories consist of purchased materials and assembly items.

Derivative Liabilities

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts and for hedging activities.

As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, the Company entered into certain debt financing transactions in fiscal 2023 and 2022, as disclosed in Note 7 containing certain conversion features that have resulted in the instruments being deemed derivatives. We evaluate such derivative instruments to properly classify such instruments within equity or as liabilities in our financial statements. Our policy is to settle instruments indexed to our common shares on a first-in-first-out basis.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

F-8

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

Instruments classified as derivative liabilities are remeasured using the Black-Scholes model at each reporting period (or upon reclassification) and the change in fair value is recorded on our consolidated statement of operations. We recorded derivative liabilities of $292,699 and $202,144 at September 30, 2023 and December 31, 2022, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaids, convertible notes, and payables. The carrying amount of cash and cash equivalents and payables approximates fair value because of the short-term nature of these items.

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value measurements are required to be disclosed by level within the following fair value hierarchy:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs lack observable market data to corroborate management’s estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

When determining fair value, whenever possible the Company uses observable market data, and relies on unobservable inputs only when observable market data is not available. As of September 30, 2023 and December 31, 2022, the Company has level 3 fair value calculations on derivative liabilities. The table below reflects the results of our Level 3 fair value calculations:

The following is the change in derivative liability for the three months ended September 30, 2023:

Balance, December 31, 2022	$202,144
Issuance of new derivative liabilities	328,433
Conversions	(331,714)
Change in fair market value of derivative liabilities	93,836
Balance, September 30, 2023	$292,699

Use of Estimates

Estimates were made relating to valuation allowances, impairment of assets, share-based compensation expense and accruals. Actual results could differ materially from those estimates.

Comprehensive Loss

Comprehensive loss for the periods reported was comprised solely of the Company’s net loss.

Non-Controlling Interests

Non-controlling interests disclosed within the consolidated statement of operations represent the minority ownership’s 32% share of net losses of Res Nova Bio, Inc. incurred during the nine months ended September 30, 2023.

Net Loss Per Share

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of September 30, 2023, and 2022, a total of 1,259,591,300 and 211,919,728, respectively, potential common shares, consisting of shares underlying outstanding convertible notes payable were excluded as their inclusion would be antidilutive.

F-9

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

Depreciation and Amortization

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Amortization is computed using the straight-line method over the term of the agreement. Depreciation expense for the nine months ended September 30, 2023, and 2022 was $8,161 and $3,489, respectively.

Intangible Assets

Intangible assets consisted primarily of intellectual properties such as proprietary nutraceutical formulations. Intellectual assets are capitalized in accordance with ASC Topic 350 “Intangibles – Goodwill and Other.” Intangible assets with finite lives are amortized over their respective estimated lives and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Amortization expense for the nine months ended September 30, 2023, and 2022 was $222,581 and $191,192, respectively.

Long-lived Assets

In accordance with ASC 360, Property, Plant and Equipment, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Research and Development

Research and Development costs are expensed as incurred. Research and Development expenses were $410,146 and $1,177,123 for the nine months ended September 30, 2023, and 2022, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes,” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Stock-Based Compensation

Compensation expense for stock issued to employees is determined as the fair value of consideration or services received or the fair value of the equity instruments issued, whichever is more reliably measured. The Financial Accounting Standards Board (FASB) issued ASU 2018-07 to expand the scope of Topic 718 to include share-based payments issued to nonemployees. The effective date for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the effective date is fiscal years beginning after December 15, 2019. The Company adopted during the year ended December 31, 2018 for which there was no impact on the consolidated financial statements. The Company issues shares for multiyear consulting agreements which are restricted and nonrefundable shares.

Leases

On February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 became effective for the Company in the first quarter of 2019 and was adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company recorded a Right-of-use asset and a Lease Liability of $131,818 as of September 30, 2023.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt —Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This update simplifies the accounting for certain convertible instruments by removing the separation models for convertible debt with a cash conversion feature and for convertible instruments with a beneficial conversion feature. As a result, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, this update amends the diluted earnings per share calculation for convertible instruments by requiring the use of the if-converted method. The treasury stock method is no longer available. Entities may adopt the requirements of ASU 2020-06 using either a full or modified retrospective approach, and it is effective for public businesses, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The accounting guidance has been adopted with no significant financial statement impact.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

F-10

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

Note 3 – Prepaid expense and other current assets

Prepaid expenses and other current assets consist of the following:

	September 30, 2023	December 31, 2022

Prepaid consulting	$16,939	$148,550
Insurance	1,601	1,141
Prepaid costs and other	24,121	62,661
Total	$42,661	$212,352

F-11

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

Note 4 – Fixed assets

Fixed assets consist of the following:

	September 30, 2023	December 31, 2022

Land	$347,381	$235,223
Vehicles	50,514	50,514
Computer hardware	6,135	6,135
Office furniture and equipment	7,912	7,912
Shipping and other equipment	1,575	1,575
Total	413,517	301,359
Accumulated depreciation	(36,441)	(28,281)
Property and equipment, net	$377,076	$273,078

Depreciation expense was $8,161 and $3,489 for the nine months ended September 30, 2023, and 2022, respectively.

Note 5 – Other assets

Other assets consist of the following:

	September 30, 2023	December 31, 2022

Prepaid consulting	$-	$7,537
Deposit	4,123	4,123
Licenses, net	2,780,379	3,002,960
Total	$2,784,502	$3,014,620

As of June 1, 2019, we entered into a license agreement, which will be amortized over the life of the Patent. The Patent expires December 31, 2032. The Exclusive Patent License to the Jadi Cell is for use under the designated areas of CTE (Chronic Traumatic Encephalopathy), and TBI (Traumatic Brain Injury). The Jadi Cell is an cGMP grade and Research grade manufactured allogenic mesenchymal stem cells derived from US Patent No.: 9,803,176 B2.

F-12

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

Prepaid consulting agreements are for one to two years and are expensed monthly over the term of the agreement. The net licenses amount above consists of the following:

	September 30, 2023	December 31, 2022

License	$3,261,122	$3,261,122
Accumulated amortization	(480,743)	(258,162)
Licenses, net	$2,780,379	$3,002,960

Amortization expense for the nine months ended September 30, 2023, and 2022 was $222,581 and $191,192.

Note 6 - Notes Payable-Related Party

At September 30, 2023 and December 31, 2022, the Company has unsecured interest-bearing demand notes outstanding to certain officers and directors amounting to $694,257 and $988,672 respectively. Interest accrued on these notes during the nine months ended September 30, 2023, and 2022 was $3,956 and $12,956, respectively.

Note 7 – Convertible Notes Payable

At various times during the nine months ended September 30, 2023, the Company entered into convertible promissory notes with principal amounts totaling $283,250 with a third party for which the proceeds were used for operations. The Company received net proceeds of $250,750, and an $32,500 original issuance discount was recorded. The convertible promissory notes incur interest at 10% per annum and mature on dates ranging from April 11, 2024, to September 29, 2024. The convertible promissory notes are convertible to shares of the Company’s common stock 180 days after issuance. The conversion price per share is equal to 63% of the average of the three (3) lowest trading prices of the Company’s common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The trading price is defined within the agreement as the closing bid price on the applicable trading market. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at September 30, 2023 a total of 1,259,591,300 common shares in connection with these promissory notes.

Derivative liabilities

These convertible promissory notes are convertible into a variable number of shares of common stock for which there is not a floor to the number of common stock we might be required to issue. Based on the requirements of ASC 815 Derivatives and Hedging, the conversion feature represented an embedded derivative that is required to be bifurcated and accounted for as a separate derivative liability. The derivative liability is originally recorded at its estimated fair value and is required to be revalued at each conversion event and reporting period. Changes in the derivative liability fair value are reported in operating results each reporting period.

For the notes issued during the nine months ended September 30, 2023, the Company valued the conversion feature on the date of issuance resulting in an initial liability of $628,437. Since the fair value of the derivative was in excess of the proceeds received, a full discount to convertible notes payable and a day one loss on derivative liabilities of $78,868 was recorded during the nine months ended September 30, 2023. Upon issuance, the Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0008 to $0.0034, the closing stock price of the Company’s common stock on the date of valuation ranging from $0.0011 to $0.006, an expected dividend yield of 0%, expected volatility ranging from 124% to 160%, risk-free interest rate ranging from 4.67% to 5.46%, and an expected term of one year.

F-13

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

During the nine months ended September 30, 2023, convertible notes with principal and accrued interest balances totaling $338,577 were converted into 218,504,885 shares of common stock. At each conversion date, the Company recalculated the value of the derivative liability associated with the convertible note recording a gain (loss) in connection with the change in fair market value. In addition, the fair value of the shares of common stock issued in excess or deficit of the pro-rata portion of the derivative liability as compared to the portion of the convertible note converted was recorded as a loss or gain on derivative liabilities. During the nine months ended September 30, 2023, the Company recorded $100,807 to gain on derivative liabilities in connection with these conversions. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0008 to $0.004, the closing stock price of the Company’s common stock on the date of valuation ranging from $0.001 to $0.006, an expected dividend yield of 0%, expected volatility ranging from 110% to 193%, risk-free interest rates ranging from 4.55% to 5.37%, and expected terms of 0.48 to 0.50 years.

On September 30, 2023, the derivative liabilities on the remaining convertible notes were revalued at $292,699 resulting in a gain of $93,836 for the nine months ended September 30, 2023, related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: exercise prices of $0.0008, the closing stock price of the Company’s common stock on the date of valuation of $0.002, an expected dividend yield of 0%, expected volatility ranging from 157% to 175%, risk-free interest rate of 5.46%, and an expected term ranging from 0.53 to 1 years.

The Company amortizes the discounts over the term of the convertible promissory notes using the straight-line method which is similar to the effective interest method. During the nine months ended September 30, 2023, and 2022, the Company amortized $299,268 and $461,058 to interest expense, respectively. As of September 30, 2023, discounts of $157,861 remained which will be amortized through September 2024.

Note 8 – Equity

Our authorized capital stock consists of an aggregate of 5,505,000,000 shares, comprised of 5,500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, which may be issued in various series from time to time and the rights, preferences, privileges, and restrictions of which shall be established by our board of directors. As of September 30, 2023, we have 3,450,665,355 shares of common stock and 2 shares preferred shares issued and outstanding.

Our non-controlling interest’s authorized capital stock consists of an aggregate of 505,000,000 shares, comprised of 500,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, which may be issued in various series from time to time and the rights, preferences, privileges and restrictions of which shall be established by our board of directors. As of September 30, 2023, we have 18,308,333 shares of common stock and 0 shares preferred shares issued and outstanding.

In 2022, we issued 44,500,000 shares of common stock for an investment in the Company’s Private Placement of $445,000.

In 2022, we issued 32,412,577 shares of common stock, valued at $691,520 for consulting services.

In 2022, we committed to issue 3,000,000 shares of common stock, valued at $18,000 for consulting services, which were issued on January 3, 2023.

In 2022, we issued 4,812,259 shares of common stock, valued at $67,399 for salaries.

In 2022, we issued 149,402,390 shares of common stock, valued at $3,107,570 for a license.

In 2022, we issued 11,000,000 shares of common stock, valued at $242,320 for prepaid fees.

In 2022, we issued 64,139,744 shares of common stock for the conversion of convertible notes of $1,313,772.

In 2022, we committed to issue 4,054,054 shares of common stock for the conversion of convertible notes of $15,000, which were issued on January 3, 2023.

In 2023, we issued 445,180,614 shares of common stock for an investment in the Company’s Private Placement of $677,378.

In 2023, we issued 47,757,394 shares of common stock, valued at $86,161 for consulting services.

In 2023, we issued 4,081,632 shares of common stock, valued at $20,000 for salaries.

In 2023, we issued 276,254,885 shares of common stock for the conversion of convertible notes of $787,133.

In 2023, we issued 60,000,000 shares of common stock, valued at $96,000 for land development.

On August 4, 2022, the Board of Directors designated “Series A Preferred Stock” and caused to be filed a Certificate of Designation pursuant to NRS 78.1955 with the State of Nevada, and upon approval the Board has issued One (1) share of Series A Preferred Stock to Thomas E. Ichim, and One (1) share of Series A Preferred Stock to Timothy G. Dixon. The Holder of the Series A Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation’s Common Stock, and on all such matters, the share of Series A Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all other securities of the Corporation are entitled to, as of any such date of determination, on a fully diluted basis, plus One Million (1,000,000) votes, it being the intention that the Holder(s) of the Series A Preferred Stock shall have effective voting control of the Corporation, on a fully diluted basis. The Holder(s) of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

On August 9, 2022, we issued 2 shares of preferred shares, valued at 0.001 per share.

During the nine months ended September 30, 2023, the Company’s subsidiary, Res Nova Bio, Inc., issued shares of its common stock to third parties which represented 32% ownership of the subsidiary as of September 30, 2023. Net loss attributable to the noncontrolling interest during the nine months ended September 30, 2023, was $1,672, which netted against the value of the non-controlling interest in equity. The allocation of net loss was presented in the consolidated statement of operations.

F-14

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

Note 9 – Subsequent events

On October 2, 2023, we issued 2,500,000 valued at $0.0015 per share, for consulting services.

On October 5, 2023, we issued 35,702,240 shares of common stock for an investment in the Company’s Private Placement of $34,274.

On October 13, 2023, we filed an amendment of the articles of incorporation to increase the authorized shares from 4,505,000,000 to 5,505,000,000, which include 5,500,000,000 of common stock and 5,000,000 of preferred stock.

On October 13, 2023, we issued 46,832,386 shares of common stock for the complete conversion of $41,212 for convertible note dated April 11, 2023.

On October 16, 2023, we issued 60,000,000 shares of common stock for $90,000 of accrued salaries.

On October 16, 2023, we issued 65,000,000 valued at $0.0015 per share, for consulting services.

On October 25, 2023, we issued 75,749,443 shares of common stock for an investment in the Company’s Private Placement of $78,779.

In accordance with ASC 855, the Company has analyzed its operations subsequent to November 17, 2022, through the date these financial statements were issued, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

Note 10 – Commitments and Contingencies

Effective March 22, 2023, the Company entered into a sixth amendment to a Lease Agreement for property located in Oceanside, CA. The lease consists of approximately 1,700 square feet and the amendment is for a term of 60 months and expires on April 30, 2028. Total rent expense for the nine months ended September 30, 2023, and 2022 is $18,988 and $18,783, respectively.

The lease will expire in 2028. The weighted average discount rate used for this lease is 5% (average borrowing rate of the Company).

F-15

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion and analysis contains forward-looking statements within the meaning of the federal securities laws. The safe harbor provided in section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 (“statutory safe harbors”) shall apply to forward-looking information provided pursuant to the statements made in this filing by the Company. We urge you to carefully review our description and examples of forward-looking statements included in the section entitled “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this prospectus. Forward-looking statements speak only as of the date of this prospectus and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this prospectus. Actual events or results may differ materially from such statements. In evaluating such statements, we urge you to specifically consider various factors identified in this prospectus, any of which could cause actual results to differ materially from those indicated by such forward-looking statements. The discussion and analysis should be read in conjunction with the accompanying financial statements and related notes, as well as the risk factors discussed herein.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

However, as of the date of this prospectus, management believes the outcome of currently identified potential claims and lawsuits will not have a material adverse effect on our financial condition or results of operations.

Item 1A. Risk Factors

See “Risk Factors” beginning on Page 21 of this Prospectus.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

On January 3, 2023, we issued 4,054,054 shares of common stock for the partial conversion of $15,000 for convertible note dated June 27, 2022.

On January 3, 2023, we issued 17,000,000 shares of common stock, valued at $0.006 per share, for consulting services.

On January 4, 2023, we issued 10,052,083 shares of common stock for the complete conversion of $36,187 for convertible note dated June 27, 2022.

On January 9, 2023, we issued 4,081,132 shares of common stock for $20,000 of accrued salaries.

On January 9, 2023, we issued 4,000,000 shares of common stock, valued at $0.0049 per share, for consulting services.

On February 6, 2023, we issued 6,060,606 shares of common stock for the partial conversion of $20,000 for convertible note dated August 2, 2022.

On February 7, 2023, we issued 11,386,719 shares of common stock for the complete conversion of $36,437 for convertible note dated August 2, 2022.

On March 21, 2023, we issued 60,224,825 shares of common stock, valued at $0.00216 per share, for an investment in the Company’s Private Placement.

On March 28, 2023, we issued 14,705,882 shares of common stock for the partial conversion of $25,000 for convertible note dated September 27, 2022.

On April 3, 2023, we issued 21,308,333 shares of common stock for the complete conversion of $31,962 for convertible note dated September 27, 2022.

F-16

On April 6, 2023, we issued 40,959,979 shares of common stock for an investment in the Company’s Private Placement of $75,.366.

On April 20, 2023, we issued 25,000,000 shares of common stock, valued at .0024 per share, for consulting services.

On April 24, 2023, we issued 89,639,965 shares of common stock for an investment in the Company’s Private Placement of $150,595.

On April 28, 2023, we issued 20,000,000 shares of common stock for the partial conversion of $30,000 for convertible note dated October 26, 2022.

On May 3, 2023, we issued 17,975,000 shares of common stock for the complete conversion of $26,963 for convertible note dated October 26, 2022.

On May 10, 2023, we issued 16,500,000 shares of common stock for the complete conversion of $82,500 for convertible note dated November 29, 2016.

On May 10, 2023, we issued 27,500,000 shares of common stock for the complete conversion of $110,000 for convertible note dated April 20, 2017.

On May 10, 2023, we issued 13,750,000 shares of common stock for the complete conversion of $27,500 for convertible note dated May 23, 2019.

On June 5, 2023, we issued 33,988,466 shares of common stock for an investment in the Company’s Private Placement of $59,820.

On June 6, 2023, we issued 21,428,571 shares of common stock for the partial conversion of $30,000 for convertible note dated December 5, 2022.

On June 7, 2023, we issued 11,758,929 shares of common stock for the complete conversion of $116,463\for convertible note dated December 5, 2022.

On June 21, 2023, we issued 45,278,200 shares of common stock for an investment in the Company’s Private Placement of $72,445.

On July 7, 2023, we issued 16,542,544 shares of common stock for an investment in the Company’s Private Placement of $26,468.

On July 12, 2023, we issued 11,538,462 shares of common stock for the partial conversion of $15,000 for convertible note dated January 10, 2023.

On July 13, 2023, we issued 21,843,750 shares of common stock for the complete conversion of $26 213 for convertible note dated January 10, 2023.

On July 25, 2023, we issued 59,085,509 shares of common stock for an investment in the Company’s Private Placement of $70,903.

On August 9, 2023, we issued 15,873,016 shares of common stock for the partial conversion of $15,000 for convertible note dated February 8, 2023.

On August 10, 2023, we issued 16,233,766 shares of common stock for the partial conversion of $15,000 for convertible note dated February 8, 2023.

On August 11, 2023, we issued 35,135,932 shares of common stock for an investment in the Company’s Private Placement of $40,758.

On August 14, 2023, we issued 14,285,714 shares of common stock for the complete conversion of $12,000 for the convertible note dated February 8, 2023.

On August 31, 2023, we issued 20,175,569 shares of common stock for an investment in the Company’s Private Placement of $17,755.

On September 6, 2023, we issued 20,000,000 shares of common stock for an investment in the Company’s Private Placement of $10,000.

On September 20, 2023, we committed to issue 2,500,000 shares of common stock, valued at $0.0015 per share, for consulting services, which were subsequently issued on October 3, 2023.

On September 19, 2023, we issued 24,149,625 shares of common stock for an investment in the Company’s Private Placement of $23,184.

On September 20, 2023, we issued 61,757,394 shares of common stock, valued at $0.0016 per share, for consulting services.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Therapeutic Solutions International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Therapeutic Solutions International, Inc. (“the Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Fruci & Associates II, PLLC
We have served as the Company’s auditor since 2019.

Spokane, Washington
March 29, 2023

F-18

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$18,040	$94,036
Restricted cash	11,003	10,223
Accounts receivable	25,398	16,613
Inventory	42,428	39,817
Prepaid expenses and other current assets	212,352	959,307
Total current assets	309,221	1,119,996

Property and equipment, net	273,078	284,024
Right-of-use asset	8,612	34,184
Other assets	3,014,620	277,571

Total assets	$3,605,531	$1,715,775

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$401,992	$394,035
Accounts payable-related parties	7209	9,791
Accrued expenses and other current liabilities	531,783	487,208
Lease liability	8,612	25,374
Notes payable, current portion	4,638	4,071
Convertible notes payable, net of discount of $175,063 and $225,800, at December 31, 2022 and 2021, respectively	65,187	79,200
Notes payable-related parties, net	988,672	965,211
Derivative liabilities	202,144	531,525
Total current liabilities	2,210,237	2,496,415

LONG TERM LIABILITIES
Notes payable, net of current portion	10,507	15,532
Lease liability, net of current portion	-	8,810
TOTAL LIABILITIES	2,220,744	2,520,757

Commitments and contingencies	-	-

Shareholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized, 2 shares and 0 shares issued and outstanding at December 31, 2022 and 2021, respectively	-	-
Common stock, $0.001 par value; 3,500,000,000 shares authorized; 2,617,390,830 and 2,311,123,860 shares issued and outstanding at December 31, 2022 and 2021, respectively.	2,617,392	2,311,125
Additional paid-in capital	16,334,129	10,899,139
Shares to be issued	126,324	-
Subscription receivable	(21,000)	(21,000)
Accumulated deficit	(17,672,058)	(13,994,246)
Total shareholders’ equity (deficit)	1,384,787	(804,982)

Total liabilities and shareholders’ equity (deficit)	$3,605,531	$1,715,775

See accompanying notes to consolidated financial statements.

F-19

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Statements of Operations

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021

Net sales	$206,767	$145,956
Cost of goods sold	79,440	42,544

Gross profit	127,327	103,412

Operating expenses:
General and administrative	491,928	138,710
Salaries, wages, and related costs	444,865	436,555
Consulting fees	432,033	264,540
Legal and professional fees	397,302	773,203
Research and development	1,441,128	794,750
Total operating expenses	3,207,256	2,407,758

Loss from operations	(3,079,929)	(2,304,346)

Other income (expense):
Loss on derivative liabilities	(131,475)	(539,006)
Change in fair value of derivative liabilities	291,123	494,501
Interest expense	(646,089)	(611,794)
Other expense	(110,642)	-
Total other income (expense)	(597,083)	(656,299)

LOSS BEFORE PROVISION FOR INCOME TAXES	(3,677,012)	(2,960,645)

Provision for income taxes	800	800

Net loss	$(3,677,812)	$(2,961,445)

Net loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	2,528,062,958	2,263,126,970

See accompanying notes to consolidated financial statements.

F-20

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Changes in Sharehold’rs’ Deficit

For the Years Ended December 31, 2022 and 2021

	Series A Preferred Stock		Common Stock		Additional Paid-in	Shares to be	Subscription	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Issued	Receivable	Deficit	Deficit
December 31, 2020	-	$-	2,233,741,391	$2,233,742	$7,041,960	$-	$(21,000)	$(11,032,801)	$(1,778,099)

Common stock issued for services	-	-	21,000,000	21,000	837,900	-	-	-	858,900
Common stock issued for prepaid fees	-	-	20,000,000	20,000	1,452,450	-	-	-	1,472,450
Common stock issued for salaries	-	-	8,341,723	8,342	231,457	-	-	-	239,799
Common stock issued for cash	-	-	4,850,075	4,850	280,649	-	-	-	285,499
Common stock issued for land development	-	-	1,500,000	1,500	57,400	-	-	-	58,900
Common stock issued for conversion of convertible notes, accrued interest and derivative liabilities	-	-	21,690,671	21,691	508,044	-	-	-	529,735
Relief of derivative liabilities	-	-	-	-	489,279	-	-	-	489,279
Net loss	-	-	-	-	-	-	-	(2,961,445)	(2,961,445)
December 31, 2021	-	$-	2,311,123,860	$2,311,125	$10,899,139	$-	$(21,000)	$(13,994,246)	$(804,982)

Common stock issued for services	-	-	32,412,577	32,413	557,107	102,000	-	-	691,520
Common stock issued for prepaid fees	-	-	11,000,000	11,000	231,320	-	-	-	242,320
Common stock issued for salaries	-	-	4,812,259	4,812	62,587	-	-	-	67,399
Common stock issued for cash	-	-	44,500,000	44,500	400,500	-	-	-	445,000
Common stock issued for license	-	-	149,402,390	149,402	2,958,168	-	-	-	3,107,570
Common stock issued for conversion of convertible notes, accrued interest and derivative liabilities	-	-	64,139,744	64,140	1,225,308	24,324	-	-	1,313,772
Issuance of preferred stock	2	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	(3,677,812)	(3,677,812)
December 31, 2022	2	$-	2,617,390,830	$2,617,392	$16,334,129	$126,324	$(21,000)	$(17,672,058)	$1,384,787

See accompanying notes to consolidated financial statements.

F-21

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021

Cash flows from operating activities
Net loss	$(3,677,812)	$(2,961,445)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation to consultants	380,820	397,750
Stock-based compensation to related parties	310,700	461,150
Loss on derivative liabilities	131,475	539,006
Change in fair value of derivative liabilities	(291,123)	(494,501)
Amortization of prepaid stock-based compensation	951,748	480,135
Amortization of debt discount	593,463	541,612
Patent amortization	233,685	11,295
Depreciation	10,946	6,772
Changes in operating assets and liabilities:
Accounts receivable	(8,785)	(14,172)
Inventory	(2,611)	(34,418)
Prepaid expenses and other current assets	174,364	64,777
Right-of-use asset	25,572	24,792
Accounts payable	15,166	91,557
Accounts payable - related parties	(9,791)	2,581
Accrued expenses and other current liabilities	169,451	188,979
Lease liability	(25,572)	(24,792)
Net cash used in operating activities	(1,018,304)	(718,922)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-	(260,565)
Deposits	-	4,015
Net cash used in investing activities	-	(256,550)

Cash flows from financing activities
Payments on notes payable to related party	(2,453)	(4,799)
Proceeds from convertible notes payable	505,000	538,750
Payments on notes payable	(4,459)	(2,068)
Proceeds from sale of common stock	445,000	285,499
Net cash provided by financing activities	943,088	817,382

Net increase (decrease) in cash, cash equivalents and restricted cash	(75,216)	(158,090)
Cash, cash equivalents and restricted cash at beginning of period	104,259	262,349
Cash, cash equivalents and restricted cash at end of period	$29,043	$104,259

Supplemental cash flow information:
Cash paid for interest	$3,173	$3,312
Cash paid for income taxes	$800	$800

Non-cash investing and financing transactions:
Original issuance discount on convertible notes payable	$39,000	$33,500
Debt discount recorded in connection with derivative liability	$503,726	$538,750
Common stock issued in conversion of convertible notes payable and interest	$1,313,772	$1,019,014
Property and equipment purchased with note payable	$-	$21,671
Common stock issued for prepaid fees	$242,320	$1,472,450
Common stock issued for accrued salaries	$67,399	$239,799
Accrued interest added to principal	$25,914	$25,912
Common stock issued for license	$3,107,570	$-
Common stock issued for land development	$-	$58,900

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$18,040	$94,036
Restricted cash	11,003	10,223
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows:	$29,043	$104,259

See accompanying notes to consolidated financial statements.

F-22

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 1 – Organization and Business Description

Therapeutic Solutions International, Inc. (“TSI” or the “Company”) was organized August 6, 2007 under the name Friendly Auto Dealers, Inc., under the laws of the State of Nevada. In the first quarter of 2011 the Company changed its name from Friendly Auto Dealers, Inc. to Therapeutic Solutions International, Inc., and acquired Splint Decisions, Inc., a California corporation.

Business Description

Currently, the Company is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one’s immune system.

Activating one’s immune system is now an accepted method to treat certain cancers, reduce recovery time from viral or bacterial infections and to prevent illness. Additionally, inhibiting one’s immune system is vital for reducing inflammation, autoimmune disorders and allergic reactions.

TSOI is developing a range of immune-modulatory agents to target certain cancers, schizophrenia, suicidal ideation, traumatic brain injury, lung pathologies, and for daily health.

Cellular Division – TSOI obtained exclusive rights to a patented adult stem cell for development of therapeutics in the area of chronic traumatic encephalopathy (CTE) and traumatic brain injury (TBI) and Lung Pathology (LP).

The stem cell licensed, termed “JadiCell” is unique in that it possesses features of mesenchymal stem cells, however, outperforms these cells in terms of a) enhanced growth factor production; b) augmented ability to secrete exosomes; and c) superior angiogenic and neurogenic ability.

Chronic Traumatic Encephalopathy (CTE) is caused by repetitive concussive/sub-concussive hits to the head sustained over a period of years and is often found in football players. The condition is characterized by memory loss, impulsive/erratic behavior, impaired judgment, aggression, depression, and dementia. In many patients with CTE, it is anatomically characterized by brain atrophy, reduced mass of frontal and temporal cortices, and medial temporal lobe. TSOI has previously filed several patents in the area of CTE based on modulating the brain microenvironment to enhance receptivity of regenerative cells such as stem cells. On March 4, 2021 the Company received an IND Serial # 27377 for a clinical trial of 10 patients with CTE.

On August 4th, 2021, the Company announced clearance from the Food and Drug Administration (FDA) to initiate a Phase III pivotal trial for registration of the Company’s JadiCell™ universal donor stem cell as a treatment for COVID-19 associated lung failure under IND # 19757. In previous studies the Company has demonstrated the superior activity of JadiCell™ to other types of stem cells including bone marrow, adipose, cord blood, and placenta. Furthermore, the JadiCell™ was shown to be 100% effective in saving the lives of COVID-19 patients under the age of 85 in a double-blind placebo controlled clinical trial with patients in the ICU on a ventilator. In patients over the age of 85 the survival rate was 91%.

In addition, the Company has filed data with the FDA, as part of IND #17448, which demonstrated that treatment of cancer patients with StemVacs™ resulted in enhanced activity of a type of immunological cell called “natural killer” cells, otherwise known as “NK cells.”

The Company has also developed an allogenic version of StemVacs and has filed patents to cover activating universal donor immune system cells called dendritic cells in a manner so that upon injection they reprogram the body’s NK cells.

Most recently the Company announced filing of a patent for a new hybrid cell created by the Company capable of training the immune system to kill blood vessels feeding cancer, but sparing healthy blood vessels. These discoveries are an extension of previous findings from the Company showing that StemVacs is capable of suppressing new blood vessel production.

On May 9, 2022, the Company filed an Investigational New Drug Application for Treatment of Chronic Obstructive Pulmonary Disease (COPD) Using JadiCell™ Universal Donor Adult Stem Cells under IND Serial # 28508.

F-23

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Management does not expect existing cash as of December 31, 2022 or as of March 31, 2023 to be sufficient to fund the Company’s operations for at least twelve months from the issuance date of these financial statements. These financial statements have been prepared on a going concern basis which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of December 31, 2022, the Company has incurred losses totaling $17.3 million since inception, has not yet generated material revenue from operations, and will require additional funds to maintain its operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through its existing financial resources and we may also raise additional capital through equity offerings, debt financings, collaborations and/or licensing arrangements. If adequate funds are not available on acceptable terms, we may be required to delay, reduce the scope of, or curtail, our operations. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Basis of presentation and significant accounting policies

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In the opinion of the Company’s management, the consolidated financial statements include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position for the periods presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Therapeutic Solutions International, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. No material activity in any subsidiaries.

Accounts Receivable

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts, and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

The Company recorded an allowance for doubtful accounts of $6,807 as of both December 31, 2022 and 2021, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606,”Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, the Company applies the following methodology to recognize revenue:

1)	Identify the contract with a customer.
2)	Identify the performance obligations in the contract.
3)	Determine the transaction price.
4)	Allocate the transaction price to the performance obligations in the contract.
5)	Recognize revenue when (or as) the entity satisfies a performance obligation.

ASC 606 provides that sales revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company generally satisfies performance obligations upon shipment of the product or service to the customer. This is consistent with the time in which the customer obtains control of the product or service.

Returns. We will gladly accept the return of products that are defective due to defects in manufacturing and/or workmanship.

Wholesale policies:

Delivery. The Goods shall be deemed delivered when Buyer has accepted delivery at the above-referenced location. The shipping method shall be determined by Seller, but Buyer will not be responsible for shipping costs.

F-24

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 2 – Basis of presentation and significant accounting policies (Continued)

Purchase Price & Payments. Seller agrees to sell the Goods to Buyer for Fifty Percent (50%) off Sellers listed retail price (see Exhibit A). Seller will provide an invoice to Buyer at the time of delivery. All invoices must be paid, in full, within thirty (30) days. Any balances not paid within thirty (30) days will be subject to a five percent (5%) late payment penalty. In the event Buyer exceeds the aggregate of $500,000.00 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $750,000.00. In the event Buyer exceeds the aggregate of $750,000.00 worth of aforementioned products having been purchased, delivered, and paid for, Buyer will be entitled to an additional Five Percent (5%) discount up to the aggregate of $1,500,000.00. All future sales after initial $1,500,000 in aggregate purchases will be sold at 60% off retail.

Inspection of Goods & Rejection. Buyer is entitled to inspect the Goods upon delivery. If the Goods are unacceptable for any reason, Buyer must reject them at the time of delivery up to five (5) business days from the date of delivery. If Buyer has not rejected the Goods within five (5) business days from the date of delivery, Buyer shall have waived any right to reject that specific delivery of Goods. In the event Buyer rejects the Goods, Buyer shall allow Seller a reasonable time to cure the deficiency. A reasonable time period shall be determined by industry standards for the particular Goods, as well as the Seller and Buyer.

Risk of Loss. Risk of loss will be on the Seller until the time when the Buyer accepts delivery. Seller shall maintain any and all necessary insurance in order to insure the Goods against loss at Seller’s own expense

Retail policies of e-commerce:

Returns. We will gladly accept the return of products that are defective due to defects in manufacturing and/or workmanship. Fulfillment mistakes that may be made which result in the shipment of incorrect products to you will also be accepted for return.

Shipping. Shipping Time –Most orders will ship the next business day, provided the product ordered is in stock. Orders are not processed or shipped on Saturday or Sunday, except by prior arrangement. We cannot guarantee when an order will arrive. Consider any shipping or transit time offered to you by this site or other parties only as an estimate. We encourage you to order in a timely fashion to avoid delays caused by shipping or product availability. Shipping for Amazon and Walmart are shipped to the fullfillment centers based on inventory amounts. Orders are shipped to customers by the companies as ordered on their websites.

Out of Stock. We will ship your product as it becomes available. Usually, products ship by the next business day. However, there may be times when the product you have ordered is out-of-stock, which will delay fulfilling your order. We will keep you informed of any products that you have ordered that are out-of-stock and unavailable for immediate shipment. You may cancel your order at any time prior to shipping.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2022 and 2021, the Company had $0 in excess of the FDIC insured limit.

Inventories

Inventories are stated at lower of cost (using the first-in, first-out method, “FIFO”) or market. Inventories consist of purchased materials and assembly items.

Derivative Liabilities

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts and for hedging activities.

F-25

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 2 – Basis of presentation and significant accounting policies (Continued)

As a matter of policy, the Company does not invest in separable financial derivatives or engage in hedging transactions. However, the Company entered into certain debt financing transactions in fiscal 2022 and 2021, as disclosed in Note 5, containing certain conversion features that have resulted in the instruments being deemed derivatives. We evaluate such derivative instruments to properly classify such instruments within equity or as liabilities in our financial statements. Our policy is to settle instruments indexed to our common shares on a first-in-first-out basis.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

Instruments classified as derivative liabilities are remeasured using the Black-Scholes model at each reporting period (or upon reclassification) and the change in fair value is recorded on our consolidated statement of operations. We recorded derivative liabilities of $202,144 and $531,525 at December 31, 2022 and 2021, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaids, convertible notes, and payables. The carrying amount of cash and cash equivalents and payables approximates fair value because of the short-term nature of these items.

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. Fair value measurements are required to be disclosed by level within the following fair value hierarchy:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs lack observable market data to corroborate management’s estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

When determining fair value, whenever possible the Company uses observable market data, and relies on unobservable inputs only when observable market data is not available. As of December 31, 2021 and 2020, the Company has level 3 fair value calculations on derivative liabilities. The table below reflects the results of our Level 3 fair value calculations:

The following is the change in derivative liability for the years ended December 31, 2022 and 2021:

Balance, December 31, 2020	$437,549

Issuance of new derivative liabilities	1,077,756
Conversions	(489,279)
Change in fair market value of derivative liabilities	(494,501)

Balance, December 31, 2021	531,525

Issuance of new derivative liabilities	674,971
Conversions	(713,229)
Change in fair market value of derivative liabilities	(291,123)
Balance, December 31, 2022	$202,144

F-26

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Use of Estimates

Estimates were made relating to valuation allowances, impairment of assets, share-based compensation expense and accruals. Actual results could differ materially from those estimates.

Comprehensive Loss

Comprehensive loss for the periods reported was comprised solely of the Company’s net loss.

Net Loss Per Share

Basic loss per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued, if such additional common shares were dilutive. Since we had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded as their effect would be antidilutive.

As of December 31, 2022 and 2021, a total of 267,136,056 and 95,273,690, respectively, potential common shares, consisting of shares underlying outstanding convertible notes payable were excluded as their inclusion would be antidilutive.

Depreciation and Amortization

Depreciation is calculated using the straight line method over the estimated useful lives of the assets. Amortization is computed using the straight line method over the term of the agreement. Depreciation expense for the years ended December 31, 2022 and 2021 was $10,946 and $6,772, respectively.

Intangible Assets

Intangible assets consisted primarily of intellectual properties such as proprietary nutraceutical formulations. Intellectual assets are capitalized in accordance with ASC Topic 350 “Intangibles – Goodwill and Other.” Intangible assets with finite lives are amortized over their respective estimated lives and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Amortization expense for the years ended December 31, 2022 and 2021 was $233,685 and $11,295, respectively.

Long-lived Assets

In accordance with ASC 360, Property, Plant and Equipment, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Shipping and Handling

The Company recognizes shipping and handling billed to customers as a component of net revenues, and the cost of shipping and handling within general administrative expenses.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2022 and 2021 were $4,132 and $0, respectively.

Research and Development

Research and Development costs are expensed as incurred. Research and Development expenses were $1,441,128 and $794,750 for the years ended December 31, 2022 and 2021, respectively.

Income Taxes

The Company accounts for income taxes under ASC 7”0 “Income Tax”s,” which codified SFAS 10”, “Accounting for Income Ta”es” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

F-27

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 2 – Basis of presentation and significant accounting policies (Continued)

Stock-Based Compensation

Compensation expense for stock issued to employees is determined as the fair value of consideration or services received or the fair value of the equity instruments issued, whichever is more reliably measured. The Financial Accounting Standards Board (FASB) issued ASU 2018-07 to expand the scope of Topic 718 to include share-based payments issued to nonemployees. The effective date for public companies is for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the effective date is fiscal years beginning after December 15, 2019. The Company adopted during the year ended December 31, 2018 for which there was no impact on the consolidated financial statements. The Company issues shares for multiyear consulting agreements which are restricted and nonrefundable shares.

Leases

On February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 became effective for the Company in the first quarter of 2019 and was adopted on a modified retrospective transition basis for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company recorded a Right-of-use asset and a Lease Liability of $8,612 as of December 31, 2022.

Note 3 – Restricted cash

Included in current assets is a $10,000 certificate of deposit with an annual interest rate of 0.6%. This certificate matures on June 17, 2023, and is used as collateral for a Company credit card, pursuant to a security agreement dated June 20, 2011.

Note 4 – Prepaid expense and other current assets

Prepaid expenses and other current assets consist of the following:

	December 31, 2022	December 31, 2021

Prepaid consulting	$148,550	$930,893
Insurance	1,141	987
Prepaid costs	62,661	27,427
Total	$212,352	$959,307

Note 5 – Fixed assets

Fixed assets consist of the following:

	December 31, 2022	December 31, 2021

Land	$235,223	$235,223
Vehicles	50,514	50,514
Computer hardware	6,135	5,935
Office furniture and equipment	7,912	7,912
Shipping and other equipment	1,575	1,575
Total	301,359	301,159
Accumulated depreciation	(28,281)	(17,135)
Property and equipment, net	$273,078	$284,024

Depreciation expense was $10,946 and $6,772 for the years ended December 31, 2022 and 2021, respectively.

Note 6 – Other assets

Other assets consist of the following:

	December 31, 2022	December 31, 2021

Prepaid consulting	$7,537	$108,673
Deposit	4,123	39,823
Licenses, net	3,002,960	129,075
Total	$3,014,620	$277,571

F-28

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Prepaid consulting agreements are for one to two years and are expensed monthly over the term of the agreement. The net licenses amount above consists of the following:

	December 31, 2022	December 31, 2021

Licenses	$3,261,122	$153,552
Accumulated amortization	(258,162)	(24,477)
Licenses, net	$3,002,960	$129,075

Amortization expense for the years ended December 31, 2022 and 2021 was $233,685 and $24,477, respectively.

As of June 1, 2019, we entered into a license agreement, which will be amortized over the life of the Patent. The Patent expires December 31, 2032. The Exclusive Patent License to the Jadi Cell is for use under the designated areas of CTE (Chronic Traumatic Encephalopathy), and TBI (Traumatic Brain Injury). The Jadi Cell is an cGMP grade and Research grade manufactured allogenic mesenchymal stem cells derived from US Patent No.: 9,803,176 B2. Forward looking the Company intends to file an Investigational New Drug Application (IND) for brain injured patients who have been intensively cared for and mechanically ventilated due to covid-19 illness and a second IND for CTE/TBI as well in keeping with the spirit of the licensing agreement to advance the Jadi Cell through to FDA Approval for CTE/TBI.

On February 9, 2021, the Company issued a Convertible Promissory Note (CPN) to JadiCell LLC that was never fully executed while the parties worked to finalize the agreement that resulted in an Exclusive Patent License Agreement (EPLA) being executed on September 15, 2021. Finally, a Settlement Agreement was entered into on February 23, 2022. On February 23, 2022, we issued 149,402,390 shares of common stock, valued at $0.0208 per share, for the EPLA, with a final value of the license being recorded at $3,107,570. The Patent expires December 31, 2032. The Exclusive Patent License to the Jadi Cell is for use under the designated areas of all applicable Lung Pathology. The Jadi Cell is an cGMP grade and Research grade manufactured allogenic mesenchymal stem cells derived from US Patent No.: 9,803,176 B2 and will be amortized over the 10 year life of the Patent. As of March 25, 2022, we entered into a asset transfer and license agreement, which will be amortized over the life of the agreement. The agreement is until March 24, 2027. The Company has made an initial payment of $200,000. Within six months, the Company will make a second payment of $1.8 million. The agreement is in default and the initial paymentof $200,000 was expensed to research & development.

Note 7 – Convertible notes payable

At various times during the year ended December 31, 2022, the Company entered into convertible promissory notes with principal amounts totaling $544,000 with third parties for which the proceeds were used for operations. The Company received net proceeds of $505,000, and a $39,000 original issuance discount was recorded. The convertible promissory notes incur interest at a rate of 10% per annum and mature on dates ranging from January 1, 2023 to December 5, 2023. The convertible promissory notes are convertible to shares of the Company’s common stock 180 days after issuance. The conversion price per share is equal to a percentage of 63% of the average of the three (3) lowest trading prices of the Company’s common stock during the fifteen (15) trading days immediately preceding the applicable con’ersion date. The trading price is defined within the agreement as the closing bid price on the applicable trading market. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at December 31, 2022 a total of 267,136,056 common shares in connection with these promissory notes.

F-29

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 7 – Convertible notes payable (continued)

At various times during the year ended December 31, 2021, the Company entered into convertible promissory notes with principal amounts totaling $572,250 with third parties for which the proceeds were used for operations. The Company received net proceeds of $538,750, and a $33,500 original issuance discount was recorded. The convertible promissory notes incur interest at rates ranging from 10% to 12% per annum and mature on dates ranging from January 25, 2022 to December 15, 2022. The convertible promissory notes are convertible to shares of the Company’s common stock 180 days after issuance. The conversion price per share is equal to apercentage ranging from 61% to 63% of the average of the three (3) lowest trading prices of the Company’s common stock during the fifteen (15) trading days immediately preceding the applicable conversion date. The trading price is defined within the agreement as the closing bid price on the applicable trading market. The Company has the option to prepay the convertible notes in the first 180 days from closing subject to prepayment penalties ranging from 120% to 145% of principal balance plus interest, depending upon the date of prepayment. The convertible promissory notes include various default provisions for which the default interest rate increases to 22% per annum with the outstanding principal and accrued interest increasing by 150%. The Company was required to reserve at December 31, 2021 total of 95,273,690 common shares in connection with these promissory notes.

Derivative liabilities

These convertible promissory notes are convertible into a variable number of shares of common stock for which there is not a floor to the number of common stock we might be required to issue. Based on the requirements of ASC 815 Derivatives and Hedging, the conversion feature represented an embedded derivative that is required to be bifurcated and accounted for as a separate derivative liability. The derivative liability is originally recorded at its estimated fair value and is required to be revalued at each conversion event and reporting period. Changes in the derivative liability fair value are reported in operating results each reporting period.

For the notes issued during the year ended December 31, 2022, the Company valued the conversion features on the date of issuance resulting in initial liabilities totaling $674,971. Since the fair value of the derivative was in excess of the proceeds received, a full discount to convertible notes payable and a day one loss on derivative liabilities of $171,245 was recorded during the year ended December 31, 2022. The Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0058 to $0.0143, the closing stock price of the Company’s common stock on the dates of valuation ranging from $0.008 to $0.0272, an expected dividend yield of 0%, expected volatilities ranging from 148%-216%, risk-free interest rate ranging from 0.48% to 4.77%, and an expected term of one year.

During the year ended December 31, 2022, convertible notes principal plus their accrued interest totaling $774,176 were converted into 68,193,798 shares of common stock, of which 4,054,054 are yet to be issued as of December 31, 2022. At each conversion date, the Company recalculated the value of the derivative liability associated with the convertible note recording a gain (loss) in connection with the change in fair market value. In addition, the fair value of the shares of common stock issued in excess or deficit of the pro-rata portion of the derivative liability as compared to the portio of the convertible note converted was recorded as a loss or gain on derivative liabilities. During the year ended December 31, 2022, the Company recorded $39,770 to gain on derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0038 to $0.016, the closing stock price of the Company’s common stock on the dates of valuation ranging from $0.006 to $0.026, an expected dividend yield of 0%, expected volatility ranging from 63% to 191%, risk-free interest rates ranging from 0.51% to 4.74%, and expected terms ranging from 0.44 to 0.50 years.

On December 31, 2022, the derivative liabilities on the remaining convertible notes were revalued at $202,144 resulting in a gain of $291,123 for the year ended December 31, 2022 related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: exercise price of $0.0038, the closing stock price of the Company’s common stock on the date of valuation of $0.006, an expected dividend yield of 0%, expected volatility ranging from 96% to 120%, risk-free interest rate of 4.71%, and an expected term ranging from 0.49 to 0.93 years.

For the notes issued during the year ended December 31, 2021, the Company valued the conversion features on the date of issuance resulting in initial liabilities totaling $1,077,756. Since the fair value of the derivative was in excess of the proceeds received, a full discount to convertible notes payable and a day one loss on derivative liabilities of $539,006 was recorded during the year ended December 31, 2021. The Company valued the conversion feature using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0039 to $0.0351, the closing stock price of the Company’s common stock on the dates of valuation ranging from $0.0217 to $0.0540, an expected dividend yield of 0%, expected volatilities ranging from 197%-264%, risk-free interest rate ranging from 0.05% to 0.29%, and an expected term of one year.

F-30

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 7 – Convertible notes payable (Continued)

During the year ended December 31, 2021, convertible notes principal plus their accrued interest totaling $529,735 were converted into 21,690,671 shares of common stock. At each conversion date, the Company recalculated the value of the derivative liability associated with the convertible note recording a gain (loss) in connection with the change in fair market value. In addition, the pro-rata portion of the derivative liability as compared to the portion of the convertible note converted was reclassed to additional paid-in capital. During the year ended December 31, 2021, the Company recorded $489,279 to additional paid-in capital. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0136 to $0.035, the closing stock price of the Company’s common stock on the dates of valuation ranging from $0.022 to $0.057, an expected dividend yield of 0%, expected volatility ranging from 125% to 251%, risk-free interest rates ranging from 0.06% to 0.29%, and expected terms ranging from 0.48 to 0.50 years.

On December 31, 2021, the derivative liabilities on the remaining five convertible notes were revalued at $531,525 resulting in a gain of $494,501 for the year ended December 31, 2021 related to the change in fair value of the derivative liabilities. The derivative liabilities were revalued using the Black-Scholes option pricing model with the following assumptions: conversion prices ranging from $0.0123 to $0.0127, the closing stock price of the Company’s common stock on the date of valuation of $0.029, an expected dividend yield of 0%, expected volatility ranging from 165% to 218%, risk-free interest rate of 0.39%, and an expected term ranging from 0.53 to 0.96 years.

The Company amortizes the discounts over the term of the convertible promissory notes using the straight line method which is similar to the effective interest method. During the years ended December 31, 2022 and 2021, the Company amortized $593,463 and $541,612 to interest expense, respectively. As of December 31, 2022, discounts of $175,063 remained for which will be amortized through December 2023.

Note 8 – Notes payable-related parties

Notes payable-related parties consist of:

	December 31, 2022	December 31, 2021

Note payable – Scientific Advisory Board Member, unsecured, including interest at 10% per annum, with a maturity date of December 31, 2019	$-	$2,356

One notes payable – Chief Executive Officer, unsecured, including interest at 8% and 10% per annum, respectively, with maturity date of December 31, 2019	29,090	27,577

One note payable – Chief Executive Officer, unsecured, no interest, paid from a % of revenues	534,448	534,544

Note payable – Chief Financial Officer, unsecured, including interest at 8% per annum, with a maturity date of December 31, 2019	124,800	118,400

Three notes payable – Business Advisory Board Member, unsecured, including interest at 8% and 10% per annum, convertible into common stock at $0.005 and $0.004, respectively, with maturity date of April 20, 2019	30,334	282,334
	988,672	965,211

	$988,672	$965,211

F-31

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 9 – Related party transactions

As of December 31, 2019 and 2018, the Company had accrued officers’ salary of $439,534 and $663,100, respectively. One of the officers settled with the company for a note payable that is unsecured on November 8, 2019 and doesn’t accrue interest and will be paid as 0.5% of revenues. This decreased accrued officers’ salary. The note is still outstanding as of December 31, 2022 and 2021. Payments for the years ended December 31, 2022 and 2021 was $97 and $101, respectively.

In 2021, we issued 7,544,848 shares of common stock for $239,800 of accrued salaries to one officer of the Company under a Restricted Stock Award.

On June 18, 2021, we issued 2,000,000 shares of common stock, to one officer and one director of the Company under a Restricted Stock Award for $94,600.

On November 30, 2021, we issued 7,000,000 shares of common stock to four officers and one director under a Restricted Stock Award for $224,000.

In 2022, we issued 4,812,259 shares of common stock for $67,399 of accrued salaries to one officer of the Company under a Restricted Stock Award.

On April 5, 2022, we issued 7,000,000 shares of common stock, to four officers and one director of the Company under a Restricted Stock Award for $175,700.

On September 8, 2022, we issued 4,000,000 shares of common stock to one officer and one director under a Restricted Stock Award for $46,400.

On November 2, 2022, we issued 3,000,000 shares of common stock to one director under a Restricted Stock Award for $29,700.

On December 30, 2022, we committed to issue 14,000,000 shares of common stock, to four officers and one director of the Company under a Restricted Stock Award for $84,000, which were subsequently issued on January 3, 2023.

F-32

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 10 – Income taxes

The Company is subject to United States federal and state income taxes at an approximate rate of 30%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	December 31, 2022	December 31, 2021

Expected income tax at statutory rate	$(709,666)	$(621,735)
State tax	(101,347)	168
Permanent differences	405,376	404,872
Other	-	(71,992)
Change in valuation allowance	406,437	289,487
Provision for income taxes	$800	$800

The significant components of deferred income tax assets and liabilities at December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021

Net operating loss carry-forward	$2,364,249	$1,957,812
Valuation allowance	(2,364,249)	(1,957,812)
Net deferred tax asset	$-	$-

The Company has Federal net operating loss carryforwards of approximately $9.4 million and $7.5 million as of December 31, 2022 and 2021, respectively. The Company has state net operating loss carryforwards of approximately $7.4 million and $5.5 million as of December 31, 2022 and 2021, respectively. The net operating loss carryforwards are available to offset taxable income in future years, of which approximately $5 million expires beginning in fiscal 2032. Net operating loss carrforwards incurred after 2018 are carried on indefinitely.

As of and for the years ended December 31, 2022 and 2021, management does not believe the Company has any uncertain tax positions. Accordingly, there are no recognized tax benefits at December 31, 2022 and 2021.

The Company is subject to tax in the United States and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities starting in 2019. The Company currently is not under examination by any tax authority.

Note 11 – Equity

Our authorized capital stock consists of an aggregate of 3,505,000,000 shares, comprised of 3,500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, which may be issued in various series from time to time and the rights, preferences, privileges and restrictions of which shall be established by our board of directors. As of December 31, 2022, we have 2,617,390,830 shares of common stock and 2 preferred shares issued and outstanding.

In 2021, we issued 4,850,075 shares of common stock for an investment in the Company’s Private Placement of $285,500.

In 2021, we issued 21,000,000 shares of common stock, valued at $858,900 for consulting services.

In 2021, we issued 8,341,723 shares of common stock, valued at $239,799 for salaries.

In 2021, we issued 1,500,000 shares of common stock, valued at $58,900 for land development.

In 2021, we issued 21,690,671 shares of common stock for the conversion of convertible notes of $1,019,014.

F-33

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 11 – Equity (continued)

In 2022, we issued 44,500,000 shares of common stock for an investment in the Company’s Private Placement of $445,000.

In 2022, we issued 32,412,577 shares of common stock, valued at $691,520 for consulting services.

In 2022, we committed to issue 3,000,000 shares of common stock, valued at $18,000 for consulting services, which were issued on January 3, 2023.

In 2022, we issued 4,812,259 shares of common stock, valued at $67,399 for salaries.

In 2022, we issued 149,402,390 shares of common stock, valued at $3,107,570 for a license.

In 2022, we issued 11,000,000 shares of common stock, valued at $242,320 for prepaid fees.

In 2022, we issued 64,139,744 shares of common stock for the conversion of convertible notes of $1,313,772.

In 2022, we committed to issue 4,054,054 shares of common stock for the conversion of convertible notes of $15,000, which were issued on January 3, 2023.

Note 12 – Legal proceedings

From time to time, claims are made against us in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

However, as of the date of this report, management believes the outcome of currently identified potential claims and lawsuits will not have a material adverse effect on our financial condition or results of operations.

Note 13 – Commitments and Contingencies

Effective March 1, 2020, the Company entered into a fifth amendment to a Lease Agreement for property located in Oceanside, CA. The lease consists of approximately 1,700 square feet and the amendment is for a term of 36 months and expires on April 30, 2023.

During the year ended December 31, 2022 and 2021, the Company incurred rent expense of $25,044 and $22,768.

The lease will expire in 2023. The weighted average discount rate used for this lease is 5% (average borrowing rate of the Company). Maturities of Leases were:

Future minimum lease payments as of December 31, 2022 are as follows:

For the year ending December 31,

2023	$8,612

Effective November 8, 2019, the Company entered into a royalty agreement with one of the officers, refer to Note 9.

Note 14 – Subsequent events

On January 3, 2023, we issued 4,054,054 shares of common stock for the partial conversion of $15,000 for convertible note dated June 27, 2022.

On January 3, 2023, we issued 17,000,000 shares of common stock, valued at $0.006 per share, for consulting services.

On January 4, 2023, we issued 10,052,083 shares of common stock for the complete conversion of $36,188 for convertible note dated June 27, 2022.

On January 9, 2023, we issued 4,081,632 shares of common stock for $20,000 of accrued salaries.

F-34

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

Consolidated Notes to Financial Statements

December 31, 2022

Note 14 – Subsequent events (continued)

On January 9, 2023, we issued 4,000,000 shares of common stock, valued at $0.049 per share, for consulting services.

On February 6, 2023, we issued 6,060,606 shares of common stock for the partial conversion of $20,000 for convertible note dated August 2, 2022.

On February 7, 2023, we issued 11,386,719 shares of common stock for the complete conversion of $36,438 for convertible note dated August 2, 2022.

On February 21, 2023, we issued 60,224,825 shares of common stock, valued at $0.00216 per share, for an investment in the Company’s Private Placement.

On or about March 21, 2023, the Board of Directors of Therapeutic Solutions International, Inc. (“TSOI”), by unanimous approval, and with the unanimous approval of the Preferred A Stock holders representing at least 51% of all shareholders with the right to vote, pursuant to Nevada Revised Statutes Section NRS 78.215, has approved a one-time dividend, to be awarded to stockholders of TSOI in subsidiary Campbell Neurosciences, Inc., a Delaware corporation (“CNSI”). To receive the dividend by future election you must hold TSOI common at the market close of April 7, 2023. The dividend rate of conversion shall be for every share of TSOI common you will receive 0.0034 shares of CNSI.

TSOI, which owns 15,660,000 (31%) of the shares of CNSI common stock, would like to issue a dividend consisting of 10,000,000 shares of its holdings in CNSI to TSOI shareholders at a ratio of 0.00365 shares of CNSI stock for each one (1) share owned in TSOI stock as of April 7, 2023 (“Dividend Offer”) on April 8, 2023 (“Dividend Offer Date”). The Dividend Offer will remain open for Ninety (90) days from the Dividend Offer Date.

A letter will be mailed to every shareholder of record details of how to accept the Dividend Offer and a fully pre-paid return acceptance letter containing the necessary information for issuance. In addition, a Shareholder’s Rights Agreement will be enclosed, an executed copy to be returned with acceptance.

Required forms and documents shall be filed with FINRA describing the identity of the parties and the Dividend Offer timely.

In accordance with ASC 855, the Company has analyzed its operations subsequent to December 31, 2022 through the date these financial statements were issued, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

F-35

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the common stock, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission - Registration Fee (1)(2)	$1,102.00
State filing Fees	$500.00
EDGARizing Costs	$500.00
Accounting Fees and Expenses	$1,000.00
Legal Fees and Expenses	$10,000.00
Miscellaneous	$0.00
Total	$13,102.00

Note 1: These fees, other than the Registration Fee, are calculated based on the dollar amount of the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.

Note 2: Note: The difference in registration fees stated in the recently filed S-3 on 9/27/2022 and the S-1 filed on October 31, 2022, represents the change in registration fee rate that was put into effect October 1, 2022.

None of the expenses of the offering will be paid by the selling security holders.

Indemnification of Directors and Officers

Article 6 of our Articles of Incorporation exculpates our directors and officers from certain monetary liabilities. Article 6 of our Articles of Incorporation provides that we shall indemnify all directors (and all persons serving at our request as a director or officer of another corporation) to the fullest extent permitted by Nevada law.

Further pursuant to Article 6, the expenses of the indemnified person incurred in defending a civil suit or proceeding must be paid by us as incurred and in advance of the final disposition of the action, suit, or proceeding under receipt of an undertaking by or on behalf of the indemnified person to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

The foregoing indemnification obligations could result in us incurring substantial expenditures, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties even though such actions, if successful, might otherwise benefit us and our stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Recent Sales of Unregistered Securities

There have been no recent sales of unregistered securities during the relevant time period prior to this registration and Prospectus.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any material or changed information with respect to the plan of distribution not previously disclosed in the registration statement or an material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus, supplemental prospectus, or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Balance of Page Intentionally Left Blank]

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the San Diego County, California, on January 4, 2024.

Therapeutic Solutions International, Inc.

By:	/s/: Timothy G. Dixon
Timothy G. Dixon, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/: Timothy G. Dixon
Timothy G. Dixon	Chairman, President & CEO (Principal Executive Officer)	January 4, 2024
/s/: Thomas Ichim
Thomas Ichim, PhD	Director	January 4, 2024

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[OUTSIDE BACK COVER]

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
[A Nevada Corporation]

701 Wild Rose Lane

Elk City, Idaho 83525

760-295-7208

January 3, 2024

PROSPECTUS

Up to 300,000,000 Additional Shares of Common Stock

Total Registered Shares up to 313,367,703

Until September 19, 2024, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a Prospectus pursuant to the securities Purchase Agreement.

(1) See the “Securities Purchase Agreement” description under the Prospectus Summary and the “Plan of Distribution” for a more detailed explanation of the identity, rights, obligation, and terms and conditions for the purchase of securities by the selling shareholder.